                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                               FIRSTENERGY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      Ohio
                          (STATE OR OTHER JURISDICTION
                       OF INCORPORATION OR ORGANIZATION)
                                      4911
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)
                                   34-1843785
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                               FIRSTENERGY CORP.
                              76 South Main Street
                               Akron, Ohio 44308
                                 (330) 384-5778
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------
                                DAVID L. FELTNER
                              Ohio Edison Company
                              76 South Main Street
                               Akron, Ohio 44308
                                 (330) 384-5778
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)
                               ------------------
                                   COPIES TO:

                             JOHN H. BYINGTON, JR.
                      Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1000
                                GORDON S. KAISER
                        Squire, Sanders & Dempsey L.L.P.
                                 4900 Key Tower
                             Cleveland, Ohio 44114
                                 (216) 479-8500

                               ------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger of (i) Centerior Energy Corporation with and into the Registrant (immediately after the merger of a wholly owned subsidiary of the Registrant with and into Centerior) and (ii) another wholly owned subsidiary of the Registrant with and into Ohio Edison Company pursuant to the Merger Agreement described in the Proxy Statement contained herein have been satisfied or waived.
                               ------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                               ------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS                      PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
   OF SECURITIES TO BE      AMOUNT TO BE     OFFERING PRICE      AGGREGATE        REGISTRATION
       REGISTERED          REGISTERED(1)      PER UNIT(2)    OFFERING PRICE(3)       FEE(4)
-------------------------------------------------------------------------------------------------
Common Stock, $0.10 par
  value.................. 230,300,000 shares      $23.125      $5,325,295,513      $1,613,726
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) The amount of common stock, $0.10 par value, of the Registrant to be registered has been determined on the basis of the conversion numbers for such shares in the Merger (0.525 (525/1000) of a share of FirstEnergy Common Stock for each outstanding share of common stock, without par value, of Centerior and one share of FirstEnergy Common Stock for each outstanding share of common stock, $9.00 par value, of Ohio Edison), and the maximum number of shares of Centerior Common Stock (148,025,928) and Ohio Edison Common Stock (152,569,437) to be converted in the Merger.

(2) Estimated pursuant to Rules 457(c) and 457(f) of the Securities Act of 1933, based upon the average of the high and low sales price of a share of Ohio Edison Common Stock on the New York Stock Exchange, Inc. Composite Tape on January 28, 1997.

(3) Estimated pursuant to Rules 457(c) and 457(f) of the Securities Act of 1933, based on the sum of (a) 152,569,437 shares of Ohio Edison Common Stock multiplied by the Proposed Maximum Offering Price Per Unit and (b) the product of (i) 148,025,928 shares of Centerior Common Stock multiplied by
    0.525 ( 525/1000) and (ii) the Proposed Maximum Offering Price Per Unit.

(4) Calculated pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933 as one-thirty-third of one percent of the proposed maximum aggregate offering price.
                               ------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[OHIO EDISON LOGO]                                       [CENTERIOR ENERGY LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of Ohio Edison Company and Centerior Energy Corporation have agreed on a merger designed to create a stronger competitor in the electric utility industry. The new company will be named FirstEnergy Corp., and will be headquartered in Akron, Ohio.

     We expect that the merger will enhance long-term value to you, our shareholders, and provide our customers with reliable service at more stable and competitive prices. The merger is a natural alliance of two companies with adjoining service areas which already share ownership in many of their major generating plants. We believe the merger will allow us to eliminate duplicative costs, maximize efficiencies, reduce debt and capital expenditures and increase management flexibility. We also believe that these factors will allow us to enhance revenues and cash flow and be a more effective competitor in the increasingly competitive electric utility industry.

     We expect the merger to improve the long-term value of your share ownership and provide a stable dividend base. If the merger is completed, Ohio Edison shareholders will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock that they own, and Centerior shareholders will receive 0.525 of a share of FirstEnergy common stock for each share of Centerior common stock that they own. We estimate that Ohio Edison shareholders initially will own approximately two-thirds of the outstanding common stock of FirstEnergy after the merger, while Centerior shareholders initially will own approximately one-third of the outstanding common stock of FirstEnergy after the merger.

     The merger cannot be completed unless the shareholders of both companies approve it. We have scheduled special meetings for our shareholders to vote on the merger.

     The dates, times and places of the meetings are as follows:

FOR OHIO EDISON SHAREHOLDERS:
March 27, 1997, 2:00 p.m., Eastern time
John S. Knight Center, 77 East Mill Street,
Akron, Ohio

FOR CENTERIOR SHAREHOLDERS:
March 27, 1997, 2:00 p.m., Eastern time
Executive Caterers at Landerhaven, 6111 Landerhaven Drive, Mayfield Heights,
Ohio

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your meeting, we urge you to vote now. Please sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger.

     IF YOU DO NOT RETURN YOUR CARD, THE EFFECT WILL BE A VOTE AGAINST THE
MERGER.

     This Proxy Statement provides you with detailed information about the proposed merger. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

     If you are a holder of Ohio Edison common stock and have questions, please call Ohio Edison toll-free at (800) 631-8945. This special number will be in effect from 8 a.m. to 8 p.m., Eastern time, Monday through Friday until the special meetings. If you are a holder of Centerior common stock and have questions, please call Centerior toll-free at (800) 433-7794 during normal business hours.

     We appreciate your support in this very important transaction.

/s/ WILLARD R. HOLLAND
------------------------------------------------------
Willard R. Holland
Chairman of the Board and Chief Executive Officer
Ohio Edison Company

/s/ ROBERT J. FARLING
------------------------------------------------------
Robert J. Farling
Chairman, President and Chief Executive Officer
Centerior Energy Corporation

                              OHIO EDISON COMPANY

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK
OF OHIO EDISON COMPANY:

     A special meeting of the shareholders of Ohio Edison will be held at the John S. Knight Center, 77 East Mill Street, Akron, Ohio on March 27, 1997, at 2:00 p.m., Eastern time, for the purpose of acting on the following matters:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger between Ohio Edison and Centerior Energy Corporation, Ohio corporations, and the transactions contemplated thereby. The merger agreement provides for the mergers of (i) Centerior with and into FirstEnergy Corp., an Ohio corporation (immediately after the merger of a subsidiary of FirstEnergy with and into Centerior) and (ii) another wholly owned subsidiary of FirstEnergy with and into Ohio Edison, all as described in the accompanying Proxy Statement, and whereby the shares of Ohio Edison common stock and Centerior common stock will be converted into the right to receive shares of FirstEnergy's common stock.

     2. To transact such other business as may properly be brought before the Meeting.

     The Board of Directors has fixed the close of business on February 5, 1997 as the time as of which the holders of Ohio Edison common stock will be entitled to notice of and to vote at the meeting. Please sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.

                                          By order of the Board of Directors,

                                          NANCY C. ASHCOM
                                           Secretary

Akron, Ohio
February 11, 1997

                          CENTERIOR ENERGY CORPORATION

                   NOTICE OF SPECIAL MEETING OF SHARE OWNERS

                                                               February 11, 1997

TO THE COMMON STOCK SHARE OWNERS OF CENTERIOR ENERGY CORPORATION:

     A special meeting of the share owners of Centerior Energy Corporation will be held at Executive Caterers at Landerhaven, 6111 Landerhaven Drive, Mayfield Heights, Ohio on March 27, 1997, at 2:00 p.m., Eastern time, for the purpose of acting on the following matters:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger between Ohio Edison Company, an Ohio corporation, and Centerior, and the transactions contemplated thereby. The merger agreement provides for the mergers of (i) Centerior with and into FirstEnergy Corp., an Ohio corporation (immediately after the merger of a subsidiary of FirstEnergy with and into Centerior) and (ii) another wholly owned subsidiary of FirstEnergy with and into Ohio Edison, whereby the shares of Ohio Edison common stock and Centerior common stock will be converted into the right to receive shares of FirstEnergy's common stock, all as described in the accompanying Proxy Statement.

     2. To transact such other business as may properly be brought before the Meeting.

     The owners of Centerior common stock at the close of business on February 5, 1997 will be entitled to vote at the meeting. Please sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.

                                          By order of the Board of Directors,
                                          JANIS T. PERCIO, Secretary

                             JOINT PROXY STATEMENT
                                       OF

                              OHIO EDISON COMPANY
                                      AND

                          CENTERIOR ENERGY CORPORATION

                            ------------------------

                                   PROSPECTUS
                               FIRSTENERGY CORP.
                          COMMON STOCK, $.10 PAR VALUE

                            ------------------------

             SPECIAL MEETING OF SHAREHOLDERS OF OHIO EDISON COMPANY
                          TO BE HELD ON MARCH 27, 1997

        SPECIAL MEETING OF SHAREHOLDERS OF CENTERIOR ENERGY CORPORATION
                          TO BE HELD ON MARCH 27, 1997

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE FIRSTENERGY COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT OR DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROXY STATEMENT DATED FEBRUARY  , 1997, AND FIRST MAILED TO SHAREHOLDERS ON OR
ABOUT FEBRUARY   , 1997.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
QUESTIONS AND ANSWERS ABOUT THE OHIO EDISON/CENTERIOR MERGER..........................    1
SUMMARY...............................................................................    3
COMPARATIVE MARKET PRICES AND DIVIDENDS...............................................   12
RISK FACTORS..........................................................................   13
  Increased Leverage..................................................................   13
  Nuclear Facilities..................................................................   13
  Competitive and Regulatory Conditions...............................................   13
  Forward-Looking Information.........................................................   13
MEETINGS, VOTING AND PROXIES..........................................................   14
  Ohio Edison Meeting.................................................................   14
     Purpose of Ohio Edison Meeting...................................................   14
     Date, Place and Time; Record Date................................................   14
     Voting Rights....................................................................   15
     Proxies..........................................................................   15
  Centerior Meeting...................................................................   15
     Purpose of Centerior Meeting.....................................................   15
     Date, Place and Time; Record Date................................................   16
     Voting Rights....................................................................   16
     Proxies..........................................................................   16
THE MERGER............................................................................   17
  Background of the Merger............................................................   17
  Reasons for the Merger..............................................................   18
  Recommendation of the Ohio Edison Board of Directors................................   19
  Recommendation of the Centerior Board of Directors..................................   20
  Opinions of Financial Advisors......................................................   21
     Ohio Edison's Financial Advisor..................................................   21
     Historical Exchange Ratios.......................................................   23
     Pro Forma Financial Analysis.....................................................   23
     Contribution Analysis............................................................   24
     Discounted Cash Flow Analysis....................................................   24
     Comparable Public Company Analysis...............................................   24
     Comparable Merger Analysis.......................................................   25
     Dividend Discount Analysis.......................................................   26
     Centerior's Financial Advisor....................................................   27
     Stock Trading History............................................................   29
     Discounted Cash Flow Analysis....................................................   29
     Comparable Transactions Analysis.................................................   29
     Publicly Traded Comparable Utilities Analysis....................................   30
     Pro Forma Merger Analysis........................................................   30
  Interests of Certain Persons in the Merger..........................................   31
     Board of Directors...............................................................   31
     FirstEnergy Employment Agreements................................................   31
     FirstEnergy Severance Arrangements...............................................   31
     Ohio Edison Severance Agreements.................................................   32
     Centerior Severance Agreements and Employee Plans................................   32
  Stock Based Plans...................................................................   32
  Material Tax Consequences of the Merger.............................................   33
  Accounting Treatment................................................................   34
  Dividend Policy.....................................................................   34
  Stock Exchange Listing of FirstEnergy Common Stock..................................   34
  Federal Securities Law Consequences.................................................   35
  Dissenters' Rights..................................................................   35

                                                                                        PAGE
                                                                                        ----
REGULATORY MATTERS....................................................................   36
  Federal Power Act...................................................................   36
  Public Utility Holding Company Act of 1935..........................................   36
  State Approvals and Related Matters.................................................   37
  Atomic Energy Act...................................................................   39
  Antitrust Considerations............................................................   39
THE MERGER AGREEMENT..................................................................   40
DESCRIPTION OF FIRSTENERGY CAPITAL STOCK..............................................   41
  FirstEnergy Common Stock............................................................   41
     Voting Rights....................................................................   41
     Dividends........................................................................   41
     Liquidation......................................................................   41
     Preemptive Rights................................................................   41
  FirstEnergy Preferred Stock.........................................................   41
COMPARISON OF SHAREHOLDER RIGHTS......................................................   42
  Comparison of Ohio Edison, Centerior and FirstEnergy Articles and Regulations.......   42
     Board of Directors...............................................................   42
     Removal of Directors.............................................................   42
     Amendments to Articles of Incorporation..........................................   42
     Amendments to Regulations........................................................   43
     Cumulative Voting................................................................   43
     Voting...........................................................................   43
     Restrictions on Issuance of Securities Representing Unsecured Indebtedness.......   43
     Special Meetings of Shareholders.................................................   44
     Nominations......................................................................   44
     Indemnification..................................................................   44
FIRSTENERGY UNAUDITED PRO FORMA FINANCIAL INFORMATION.................................   46
SELECTED INFORMATION CONCERNING OHIO EDISON AND CENTERIOR.............................   52
  Business of Ohio Edison.............................................................   52
  Business of Centerior...............................................................   52
  Relationships Between Ohio Edison and Centerior.....................................   53
FIRSTENERGY FOLLOWING THE MERGER......................................................   55
  Management of FirstEnergy...........................................................   55
  Operations of FirstEnergy...........................................................   55
EXPERTS...............................................................................   55
LEGAL MATTERS.........................................................................   56
WHERE YOU CAN FIND MORE INFORMATION...................................................   56
GLOSSARY OF DEFINED TERMS.............................................................   58

                                   APPENDICES

Appendix A    Agreement and Plan of Merger
Appendix B1   Opinion of McDonald & Company Securities, Inc.
Appendix B2   Opinion of Barr Devlin & Co. Incorporated
Appendix C    Form of Amended Articles of Incorporation of FirstEnergy Corp.
Appendix D    Form of Amended Regulations of FirstEnergy Corp.
Appendix E    Section 1701.85 of the Ohio General Corporation Law

                             QUESTIONS AND ANSWERS
                     ABOUT THE OHIO EDISON/CENTERIOR MERGER

Q:  WHAT AM I BEING ASKED TO VOTE ON?

A: We are asking you to vote on a merger between Ohio Edison Company and Centerior Energy Corporation which would result in the formation of a new company called FirstEnergy Corp.

Q:  WHY SHOULD I VOTE FOR THE MERGER?

A: Our merger means that you will have a stake in one of the nation's largest electric utility systems under a new holding company, FirstEnergy. You will own a larger company with more resources to meet the challenges of a changing electric utility industry. We believe that the alliance will enhance the long-term value of your investment in ways that otherwise would not be possible. Our two companies have adjoining service areas, and we already share ownership in many of our major generating plants. Together, we believe we can increase revenues and cash flow, eliminate duplicative costs, maximize efficiencies, reduce debt and capital expenditures and increase management flexibility. In determining whether to vote for the merger, however, you should also carefully consider the matters discussed in the "Risk Factors" section of this Proxy Statement.

Q:  WHAT IS THE POSITION OF THE OHIO EDISON AND CENTERIOR BOARDS OF DIRECTORS?

A: Our Boards of Directors have unanimously approved the plan to merge and recommend that you also vote in favor of the merger.

Q:  HOW MANY SHARES WILL I GET?

A: Ohio Edison shareholders will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock they own.

     Example: If you currently own 100 shares of Ohio Edison common stock, you will receive 100 shares of FirstEnergy common stock.

     Centerior shareholders will receive 0.525 of a share of FirstEnergy common stock for each share of Centerior common stock they own. FirstEnergy will not issue fractional shares, although you may still own fractional shares in FirstEnergy's dividend reinvestment plan, which will replace our existing plans. Each Centerior shareholder who would otherwise receive a fractional share of FirstEnergy common stock will instead receive cash based on the market value of the fractional share after trading in FirstEnergy common stock begins on the New York Stock Exchange.

     Example: If you currently own 100 shares of Centerior common stock, after the merger you will be entitled to receive 52 shares of FirstEnergy common stock and a check for the market value of the .5 fractional share in exchange for your Centerior common stock.

Q:  WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Before the merger, we expect no changes in our dividend policies, although the merger agreement permits Ohio Edison to increase its annual dividend from the current level of $1.50 to a maximum of $1.60 per share. Before the merger is completed, the Boards of Directors of both companies will coordinate dividend payment dates so that all shareholders receive dividends on the same day. Because the Boards are changing their companies' usual dividend payment dates, the amounts of the dividends will be pro rated to reflect the change.

     After the merger, we expect the initial annual dividend of FirstEnergy to be the same as Ohio Edison's annual dividend rate at that time, although the actual dividend will be determined by the FirstEnergy Board of Directors. An annual rate of $1.50 per share of FirstEnergy common stock would provide former Ohio Edison shareholders with the same amount of cash as they are currently receiving and former Centerior shareholders with almost the same amount of cash that they are currently receiving.

     Example: If you currently hold 100 shares of Ohio Edison common stock, you will hold 100 shares of FirstEnergy common stock after the merger. This means that after the merger we anticipate that you will receive at least $150 (that is, $1.50 x 100) of annual dividends, which is the same amount that you are currently receiving on your Ohio Edison common stock.

     Example: If you currently hold 100 shares of Centerior common stock, you will hold 52 shares of FirstEnergy common stock after the merger. At the current Centerior annual dividend rate of $.80 per share, you are receiving $80 in dividends annually. After the merger we anticipate that you will receive $1.50 in annual dividends for each share of FirstEnergy common stock that you hold. This equates to $78 annually (that is, $1.50 x 52).

Q:  WHAT WILL HAPPEN TO THE SHARES IN MY DIVIDEND REINVESTMENT ACCOUNT?

A: Once the merger has been completed, your whole and fractional shares within the plan will be converted into FirstEnergy shares in the FirstEnergy dividend reinvestment plan in the same ratios described above.

Q:  WHAT ARE THE FEDERAL TAX CONSEQUENCES TO SHAREHOLDERS?

A: If you are an Ohio Edison shareholder, we expect that your exchange of shares will be tax-free for federal income tax purposes.

     If you are a Centerior shareholder, we expect that your exchange of shares will be tax-free, except for taxes on cash received for fractional shares. You will recognize a gain or loss for such cash equal to the difference between the amount of such cash and your tax basis in such fractional share.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your signed, dated proxy card in the enclosed envelope as soon as possible. That way, your shares will be represented at the special meetings, which will be held on March 27, 1997, for both Ohio Edison and Centerior. THE BOARDS OF DIRECTORS OF BOTH OHIO EDISON AND CENTERIOR UNANIMOUSLY RECOMMEND VOTING IN FAVOR OF THE MERGER.

Q:  MY SHARES ARE HELD IN MY BROKER'S NAME. WILL MY BROKER VOTE MY SHARES FOR
    ME?
A: Your broker will vote your shares only if you provide written instructions on how to vote. Absent such instructions, your shares held in what is called "street name" will not be voted. Therefore, we urge you to instruct your broker in writing to vote your shares for the merger. To ensure that your broker receives your instructions, we would suggest that you send them by fax or by certified mail, return receipt requested, and that you also call your broker to make sure your instructions were received.

Q:  HOW MANY VOTES ARE NEEDED TO APPROVE THE MERGER?

A:  To approve the merger:

     - Ohio Edison needs approval from the holders of at least two-thirds of its outstanding shares of common stock; and

     - Centerior needs approval from the holders of at least a majority of its outstanding shares of common stock.

Q:  WHAT WILL HAPPEN IF I DON'T VOTE?

A: If you do not vote, it is, in effect, a vote against the merger. Abstentions are also considered votes against the merger. If you sign and return your proxy card without marking your choice, your shares will be voted for the merger.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates for certificates representing FirstEnergy common stock.

Q:  WILL FIRSTENERGY SHARES BE LISTED ON A STOCK EXCHANGE?

A: Yes. We intend to apply for listing on the New York Stock Exchange of the shares of FirstEnergy common stock to be issued in connection with the merger.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are trying to complete the merger as quickly as possible. However, circumstances over which we have no control, such as shareholder and regulatory approval, could affect the completion date.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" (page 56).

     For your convenience in reading this Proxy Statement, we have included a Glossary of Defined Terms (see page 58) where you can find explanations of frequently used terms.

                                 THE COMPANIES

FIRSTENERGY CORP.
76 South Main Street
Akron, Ohio 44308
(800) 736-3402

     FirstEnergy was recently created as a holding company and prior to the Merger, it will have no operations. If the Merger were completed today, FirstEnergy Corp. would have a service territory of 13,200 square miles, spanning northern and central Ohio and Western Pennsylvania, and a customer base of 2.1 million. It would be the parent company of:

     - Ohio Edison Company (which would remain Pennsylvania Power Company's parent company);

     - The Cleveland Electric Illuminating Company; and

     - The Toledo Edison Company.

And, based on electric sales, FirstEnergy would be the 11th largest investor-owned electric utility system in the United States.

OHIO EDISON COMPANY
76 South Main Street
Akron, Ohio 44308
(800) 736-3402

     Ohio Edison is an electric public utility that operates in Ohio and owns generating facilities in both Ohio and Pennsylvania. Ohio Edison furnishes:

     - electric service to communities in a 7,500 square mile area of central and northeastern Ohio;

     - transmission services and electric energy for resale to certain municipalities; and

     - transmission services to certain rural cooperatives.

Ohio Edison also engages in the sale, purchase and interchange of electric energy with other electric companies.

     Ohio Edison's Penn Power subsidiary furnishes:

     - electric service to communities in a 1,500 square mile area of western Pennsylvania; and

     - transmission services and electric energy for resale to certain municipalities in Pennsylvania.

     During the 12 months ended September 30, 1996, Ohio Edison's fuel used for energy generation consisted of 75.4% fossil and 24.6% nuclear.

CENTERIOR ENERGY CORPORATION
6200 Oak Tree Boulevard
Independence, Ohio 44131
(800) 443-7794

     Centerior is a public utility holding company. Its electric public utility subsidiaries, The Cleveland Electric Illuminating Company and The Toledo Edison Company, furnish:

     - electric service in a 4,200 square mile area of northeastern and northwestern Ohio; and

     - transmission services and electric energy for resale to other electric utility companies and to certain municipalities and rural cooperatives in Centerior's service area.

Cleveland Electric and Toledo Edison also engage in the sale, purchase and interchange of electric energy with other electric companies and power producers.

     Since Cleveland Electric and Toledo Edison became affiliated in 1986, operations and administration of the two utilities have been substantially consolidated. On October 17, 1996, the Federal Energy Regulatory Commission authorized the combination of Cleveland Electric and Toledo Edison. The Merger Agreement between Ohio Edison and Centerior requires the approval of Ohio Edison prior to consummation of the proposed combination of Cleveland Electric and Toledo Edison. Ohio Edison requested this approval right because the combination would be a major change in organization, and Ohio Edison needed time to evaluate its effects on such factors as name recognition and customer and community acceptance. Ohio Edison does not expect to reach a decision on that combination prior to the special meetings of shareholders of Ohio Edison and Centerior at which the shareholders of Ohio Edison and Centerior will be asked to vote to approve the Merger.

     During the 12 months ended September 30, 1996, Centerior's sources of energy generation consisted of 63.2% fossil, 31.0% nuclear and 5.8% pumped-storage.

                                OUR REASONS FOR
                                   THE MERGER

     The Merger is a natural alliance of two companies with adjoining service areas which we believe will create a company that is better positioned to compete in the electric utility industry. We expect that the Merger will enhance long-term value to shareholders and provide customers with reliable service at more stable and competitive prices. We expect to achieve such results by:

     - improving coordination, control and operation of major generating plants and transmission facilities;

     - accelerating debt reduction;

     - eliminating duplicative activities;

     - reducing operating expenses and cost of capital;

     - eliminating or deferring certain capital expenditures;

     - developing opportunities for sales of energy-related products and services;

     - enhancing cash flow; and

     - enhancing purchasing capabilities for goods and services.

     For more information on reasons for the Merger, see "The Merger -- Reasons for the Merger" on page 18.

                              OUR RECOMMENDATIONS
                                TO SHAREHOLDERS

TO OHIO EDISON SHAREHOLDERS:

     THE OHIO EDISON BOARD BELIEVES THAT THE MERGER IS IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

TO CENTERIOR SHAREHOLDERS:

     THE CENTERIOR BOARD BELIEVES THAT THE MERGER IS IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     In reaching its recommendations in favor of the Merger, each of our Boards of Directors considered a number of factors relating to the business and financial aspects of the Merger and sought advice from independent professional advisors. For information on the factors considered by the Ohio Edison Board of Directors, see "The Merger -- Recommendation of the Ohio Edison Board of Directors" and "The Merger -- Opinions of Financial Advisors -- Ohio Edison's Financial Advisor" on pages 19 and 21. For information on the factors considered by the Centerior Board of Directors, see "The Merger -- Recommendation of the Centerior Board of Directors" and "The Merger -- Opinions of Financial
Advisors -- Centerior's Financial Advisor" on pages 20 and 27.

                                   THE MERGER

     The Merger Agreement provides for a series of transactions that will result in FirstEnergy's becoming the parent company of Ohio Edison, Cleveland Electric and Toledo Edison, with Penn Power remaining a subsidiary of Ohio Edison.

     We encourage you to read the Merger Agreement, which is attached as Appendix A to this Proxy Statement, as it is the document that governs the Merger.

WHAT OHIO EDISON SHAREHOLDERS AND CENTERIOR SHAREHOLDERS WILL RECEIVE

     As a result of the Merger, Ohio Edison shareholders will receive one share of FirstEnergy Common Stock for each share of Ohio Edison Common Stock that they own.

     Centerior shareholders will receive 0.525 of a share of FirstEnergy Common Stock for each share of Centerior Common Stock that they own. No fractional shares will be issued, although you may still own fractional shares in FirstEnergy's dividend reinvestment plan, which will replace our existing plans. Instead, each Centerior shareholder who would otherwise receive a fractional share of FirstEnergy Common Stock will receive a check in payment for that fractional share based on the market value of FirstEnergy Common Stock on its first day of trading on the New York Stock Exchange.

     Shareholders should not send in their stock certificates until asked to do so after the Merger is completed.

OWNERSHIP OF FIRSTENERGY FOLLOWING THE MERGER

     Initially, Ohio Edison shareholders will own approximately two-thirds, and Centerior shareholders will own approximately one-third, of the outstanding FirstEnergy Common Stock after the Merger. Based on the number of shares of Ohio Edison and Centerior Common Stock currently outstanding, we anticipate that FirstEnergy will issue approximately 230 million shares of FirstEnergy Common Stock in the Merger.

MANAGEMENT AND BOARD OF DIRECTORS OF FIRSTENERGY FOLLOWING THE MERGER

     Upon completion of the Merger, Willard R. Holland, who is the Chairman of the Board and Chief Executive Officer of Ohio Edison, will be Chairman of the Board, President and Chief Executive Officer of FirstEnergy. Robert J. Farling, who is the Chairman, President and Chief Executive Officer of Centerior, will be Vice Chairman of FirstEnergy. We expect that the FirstEnergy Board of Directors will consist of 12 members, selected initially by the Ohio Edison Board. See "The Merger Agreement" on page 40 and "FirstEnergy Following the
Merger -- Management of FirstEnergy" on page 55.

CONDITIONS TO THE MERGER

     We can complete the Merger only if a number of conditions are satisfied, including the following:

     - the approval by the holders of at least two-thirds of Ohio Edison Common Stock and by the holders of at least a majority of Centerior Common Stock; and

     - the approval by governmental authorities without burdensome conditions.

     We can complete the Merger only if a number of other conditions are either satisfied or waived, including the delivery of tax opinions.

     We have received the Public Utilities Commission of Ohio's approval of an acceptable rate plan for Cleveland Electric and Toledo Edison, which approval was a condition to the Merger.

     See "The Merger Agreement" on page 40.

TERMINATION OF THE MERGER AGREEMENT

     We can agree to terminate the Merger Agreement by mutual written consent, and either of us can terminate the Merger Agreement if any of the following occurs:

     - the other party materially breaches the Merger Agreement;

     - a court or other governmental authority permanently prohibits the Merger;

     - the Board of Directors of either party determines that its fiduciary obligations require acceptance of an offer from a third party to enter into a takeover transaction;

     - the Board of Directors of the other party modifies or repeals its resolution approving the Merger or adopts a resolution inconsistent with the Merger Agreement;

     - we do not complete the Merger by June 30, 1998;

     - we do not receive the required shareholder approvals;

     - the business of the other party materially changes for the worse; or

     - a law, order, rule or regulation is adopted by a governmental authority which has the effect, for such party, of prohibiting the Merger.

     See "The Merger Agreement" on page 40.

TERMINATION FEES

     The Merger Agreement generally requires Ohio Edison or Centerior to pay to the other a termination fee of $10 million (plus expenses) if the Merger Agreement terminates because of such party's breach of a representation, warranty, covenant or agreement set forth in the Merger Agreement.

     In addition, the Merger Agreement generally requires Ohio Edison or Centerior to pay to the other a termination fee of $55 million (plus expenses) if (i) the Merger Agreement terminates under certain circumstances and it has received an offer to enter into a takeover transaction with a third party and
(ii) within two and one-half years after such termination, it agrees to enter into or completes a takeover transaction with a third party.

     See "The Merger Agreement" on page 40.

REGULATORY MATTERS

     We have filed applications with the Federal Energy Regulatory Commission, seeking approval of the Merger and a new transmission tariff.

     We have filed an application with the Securities and Exchange Commission seeking approval of the Merger under The Public Utility Holding Company Act of 1935. Following completion of the Merger, FirstEnergy believes it will be entitled to an exemption from registration under the 1935 Act. The companies are currently exempt from the registration and most other requirements of the 1935 Act.

     We have received the Public Utilities Commission of Ohio's approval of a Regulatory Plan for Cleveland Electric and Toledo Edison as described under "Regulatory Matters -- State Approvals and Related Matters" on page 37.

     We have filed an application with the Pennsylvania Public Utility Commission seeking approval of the Merger, in the event the agency determines it has the statutory jurisdiction to approve the Merger.

     We have filed requests with the Nuclear Regulatory Commission seeking approval of the transfer of control of certain nuclear facility operating licenses.

     The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, prohibits us from completing the Merger until after we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and a required waiting period has ended. Both agencies have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed.

     See "Regulatory Matters" on page 36.

FINANCIAL ADVISORS' OPINIONS

     In deciding to approve the Merger, our Boards of Directors considered opinions from their respective financial advisors as to the fairness of the exchange ratio from a financial point of view. Ohio Edison received an opinion from its financial advisor, McDonald & Company Securities, Inc., to the effect that the exchange ratio for Ohio Edison Common Stock is fair, from a financial point of view, to Ohio Edison shareholders. Centerior received an opinion from its financial advisor, Barr Devlin & Co. Incorporated, to the effect that the exchange ratio for Centerior Common Stock is fair, from a financial point of view, to Centerior shareholders. These opinions are attached as Appendices B1 and B2 to this Proxy Statement. We encourage you to read these opinions.

     In connection with delivering these opinions, McDonald and Barr Devlin separately performed a variety of analyses, including:

     - comparing Ohio Edison's and Centerior's stock prices and financial multiples to each other and to those of other selected publicly traded companies;

     - comparing the financial terms of the Merger to those of other publicly announced transactions; and

     - estimating the relative values and contributions of Ohio Edison and Centerior based on past and anticipated future performance and the anticipated benefits of the Merger. See "The Merger -- Opinions of Financial Advisors -- Ohio Edison's Financial Advisor" on page 21 and "-- Centerior's Financial Advisor" on page 27.

     In addition, Morgan Stanley & Co. Incorporated assisted each of our Boards in the structuring of the proposed combination. See "The Merger -- Background of the Merger" on page 17.

DISSENTERS' RIGHTS

     You have the right to dissent from consummation of the Merger and, upon compliance with the procedural requirements under Ohio law, to receive the "fair cash value" of your shares if the Merger is completed. If you elect to exercise your rights to dissent, you must not vote your shares in favor of the Merger and you must deliver to the issuer of your shares, not later than ten days after the date of the issuer's special meeting, a written demand for payment of the "fair cash value" of your shares. See "The Merger -- Dissenters Rights" on page 35.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     We have structured the Merger so that none of Ohio Edison, Centerior, FirstEnergy or our respective shareholders will recognize any gain or loss for federal income tax purposes in the Merger (except as a result of cash received by Centerior shareholders instead of fractional shares or by shareholders of either company exercising dissenters' rights). We have conditioned the Merger on our receipt of legal opinions to that effect, although either of us may waive this condition. If delivery of tax opinions is waived, we will resolicit proxies from you after informing you about the new tax consequences in the event that there is any change in your tax treatment, and we also will resolicit proxies if there is any material change in the tax treatment of any of the companies. See "The Merger -- Material Tax Consequences of the Merger" on page 33.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Shares of Ohio Edison and Centerior Common Stock are listed on the New York Stock Exchange and certain other stock exchanges. On September 13, 1996, the last full trading day on the New York Stock Exchange prior to the public announcement of the Merger, Ohio Edison Common Stock closed at $20 3/4 per share and Centerior Common Stock closed at $7 5/8 per share. On January 28, 1997, Ohio Edison Common Stock closed at $23 1/8 per share and Centerior Common Stock closed at $10 3/4 per share. The ticker symbol for Ohio Edison Common Stock is "OEC" and the ticker symbol for Centerior Common Stock is "CX." See "Comparative Market Prices and Dividends" on page 12.

LISTING OF FIRSTENERGY COMMON STOCK

     FirstEnergy intends to apply for listing on the New York Stock Exchange of the shares of FirstEnergy Common Stock to be issued in connection with the Merger. See "The Merger -- Stock Exchange Listing of FirstEnergy Common Stock" on page 34.

DIVIDENDS AFTER THE MERGER

     We expect the initial annual dividend rate paid to FirstEnergy shareholders after the completion of the Merger to be the same as Ohio Edison's annual dividend rate at that time, although FirstEnergy dividends will be determined by the FirstEnergy Board. An annual dividend rate of $1.50 per share (which is Ohio Edison's current annual rate) will provide Ohio Edison shareholders with the same, and Centerior shareholders with almost the same, dividends that they currently receive. The determination of dividends by the FirstEnergy Board will depend on business conditions, its financial position and earnings and other factors. See "The Merger -- Dividend Policy" on page 34.

FIRSTENERGY ARTICLES OF INCORPORATION
AND REGULATIONS

     The Merger Agreement provides that, following the Merger, the Articles of Incorporation and Regulations of FirstEnergy will be in the forms that are attached to this Proxy Statement as Appendices C and D.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Merger Agreement provides that FirstEnergy will honor certain employment and/or severance agreements entered into by Ohio Edison or Centerior prior to the date of the Merger Agreement.

     In July and September 1996, Centerior entered into severance agreements with five of its senior executives, which agreements will be triggered by consummation of the Merger. Ohio Edison also has severance agreements with four of its senior executives, which it entered into in February 1995. These agreements will not be triggered by consummation of the Merger. However, under the Merger Agreement, most senior officers of Ohio Edison or Centerior may elect to accept severance benefits set forth in the Merger Agreement itself. Those benefits include:

     - a lump sum payment to the terminated executive equal to a multiple of the officer's most recent three years' average base salary plus the average of the most recent three years' incentive compensation; and

     - continuation of health care coverage for three years after termination.

              SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION

     We are providing the following financial information to aid you in your analysis of the financial aspects of the Merger. We derived this information from audited financial statements for 1991 through 1995 and unaudited financial statements for the nine months ended September 30, 1996 and 1995. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page 56.

                OHIO EDISON -- HISTORICAL FINANCIAL INFORMATION

                                    AT OR FOR THE
                                     NINE MONTHS
                                  ENDED SEPTEMBER 30,
                                     (UNAUDITED)             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------   -----------------------------------------------
                                   1996        1995      1995      1994      1993      1992      1991
                                  -------     -------   -------   -------   -------   -------   -------
                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenue...............  $ 1,858     $ 1,849   $ 2,466   $ 2,368   $ 2,370   $ 2,332   $ 2,359
Net income......................      243         242       317       304        83       277       265
Earnings on common stock........      233         225       295       282        59       253       240
Earnings per common share.......     1.62        1.57      2.05      1.97       .39      1.70      1.60
Dividends declared and paid per
  common share..................    1.125       1.125      1.50      1.50      1.50      1.50      1.50
Book value per common share.....    17.24       16.60     16.73     16.15     14.70     15.78     15.55
Total assets....................    8,996       8,976     8,824     8,994     8,918     7,830     7,812
Preferred and preference stock
  subject to mandatory
  redemption....................      155          40       160        40        46        60        66
Long-term debt..................    2,595       2,877     2,786     3,167     3,039     3,122     3,243

                 CENTERIOR -- HISTORICAL FINANCIAL INFORMATION

                                    AT OR FOR THE
                                     NINE MONTHS
                                  ENDED SEPTEMBER 30,
                                     (UNAUDITED)             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------   -----------------------------------------------
                                   1996        1995      1995      1994      1993      1992      1991
                                  -------     -------   -------   -------   -------   -------   -------
                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenue...............  $ 1,941     $ 1,934   $ 2,516   $ 2,421   $ 2,474   $ 2,438   $ 2,560
Net income (loss)...............       99         191       220       204      (943)      212       237
Earnings (loss) per common
  share.........................      .67        1.29      1.49      1.38     (6.51)     1.50      1.71
Dividends declared and paid per
  common share..................      .60         .60       .80       .80      1.60      1.60      1.60
Book value per common share.....    13.27       13.20     13.40     12.71     12.14     20.22     20.37
Total assets....................   10,305      10,567    10,643    10,691    10,710    12,071    11,829
Preferred stock subject to
  mandatory redemption..........      189         220       220       253       313       364       332
Long-term debt (including
  nuclear fuel lease
  obligations)..................    3,755       3,949     3,871     3,916     4,273     3,997     4,182

SIGNIFICANT EVENTS AFFECTING HISTORICAL EARNINGS TRENDS

     Our companies report quarterly and annual earnings results in our SEC filings using methods required by GAAP. Sometimes the financial results reported in this way include unusual or infrequent events and factors that are not expected to occur regularly in the future. Unusual or infrequent events and transactions that we believe would be helpful to review in understanding our companies' past performance and future prospects are briefly described below.

     Significant Events Affecting Ohio Edison's Earnings Trends

     Ohio Edison's net income and earnings on common stock for 1993 were reduced by after-tax charges of approximately $218 million ($1.43 per share of common stock) relating primarily to the termination of Perry Unit 2, partially offset by the cumulative effect of a change in accounting for unbilled revenues.

     Significant Events Affecting Centerior's Earnings Trends

     Centerior's net income for 1993 was reduced as a result of write-offs and other charges by $1.150 billion or $7.95 per share, resulting in a net loss of $943 million or $6.51 per share for 1993. These charges included a $1.023 billion after-tax write-off of its Perry Unit 2 investment and phase-in plan deferred charges, along with other one-time charges totaling $39 million after taxes and a charge of $87 million after taxes associated with an early retirement program.

     Centerior's net income for the nine months ended September 30, 1996 declined in comparison to net income for the nine months ended September 30, 1995. This decline resulted from the effect of required accounting changes implemented in December 1995 associated with the rate increase granted in April 1996, from delay in realizing the full financial benefits of strategic plan initiatives and from Toledo Edison's write-down of two inactive facilities.

RECENT FINANCIAL RESULTS (UNAUDITED)

     Ohio Edison's operating revenues, net income, earnings on common stock and earnings per share of common stock for the year ended December 31, 1996 were $2,469,785,000, $315,170,000, $302,673,000 and $2.10, respectively.

     Centerior's operating revenues, net income and earnings per share of common stock for the year ended December 31, 1996 were $2,553,249,000, $121,065,000 and $.82, respectively.

     These results reflect a continuation of the trends for each company for the nine month period ended September 30, 1996. In the case of Centerior, the decline in net income reflects a continuation of the effects described above.

CONTINUED APPLICABILITY OF SFAS 71

     Notwithstanding the Merger and the discussions with the PUCO concerning the effect of the Regulatory Plan on Centerior's nuclear generating assets, Cleveland Electric and Toledo Edison each believe it is reasonable to assume that rates will be set at levels that will recover all current and anticipated costs associated with their nuclear operations, including all associated regulatory assets, and such rates can be charged to and collected from customers. See "REGULATORY MATTERS -- State Approvals and Related Matters" on page 37.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The Merger is expected to be accounted for as a purchase in accordance with GAAP. Under the purchase method of accounting, the common equity of FirstEnergy will be equal to the book common equity of Ohio Edison at the time of the Merger plus the purchase price for Centerior, based on the average sale price for Ohio Edison Common Stock three days before and three days after the announcement of the Merger ($20.125 per share).

     Centerior's net assets must be adjusted to fair market value on FirstEnergy's balance sheet as of the date of consummation. To the extent the purchase price exceeds the fair market value of Centerior's net assets, goodwill will be recognized on FirstEnergy's balance sheet. Any goodwill resulting from the Merger will be amortized over a period not to exceed 40 years. If the purchase price is less than the fair market value of Centerior's net assets, FirstEnergy's utility plant assets will be reduced accordingly. No adjustment will be made to Ohio Edison's assets and liabilities in connection with the Merger.

     The reported income of FirstEnergy in the first financial reporting period following consummation of the Merger will include results of operations of Ohio Edison for the entire period and of Centerior from the date of consummation forward. See "The Merger -- Accounting Treatment" on page 34.

     We have presented below unaudited pro forma financial information that is intended to give you a better picture of what our businesses might have looked like had they been combined on January 1, 1995 for purposes of the pro forma income statement items, and as of the end of the period for purposes of the pro forma balance sheet items. We prepared the pro forma income statement and balance sheet by adding or combining the historical results of operations for each company and making estimated adjustments resulting from the Merger. You should not rely on the pro forma information as being indicative of the historical results that we would have had or of the future results that we will experience after the Merger. See "FirstEnergy Unaudited Pro Forma Financial Information" on page 46.

                  FIRSTENERGY UNAUDITED PRO FORMA INFORMATION

                                                                AT OR FOR THE               AT OR FOR
                                                                 NINE MONTHS                 THE YEAR
                                                             ENDED SEPTEMBER 30,              ENDED
                                                       -------------------------------     DECEMBER 31,
                                                           1996              1995              1995
                                                       -------------     -------------     ------------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues...................................     $ 3,785           $ 3,770          $  4,965
Net income...........................................         352               436               542
Earnings per common share............................        1.59              1.97              2.44
Dividends declared and paid per common share(1)......        1.13              1.13              1.51
Book value per common share..........................       18.25                --                --
Total assets.........................................      18,154                --                --
Preferred stock subject to mandatory redemption......         330                --                --
Long-term debt (including nuclear fuel lease
  obligations).......................................       6,366                --                --

---------------

(1) For purposes of this pro forma presentation, we have assumed that, upon consummation of the Merger, the initial annual dividend rate will be the same as Ohio Edison's annual dividend rate at that time. An annual rate of $1.50 per share of FirstEnergy Common Stock would provide Ohio Edison shareholders with the same amount of dividends that they currently receive and Centerior shareholders with almost the same amount of dividends that they currently receive. The dividends declared per common share in the FirstEnergy Unaudited Pro Forma Financial Information reflect the sum of the dividends declared and paid by both companies divided by the number of shares that would have been outstanding for the periods presented after adjusting the Centerior shares by the exchange ratio of 0.525. See "FirstEnergy Corp. Notes to Unaudited Pro Forma Combined Condensed Financial Statements" on page 51.

                       COMPARATIVE PER SHARE INFORMATION

     We have summarized below the per share information for our respective companies on a pro forma, equivalent and historical basis. The Centerior Per Share Equivalents are calculated by multiplying the FirstEnergy Unaudited Pro Forma per share amounts by 0.525. Centerior shareholders will receive 0.525 of a share of FirstEnergy Common Stock in exchange for each share of Centerior Common Stock. The Ohio Edison Per Share Equivalents are not shown because they are the same as the FirstEnergy Unaudited Pro Forma due to the one-to-one share exchange ratio for Ohio Edison shareholders.

                                                     AT OR FOR THE
                                                      NINE MONTHS
                                                         ENDED           AT OR FOR THE YEAR ENDED
                                                     SEPTEMBER 30,             DECEMBER 31,
                                                    ----------------    --------------------------
                                                     1996      1995      1995      1994      1993
                                                    ------    ------    ------    ------    ------
FIRSTENERGY UNAUDITED PRO FORMA
Earnings per common share.........................  $ 1.59    $ 1.97    $ 2.44        --        --
Dividends declared and paid per common share......    1.13      1.13      1.51        --        --
Book value per common share.......................   18.25        --        --        --        --
CENTERIOR PER SHARE EQUIVALENTS
Earnings per common share.........................     .83      1.03      1.28        --        --
Dividends declared and paid per common share......     .59       .59       .79        --        --
Book value per common share.......................    9.58        --        --        --        --
OHIO EDISON -- HISTORICAL
Earnings per common share.........................    1.62      1.57      2.05      1.97       .39
Dividends declared and paid per common share......   1.125     1.125      1.50      1.50      1.50
Book value per common share.......................   17.24     16.60     16.73     16.15     14.70
CENTERIOR -- HISTORICAL
Earnings (loss) per common share..................     .67      1.29      1.49      1.38     (6.51)
Dividends declared and paid per common share......     .60       .60       .80       .80      1.60
Book value per common share.......................   13.27     13.20     13.40     12.71     12.14

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Ohio Edison Common Stock and Centerior Common Stock are traded on the NYSE and on the Chicago Stock Exchange. Centerior Common Stock is also traded on The Pacific Stock Exchange. The ticker symbol for Ohio Edison Common Stock is "OEC" and the ticker symbol for Centerior Common Stock is "CX." The following table shows the high and low prices of, and dividends paid on, Ohio Edison Common Stock and Centerior Common Stock.

                                                        OHIO EDISON                   CENTERIOR
                                                  ------------------------     ------------------------
                                                  HIGH    LOW    DIVIDENDS     HIGH    LOW    DIVIDENDS
                                                  -----   ----   ---------     -----   ----   ---------
1994
  First Quarter.................................   22 3/4  18 7/8   .375     13 3/8   10 5/8    .20
  Second Quarter................................   19 1/4  16 1/2   .375     11 3/4    9 7/8    .20
  Third Quarter.................................   19 5/8  17 1/2   .375     10 5/8    8 7/8    .20
  Fourth Quarter................................   19 1/4  17 7/8   .375      9 1/2    8        .20
1995
  First Quarter.................................   21 1/2  18 1/2   .375     10        8 11/16  .20
  Second Quarter................................   22 5/8  19 3/4   .375      9 7/8    8 5/8    .20
  Third Quarter.................................   22 7/8  21 1/4   .375     11        9 1/2    .20
  Fourth Quarter................................   23 3/4  22 1/4   .375     11 1/4    8 1/2    .20
1996
  First Quarter.................................   24 7/8  21 7/8   .375      9 5/8    7 5/8    .20
  Second Quarter................................   23      20 1/4   .375      8        6 3/4    .20
  Third Quarter.................................   22 1/4  19 1/4   .375      9 1/2    6 3/4    .20
  Fourth Quarter................................   23 1/4  19 3/8   .375     10 3/4    9 1/8    .20
1997
  First Quarter (through January 28, 1997)......   23 7/8  22 1/2            11 1/8   10 1/2

     On September 13, 1996, the last full trading day before the public announcement of the execution and delivery of the Merger Agreement, the high, low and closing prices per share of (i) Ohio Edison Common Stock were $20 7/8, 20 5/8 and 20 3/4, respectively, and (ii) Centerior Common Stock were $7 5/8,
7 1/2 and 7 5/8, respectively. On January 28, 1997, the closing price of Ohio Edison Common Stock was $23 1/8 and the closing price of Centerior Common Stock was $10 3/4.

     The market prices of Ohio Edison Common Stock and Centerior Common Stock are subject to fluctuation. Ohio Edison shareholders and Centerior shareholders are encouraged to obtain current market quotations for Ohio Edison Common Stock and Centerior Common Stock.

     All stock prices listed above are as reported on the NYSE Composite Tape.

                                  RISK FACTORS

     In determining whether to vote to approve the Merger Agreement and the transactions contemplated thereby, you should carefully consider the following matters.

INCREASED LEVERAGE

     Upon consummation of the Merger, FirstEnergy will have a relatively high amount of debt compared to its total capitalization. On a pro forma consolidated basis as of September 30, 1996, FirstEnergy's debt would be approximately 56% of total capitalization, as compared to 47.6% for Ohio Edison and 59.1% for Centerior on a stand-alone basis. In addition, Ohio Edison, which currently has credit ratings for its senior secured debt from Standard & Poor's of BBB- and from Moody's Investors Service of Baa2, was put on credit watch with negative implications on September 16, 1996 by each of these two ratings agencies. On September 17, 1996, Duff & Phelps Credit Rating Company (current rating BBB+) put Ohio Edison's securities on rating watch with uncertain implications. On September 18, 1996, Fitch Investors Service affirmed Ohio Edison's rating of BBB. All of these Ohio Edison ratings are investment grade. Cleveland Electric and Toledo Edison, which currently have credit ratings for their senior secured debt from Standard & Poor's of BB and from Moody's Investors Service of Ba2, were put on credit watch by these two ratings agencies, but with positive implications, on September 16, 1996. On September 17, 1996, Duff & Phelps Credit Rating Company (current rating BB) put Cleveland Electric and Toledo Edison's securities on rating watch with uncertain implications. On September 18, 1996, Fitch Investors Service affirmed Cleveland Electric and Toledo Edison's rating of BB. None of these Centerior ratings are investment grade. In addition, since the announcement of the Merger on September 16, 1996, decreased market prices for Ohio Edison's outstanding senior fixed income securities suggest there would be a slightly higher cost of any new borrowing for Ohio Edison. Conversely, higher prices for Cleveland Electric and Toledo Edison outstanding senior fixed income securities during this period suggest lower costs for any new borrowings by those companies.

NUCLEAR FACILITIES

     Although Ohio Edison, Cleveland Electric and Toledo Edison have substantial interests in four nuclear generating units, Ohio Edison previously has not owned an interest in the Davis-Besse nuclear unit or had operational responsibility for any nuclear units. In addition, Centerior previously has not owned an interest in Beaver Valley Unit 1. Once the Merger is completed, FirstEnergy will have ownership interests in all four nuclear generating units and operational responsibilities for the Davis-Besse and Perry Unit 1 nuclear units. Risks of substantial liability arise from the ownership and operation of nuclear facilities, including, among others, the storage, handling and disposal of radioactive materials, limitations on the amounts and types of insurance coverages commercially available and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives.

COMPETITIVE AND REGULATORY CONDITIONS

     The Merger will combine companies that share a common regulatory and competitive environment as well as a number of factors currently affecting certain electric utilities, including high cost nuclear power plants, relatively high levels of debt and competition from municipal and other alternative providers of electric service. As a result of the Merger, these factors may affect FirstEnergy to a greater degree than would be the case for either Ohio Edison or Centerior on a stand-alone basis.

FORWARD-LOOKING INFORMATION

     We have made forward-looking statements in this document with respect to the financial condition, results of operations and business of FirstEnergy following the consummation of the Merger, which involve certain risks and uncertainties. Forward-looking statements are included under "Summary," "Summary Selected Historical and Unaudited Pro Forma Financial Information," these "Risk Factors," "Unaudited Pro Forma Financial Information," "The Merger -- Reasons for the Merger," "-- Savings," and "Regulatory Matters -- State Approvals and Related Matters," as well as in statements about future performance or results, including any statements using the words "believe," "expect," "anticipate" or similar words. For all of those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) expected cost savings from the Merger are not fully realized; (2) regional competitive pressure in the electric utility industry increases significantly; (3) costs or difficulties related to the integration of the businesses of Ohio Edison and Centerior are greater than expected; (4) state and federal regulatory initiatives are implemented that further increase competition, threaten cost and investment recovery or impact rate structures; and (5) national and regional economic conditions are less favorable than expected. Further information on other factors which could affect the financial results of FirstEnergy after the Merger is included in the SEC filings incorporated by reference herein.

                          MEETINGS, VOTING AND PROXIES

     We are furnishing this Proxy Statement to holders of Ohio Edison Common Stock and holders of Centerior Common Stock in connection with the solicitation of proxies by the Ohio Edison Board and the Centerior Board for use at the Ohio Edison Meeting and the Centerior Meeting. At the Special Meetings, holders of Ohio Edison Common Stock and Centerior Common Stock will be asked to vote to approve and adopt the proposed mergers and certain related transactions contemplated by the Merger Agreement, a copy of which is attached hereto as Appendix A.

     The Merger Agreement provides, among other things, for the mergers of (i) Centerior with and into FirstEnergy (immediately after the merger of Centerior Acquisition Sub with and into Centerior) and (ii) Ohio Edison Acquisition Sub with and into Ohio Edison, pursuant to which (a) each outstanding share of Ohio Edison Common Stock will be converted into the right to receive one share of FirstEnergy Common Stock and (b) each outstanding share of Centerior Common Stock will be converted into the right to receive 0.525 (525/1000) of a share of FirstEnergy Common Stock. Cash will be paid to Centerior shareholders in lieu of fractional shares except shares held by Centerior's dividend reinvestment plan agent. The Merger will become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of Ohio or at such time thereafter as is provided in the Certificates of Merger.

     Following the Merger, FirstEnergy would be a holding company which would directly hold all of the issued and outstanding common stock of Ohio Edison and all of the issued and outstanding common stock of Centerior's direct subsidiaries, which include, among others, Cleveland Electric and Toledo Edison. Penn Power would remain a wholly owned subsidiary of Ohio Edison. As a result of the Merger, the holders of Ohio Edison Common Stock and Centerior Common Stock would own all of the outstanding shares of FirstEnergy Common Stock. All other classes of capital stock of Ohio Edison and its subsidiaries and of the subsidiaries of Centerior would be unaffected by the Merger and would remain outstanding.

OHIO EDISON MEETING

     Purpose of Ohio Edison Meeting. The purpose of the Ohio Edison Meeting is to vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The enclosed proxy card, upon due execution, authorizes the voting of shares represented by the proxy on any other matter that may properly come before the Ohio Edison Meeting, and any adjournment or postponement of the meeting, unless otherwise indicated. The proxy holders will take such action in accordance with their best judgment. Ohio Edison expects that no other business will be considered at the Ohio Edison Meeting.

     The Ohio Edison Board believes that the Merger is in your best interests and unanimously recommends that the shareholders of Ohio Edison vote FOR the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Ohio Edison Board approved and adopted the Merger Agreement after consideration of a number of factors described under the heading "The Merger -- Reasons for the Merger" and "-- Recommendations of the Ohio Edison Board of Directors."

     Date, Place and Time; Record Date. The Ohio Edison Meeting will be held on March 27, 1997, at 2:00 p.m., Eastern time, at the John S. Knight Center, 77 East Mill Street, Akron, Ohio. Holders of record of

Ohio Edison Common Stock at the close of business on February 5, 1997 will be entitled to notice of, to vote at and to participate in the Ohio Edison Meeting on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. At the close of business on February 5, 1997, there were 152,569,437 shares of Ohio Edison Common Stock issued and outstanding and entitled to vote.

     Any Ohio Edison shareholder with a hearing impairment who plans to attend the Ohio Edison Meeting may request that Ohio Edison provide a sign language interpreter at the Ohio Edison Meeting. Requests for an interpreter must be received by Investor Services no later than March 3, 1997.

     Voting Rights. Each share of Ohio Edison Common Stock entitles its holder to one vote with respect to the proposed Merger Agreement and the transactions contemplated thereby. Holders of Ohio Edison preferred stock are not entitled to vote on the Merger.

     There must be present in person or by proxy the holders of record of shares entitling them to exercise two-thirds of the voting power of Ohio Edison Common Stock in order to constitute a quorum for the transaction of business at the Ohio Edison Meeting.

     The affirmative votes of the holders of at least two-thirds of the outstanding shares of Ohio Edison Common Stock are required to approve and adopt the Merger Agreement and the transactions contemplated thereby. ABSTENTIONS AND FAILURES TO VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER. Brokers and other nominees are not permitted to vote at the Ohio Edison Meeting without instructions from their beneficial owners. If such brokers and other nominees do not vote, such "non-votes" will have the effect of a vote against the approval of the Merger Agreement.

     The directors and executive officers of Ohio Edison, together with their affiliates, beneficially own less than 1% of the outstanding shares of Ohio Edison capital stock.

     Proxies. Holders of Ohio Edison Common Stock (including shares held for participants in the Ohio Edison Sharebuilder Investment Plan) may vote either in person or by properly executed proxy. By completing and returning the proxy card, an Ohio Edison shareholder authorizes the persons named on the card to vote all the Ohio Edison shares on his, her or its behalf. If a properly executed proxy is returned without any voting directions, such shares will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. A properly executed proxy received prior to closing of the polls during the Ohio Edison Meeting will be voted in the manner set forth on the proxy unless specifically directed otherwise by the shareholder, in which case it will be voted as directed. An Ohio Edison shareholder may revoke a proxy at any time prior to its vote at the Ohio Edison Meeting by properly executing a proxy bearing a later date or by giving notice of revocation to Ohio Edison in writing or in open meeting. The attendance of an Ohio Edison shareholder at the Ohio Edison Meeting, without express action, will not revoke a previously executed proxy.

     Ohio Edison will bear the cost of soliciting proxies for the Ohio Edison Meeting, except that Ohio Edison and Centerior will share equally expenses incurred in connection with printing and filing this Proxy Statement. See "The Merger Agreement -- Expenses." In addition to soliciting proxies by mail, officers and employees of Ohio Edison may solicit proxies by telephone, telecopy, telegram or in person. Ohio Edison has retained Georgeson & Company Inc., a proxy solicitation firm, to aid in the solicitation of proxies. The fee of such firm is expected to be $50,000 plus reimbursement for out-of-pocket expenses.

     The Ohio Edison Meeting may be adjourned to another date and/or place for any proper purpose, including, without limitation, to solicit additional proxies.

CENTERIOR MEETING

     Purpose of Centerior Meeting. The purpose of the Centerior Meeting is to vote upon the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The enclosed proxy card, if properly executed, authorizes the voting of shares represented by the proxy on any other matter that may properly come before the Centerior Meeting, and any adjournment or postponement of the meeting, unless otherwise indicated. The proxy holders will take such action in accordance with their best judgment. Centerior expects that no other business will be considered at the Centerior Meeting.

     The Centerior Board believes that the Merger is in your best interests and unanimously recommends that the shareholders of Centerior vote FOR the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Centerior Board approved and adopted the Merger Agreement after consideration of a number of factors described under the heading "The
Merger -- Reasons for the Merger" and "-- Recommendations of the Centerior Board of Directors."

     Date, Place and Time; Record Date. The Centerior Meeting will be held on March 27, 1997, at 2:00 p.m., Eastern time, at Executive Caterers at Landerhaven, 6111 Landerhaven Drive, Mayfield Heights, Ohio. Only holders of record of Centerior Common Stock at the close of business on February 5, 1997 will be entitled to vote at and participate in the Centerior Meeting. At the close of business on February 5, 1997, there were 148,025,928 shares of Centerior Common Stock issued and outstanding and entitled to vote.

     Any Centerior shareholder with a hearing impairment who plans to attend the Centerior Meeting may request that Centerior provide a sign language interpreter at the Centerior Meeting. Requests for an interpreter must be received by Share Owner Services at Centerior no later than March 21, 1997.

     Voting Rights. Each share of Centerior Common Stock entitles its holder to one vote with respect to the proposed Merger Agreement and the transactions contemplated thereby.

     In order to constitute a quorum, there must be present in person or by proxy the holders of record of shares entitled to exercise a majority of the voting power of Centerior Common Stock.

     The affirmative votes of the holders of at least a majority of the outstanding shares of Centerior Common Stock are required to approve and adopt the Merger Agreement and the transactions contemplated thereby. ABSTENTIONS AND FAILURES TO VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER. Brokers and other nominees are not permitted to vote at the Centerior meeting without instructions from their beneficial owners. If such brokers and other nominees do not vote, such "non-votes" will have the effect of a vote against the approval of the Merger Agreement.

     The directors and executive officers of Centerior, together with their affiliates, beneficially own less than 1% of the outstanding shares of Centerior Common Stock.

     Proxies. Holders of Centerior Common Stock may vote either in person or by properly executed proxy. By completing and returning the proxy card, a Centerior shareholder authorizes the persons named on the card to vote all the Centerior shares on his, her or its behalf. If a properly executed proxy is returned without any voting directions, such shares will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. A properly executed proxy received prior to closing of the polls during the Centerior Meeting will be voted in the manner set forth on the proxy unless specifically directed otherwise by the shareholder, in which case it will be voted as directed. A Centerior shareholder may revoke a proxy at any time prior to its vote at the Centerior Meeting by properly executing a proxy bearing a later date or by giving notice of revocation to Centerior in writing or in open meeting. The attendance of a Centerior shareholder at the Centerior Meeting, without express action, will not revoke a previously executed proxy.

     Shares held for participants in the Centerior Dividend Reinvestment and Stock Purchase Plan will be voted by the respective custodian the same way as the Centerior share owners' shares of record, if any, are voted.

     Centerior will bear the cost of soliciting proxies for the Centerior Meeting, except that Ohio Edison and Centerior will share equally expenses incurred in connection with printing and filing this Proxy Statement. See "The Merger Agreement -- Expenses." In addition to soliciting proxies by mail, officers and employees of Centerior may solicit proxies by telephone, telecopy, telegram or in person. Centerior has retained Morrow & Co., Inc., a proxy solicitation firm, to aid in the solicitation of proxies. The fee of such firm is expected to be $25,000 plus reimbursement for out-of-pocket expenses.

     The Centerior Meeting may be adjourned to another date and/or place for any proper purpose, including, without limitation, to solicit additional proxies.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Ohio Edison and Centerior (and its predecessors) have had a lengthy relationship characterized by joint activity and cooperation. Ohio Edison, Cleveland Electric and Toledo Edison have been members of CAPCO since 1967, together with Duquesne and Ohio Edison's wholly owned subsidiary, Penn Power. See "Selected Information Concerning Ohio Edison and Centerior -- Relationships Between Ohio Edison and Centerior." Since the formation of CAPCO, there have been various proposals and discussions for closer forms of association and combination among and between the various members. Those discussions led, for example, in 1986, to the affiliation of Cleveland Electric and Toledo Edison as wholly owned subsidiaries of Centerior.

     The discussions that led to the execution of the Merger Agreement commenced in the late spring of 1996, when Willard R. Holland, Chairman of the Board and Chief Executive Officer of Ohio Edison, and Robert J. Farling, Chairman, President and Chief Executive Officer of Centerior, began to discuss the potential strategic benefits of a combination of the companies. On April 11, 1996, the PUCO had issued its order with respect to a rate application by Cleveland Electric and Toledo Edison, in which it had recommended that the two companies undertake various financial and accounting actions related to their nuclear properties. Centerior had begun to consider its responses to that order, and to identify its various strategic alternatives and options. On May 6, Messrs. Holland and Farling agreed to establish small working teams to evaluate the potential for a combination and to consider possible synergies. It was agreed that discussions about possible exchange ratios would be deferred until the parties had exchanged sufficient information to enable each to further evaluate the financial and operational effects of a possible combination. In addition, the companies jointly retained McKinsey on May 20 to assist management in a preliminary evaluation of the possible synergies resulting from a combination.

     Morgan Stanley has regularly provided financial advisory services to both Ohio Edison and Centerior over the past several years, and thus has substantial knowledge of both companies and the electric utility industry generally. Because of this experience and knowledge, the managements and Boards of each of the two companies determined that it would be beneficial to retain Morgan Stanley to assist in the structuring of a possible business combination. Each Board engaged Morgan Stanley on June 18 to assist management's financial and related analyses in connection with the structuring of a possible combination on the understanding Morgan Stanley would establish and maintain separate working teams for each company.

     At its May 28 meeting, the Centerior Board of Directors appointed an ad hoc committee consisting of Messrs. Farling, Mosier, Savage, Miller and Williams of the Centerior Board and Paul B. Campbell of Squire, Sanders & Dempsey L.L.P., to evaluate Centerior's strategic alternatives in light of the April 11 PUCO order and the preliminary discussion with Ohio Edison and report its recommendations to the Centerior Board. On June 1, Ohio Edison and Centerior entered into a confidentiality agreement, including stand still provisions, to facilitate the exchange of confidential information so that each could appropriately evaluate the potential advantages and disadvantages of a combination. Also in June, Centerior retained Barr Devlin as a financial advisor and to provide a fairness opinion to the Centerior Board should one be needed. Over the course of June and July, the companies exchanged financial and operational information, evaluated that information, met with financial advisors, accountants and lawyers on the benefits and consequences of a combination and met to discuss a proposed form of agreement for a possible combination. The status of the discussions was reviewed with the Board of each company, and in Centerior's case, by the ad hoc committee, at the meetings of those Boards in June and July. On June 25, the Centerior Board adopted a Shareholder Rights Plan after considering prevailing conditions in the electric industry, the trading level of its common stock as compared to historical levels, and the possibility that Centerior might become a more visible potential target of acquisition as a result of the discussions with Ohio Edison, were those discussions to become public.

     In early August, Centerior retained Deloitte & Touche to assist its management in identifying and quantifying the potential synergies. During early August, there were meetings among each companies' working teams and their financial advisors, counsel and accountants to review financial and operational due diligence matters. On August 23, the Ohio Edison Board held a special meeting to discuss the combination. Following that meeting, Mr. Holland indicated to Mr. Farling that Ohio Edison would be prepared to proceed with the combination based on an exchange ratio in the range of .5 to 1. In response, Mr. Farling suggested that each company's financial advisors meet to explore exchange ratio parameters. On August 30, 1996, Ohio Edison retained McDonald to act as Ohio Edison's financial advisor and to provide a fairness opinion, if required.

     Throughout early September, lawyers for and representatives of the companies began meeting to draft a merger agreement. In the first two weeks of September, Barr Devlin and both companies' Morgan Stanley Teams met to discuss ranges of possible exchange ratios, without reaching agreement. Over the course of September 12 and 13, Messrs. Holland, Farling, Anthony J. Alexander, Executive Vice President and General Counsel of Ohio Edison, Terrence G. Linnert, Senior Vice President, Chief Financial Officer and General Counsel of Centerior, and H. Peter Burg, President and Chief Operating Officer of Ohio Edison, discussed and agreed to present to their Boards of Directors a transaction involving an exchange ratio of .525 to 1. They also agreed to present to their respective Boards proposals on the method of Board selection and termination fees in connection with the Merger Agreement.

     On September 13, the Ohio Edison and Centerior Boards each met, determined that the proposed transaction was in the best interests of their respective shareholders and approved the proposed transaction and the Merger Agreement. At these meetings, McDonald and Barr Devlin delivered their fairness opinions to the Ohio Edison Board and the Centerior Board, respectively. After these meetings, the Merger Agreement was executed by both companies. Public announcement of the transaction was made on September 16, 1996.

REASONS FOR THE MERGER

     We believe that the Merger will create a company that is better positioned to compete in the electric utility industry than either Ohio Edison or Centerior on a stand-alone basis, enhancing long-term shareholder value and providing customers with reliable service at more stable and competitive prices. We expect to achieve such results through:

     (a) improved coordination, control and operation of major generating plants and transmission facilities;

     (b) accelerated debt reduction;

     (c) elimination of duplicative activities;

     (d) reduced operating expenses and cost of capital;

     (e) elimination or deferral of certain capital expenditures;

     (f) development of opportunities for sales of energy-related products and services;

     (g) enhanced cash flow; and

     (h) enhanced purchasing capabilities for goods and services.

     We believe the combination of Ohio Edison and Centerior is a natural alliance of two companies with adjoining service areas who already share ownership in many of their major generating assets and which will realize opportunities to eliminate duplicative costs, maximize efficiencies and increase management flexibility in order to enhance revenues, cash flow and earnings and be a more effective competitor in the increasingly competitive electric utility industry.

     We believe that the Merger will provide the following benefits:

     - SAVINGS

     We anticipate that the combination of the businesses of Ohio Edison and Centerior will result in substantial savings, estimated at approximately $1 billion, net of costs to achieve (estimated to be approximately $130 million), over ten years. The Regulatory Plan approved by the PUCO provides for a portion of these savings to be allocated to ratepayers by the PUCO in the form of lower rates for retail customers of Cleveland Electric and Toledo Edison and by the reduction of the carrying cost of existing assets. See "Regulatory
Matters -- State Approvals and Related Matters." The savings, which we believe could not be achieved without the Merger, are in addition to the estimated effects of cost reduction programs currently underway at Ohio Edison and Centerior and result primarily from the reduction of duplicative functions and positions, reductions in duplicative corporate and administrative expenses, joint dispatch of generating facilities and procurement efficiencies. We expect reductions in labor to comprise slightly over half the estimated savings, based on a reduction of approximately 900 positions in the FirstEnergy organization. These reductions are expected to be phased in over a five-year period. We believe that such reductions will be attained through attrition, controlled hiring and voluntary and involuntary severance programs. We expect reductions in duplicative corporate and administrative expenses, such as insurance, facilities, professional services and advertising, to comprise about a quarter of estimated savings. Cost savings from the joint dispatch of generating facilities and procurement efficiencies comprise the balance of the estimated savings.

     In addition, both companies' ongoing cost reduction and efficiency improvement programs will be available for implementation throughout the new organization. Through such programs, as well as reductions in new capital requirements and lower overheads resulting from combining operations, we expect to reduce system-wide debt by at least $2.5 billion through the year 2000, yielding additional long-term financial savings in the form of lower interest expense.

     - STRATEGIC ADVANTAGES

     If the Merger were completed today, FirstEnergy would be the 11th largest investor-owned electric utility system in the U.S., based on combined annual sales of approximately 64 billion kWh. With assets of over $18 billion, a customer base of 2.1 million and a service area of 13,200 square miles located within a 500 mile radius of one-half of the U.S. population, FirstEnergy will be one of the nation's largest electric utility systems with more resources and opportunities to compete successfully in the increasingly competitive electric utility industry. We expect that FirstEnergy will be able to provide customers with a wider range of energy services and products and enhanced service capabilities than either Ohio Edison or Centerior could alone, key advantages as our industry becomes more competitive.

     - LARGER STAKE IN MAJOR GENERATING PLANTS

     FirstEnergy will have complete or majority ownership and operational control over the 2,360 MW Bruce Mansfield Plant (coal); the 600 MW Sammis Unit 7
(coal); the 600 MW Eastlake Unit 5 (coal); the 883 MW Davis-Besse Unit (nuclear); and the 1,194 MW Perry Unit 1 (nuclear). FirstEnergy will also have majority ownership of the 1,630 MW Beaver Valley Plant (nuclear). With our combined ownership shares, we will be better able to enhance the operating efficiency of the units, helping us reduce the financial risks related to operations in a more competitive electric industry.

     - RATE REDUCTION

     Our Regulatory Plan, which has been approved by the PUCO, would extend to Cleveland Electric and Toledo Edison customers a rate reduction program to become effective upon consummation of the Merger. The Regulatory Plan calls for:
(i) a base rate freeze through 2005 followed by an immediate $310 million base rate reduction; (ii) interim residential rate reductions of $3 per month beginning six months after the Merger, increasing to $4 per month on July 1, 2000, and to $5 per month from July 1, 2001 through the year 2005; (iii) interim rate reductions for certain commercial customers; (iv) a $75 million economic development loan/lease program; (v) a $30 million energy efficiency program for residential customers; (vi) a $2 billion aggregate reduction in assets through 2005, resulting from amounts that will have been revalued, amortized and/or depreciated on an accelerated basis; and (vii) earnings caps, that would enable customers to share in any additional benefits from the Merger, limiting returns on common equity, for regulatory purposes, of Cleveland Electric and Toledo Edison to 11.5% for calendar years from inception of the Regulatory Plan through 1999, 12.0% in 2000 and 2001 and 12.59% from 2002 through 2005. See "Regulatory
Matters -- State Approvals and Related Matters" on page 37.

RECOMMENDATION OF THE OHIO EDISON BOARD OF DIRECTORS

THE OHIO EDISON BOARD BELIEVES THAT THE MERGER IS IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     In reaching its recommendation in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby, the Ohio Edison Board consulted with Ohio Edison's management and its legal and financial advisors and considered a number of factors including:

          (a) the respective businesses, operations, assets, management, geographic location and prospects, particularly the relative quality, capacity and mix of electric generating facilities and the contiguous nature of the service territories;

          (b) the joint ownership of major generating units and the ability to maximize operating efficiencies and performance of such facilities in an increasingly competitive electric utility industry;

          (c) prices and trading information with respect to Ohio Edison Common Stock and Centerior Common Stock, particularly with respect to each other;

          (d) the financial condition and results of operations of Ohio Edison and Centerior on a historical and prospective basis;

          (e) the presentations of management, including potential operating and financial synergies anticipated from the Merger, which indicated estimated savings of approximately $1 billion, net of costs to achieve, over a 10-year period;

          (f) the expected treatment of the Merger as a purchase under GAAP;

          (g) the fact that the Merger will be tax-free to Ohio Edison shareholders, except with respect to cash payments to dissenters;

          (h) the opinion of McDonald that the Ohio Edison exchange ratio is fair, from a financial point of view, to holders of Ohio Edison Common Stock;

          (i) the advice of the Morgan Stanley Ohio Edison Team concerning various financial aspects of a proposed combination, the financial terms of the Merger Agreement and other matters related to the Merger;

          (j) the fact that, compared to recently proposed or completed utility mergers involving significant premiums, the exchange ratio is favorable to Ohio Edison, when viewed as a multiple of earnings per share, cash flow, book value, EBIT and EBITDA, notwithstanding the approximately 41% premium to be paid over Centerior's share price immediately prior to the announcement of the Merger;

          (k) the importance of size and economies of scale in the increasingly competitive electric utility industry;

          (l) the potential for enhanced economic development of the combined service areas due to a better mix of location sites and infrastructure;

          (m) the incremental increase in the relative ownership interests in, and operating responsibility for, nuclear facilities;

          (n) the selection of the directors and management of FirstEnergy by the Ohio Edison Board;

          (o) Ohio Edison's direction of the integration and transition management of the companies;

          (p) the requirement of the approval by the PUCO of an acceptable regulatory plan for Cleveland Electric and Toledo Edison; and

          (q) the fact that the Merger would provide benefits to shareholders and customers that would not be available on a stand-alone basis.

     The foregoing discussion of information and factors considered and given weight by the Ohio Edison Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Ohio Edison Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their determinations. In addition, individual members of the Ohio Edison Board may have given different weights to different factors.

RECOMMENDATION OF THE CENTERIOR BOARD OF DIRECTORS

THE CENTERIOR BOARD BELIEVES THAT THE MERGER IS IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     In reaching its recommendation in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby, the Centerior Board consulted with Centerior's management and its legal and financial advisors, and considered a number of factors, including the following:

          (a) the respective businesses, operations, assets, management and prospects of Centerior and Ohio Edison, including their contiguous service territories and shared ownership of major generating facilities;

          (b) the financial condition and results of operations of Centerior and Ohio Edison on a historical and prospective basis, including the potential for financial synergies resulting in more rapidly improved credit ratings for Cleveland Electric and Toledo Edison;

          (c) prices and trading information with respect to Centerior and Ohio Edison Common Stock separately and in relation to each other;

          (d) the opinion of Barr Devlin that, as of September 13, 1996, the Centerior exchange ratio is fair, from a financial point of view, to the holders of Centerior Common Stock;

          (e) the advice of Barr Devlin and the Morgan Stanley Centerior Team concerning various financial aspects of a proposed combination, the financial terms of the Merger Agreement and other matters related to the Merger;

          (f) management's preliminary synergies analysis, which indicated estimated savings of approximately $1 billion, net of costs to achieve, over a 10-year period;

          (g) the premium over the then current market price of Centerior Common Stock;

          (h) the stabilization of the Centerior dividend rate;

          (i) the expected treatment of the Merger under purchase accounting;

          (j) the requirement for the approval by the PUCO of an acceptable regulatory plan for Cleveland Electric and Toledo Edison;

          (k) the tax-free nature of the Merger to Centerior and its shareholders (except with respect to cash payments to dissenters and in lieu of fractional shares);

          (l) the importance of size, resources and economies of scale in the increasingly competitive electric utility industry;

          (m) the anticipated increase in cash flow, which should lead to the more rapid reduction of debt, lower financing costs and improved earnings and credit ratings;

          (n) the potential for enhanced economic development of the combined service areas due to a better mix of location sites and infrastructure;

          (o) the incremental increase in the relative ownership interests in nuclear facilities; and

          (p) the anticipated benefits to shareholders and customers of Centerior which could not be realized on a stand-alone basis.

     The foregoing discussion of information and factors considered by the Centerior Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Centerior Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Centerior Board may have given different weights to different factors.

OPINIONS OF FINANCIAL ADVISORS

Ohio Edison's Financial Advisor.

     On August 30, 1996, Ohio Edison retained McDonald to act as Ohio Edison's financial advisor in connection with the Merger. On September 13, 1996, McDonald delivered its opinion to the Ohio Edison Board to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in the opinion, the Ohio Edison Conversion Number is fair from a financial point of view to holders of Ohio Edison Common Stock.

     A COPY OF THE MCDONALD OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MCDONALD, IS ATTACHED AS APPENDIX B1 TO THIS PROXY STATEMENT, AND IS INCORPORATED HEREIN BY REFERENCE. OHIO EDISON SHAREHOLDERS ARE ENCOURAGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MCDONALD OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE OHIO EDISON CONVERSION NUMBER TO THE HOLDERS OF OHIO EDISON COMMON STOCK FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OHIO EDISON SHAREHOLDER HOW TO VOTE. THE SUMMARY OF THE MCDONALD OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MCDONALD OPINION.

     In connection with the McDonald Opinion, McDonald reviewed, among other things: (i) the Merger Agreement; (ii) Annual Reports to shareholders and Annual Reports on Form 10-K of Ohio Edison and Centerior for the five years ended December 31, 1995; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Ohio Edison and Centerior; (iv) certain FERC Forms 1 of Ohio Edison, Penn Power, Cleveland Electric and Toledo Edison; (v) certain other communications from Ohio Edison and Centerior to their respective shareholders; and (vi) certain internal financial analyses and estimates of certain operating efficiencies and financial synergies expected to be achieved as a result of the proposed combination. McDonald also held discussions with members of the senior management of Ohio Edison and Centerior regarding past and current business operations, financial condition and future prospects of their respective companies and their analyses of the strategic benefits of the proposed combination, including, without limitation, the amount and timing of realization of the synergies related to the proposed combination. In addition, McDonald reviewed the reported price and trading activity information for Ohio Edison Common Stock and Centerior Common Stock, compared certain financial and stock market information for Ohio Edison and Centerior with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electric utility industry and performed such other studies and analyses as McDonald considered appropriate.

     In its review and analysis and in arriving at the McDonald Opinion, McDonald assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and assumed and relied upon the representations and warranties of Ohio Edison and Centerior contained in the Merger Agreement. McDonald was not engaged to verify, nor did McDonald independently attempt to verify, any of such information. McDonald also relied upon the managements of Ohio Edison and Centerior as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to it, and, with the consent of Ohio Edison, McDonald assumed that such projections reflect the best currently available estimates and judgments of such respective managements of Ohio Edison and Centerior and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of Ohio Edison and Centerior. McDonald was not engaged to assess the achievability of such projections or the assumptions upon which they were based and expresses no view as to such projections or assumptions. In addition, McDonald did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of either Ohio Edison or Centerior, nor was McDonald furnished with any such evaluation or appraisal. In addition, McDonald further assumed that obtaining any necessary regulatory or third party approvals for the Merger will not have an adverse effect on Ohio Edison or Centerior. Ohio Edison did not place any limitations upon McDonald with respect to the procedures followed or factors considered by McDonald in rendering its opinion. The McDonald Opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, September 13, 1996, and does not address any matters subsequent to such date.

     The matters considered by McDonald in arriving at the McDonald Opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance and general business and economic conditions, many of which are beyond the control of Ohio Edison and Centerior, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by McDonald are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The McDonald Opinion does not present a discussion of the relative merit of the Merger as compared to any other business plan or opportunity that might be presented to Ohio Edison, or the effect of any other arrangement in which Ohio Edison might become involved.

     The following is a summary of the material financial and comparative analyses performed by McDonald in arriving at its September 13, 1996 opinion. You should refer to the Glossary of Defined Terms on page 58 for definitions of certain terms used in this summary. McDonald derived implied exchange ratios for Ohio Edison Common Stock and Centerior Common Stock based upon what these analyses, considered in light of the judgment and experience of McDonald, suggested about their relative values. The McDonald Opinion is based on McDonald's consideration of the collective results of all such analyses, together with other factors referred to in its opinion letter. In concluding that the Ohio Edison Conversion Number is fair to Ohio Edison shareholders in light of the Centerior Conversion Number and in its discussions with the Ohio Edison Board, McDonald compared the ratio of the Centerior Conversion Number to the Ohio Edison Conversion Number to each range of implied exchange ratios set forth below, which were derived from the analyses performed by McDonald, and noted as generally supporting its opinion that a Direct Exchange Ratio of 0.525 was consistent with the ranges of such implied exchange ratios for Centerior Common Stock to Ohio Edison Common Stock derived from historical exchange ratios (0.348 to 0.624), pro forma financial analysis, contribution analysis (0.530 to 1.129, with a median implied exchange ratio of 0.867), discounted cash flow analysis (0.535 to 0.852 with a median implied exchange ratio of 0.697 in the less conservative case; 0.444 to 0.759 with a median implied exchange ratio of
0.604 in the more conservative case), comparable public company analysis (0.327 to 0.964, with a median implied exchange ratio of 0.606), comparable merger transaction analysis (0.584 to 1.326, with a median implied exchange ratio of 0.880), and dividend discount analysis (0.650 to 0.763 with a median implied exchange ratio of 0.707 in the less conservative case; 0.546 to 0.624 with a median implied exchange ratio of 0.585 in the more conservative case). The mean range of implied exchange ratios for the latter five financial analyses (contribution, discounted cash flow, comparable public company, comparable merger transaction, and dividend discount) had a low mean value of 0.517 and a high mean value of 0.917, with a median implied exchange ratio of 0.707.

     Historical Exchange Ratios. McDonald reviewed the per-share market price of Centerior Common Stock and Ohio Edison Common Stock over the five-year period ended September 10, 1996. McDonald also calculated the average ratio of the per-share market price of Centerior Common Stock to the per-share market price of Ohio Edison Common Stock over the five-year period from September 10, 1991 to September 10, 1996; over the one-year period from September 10, 1995 to September 10, 1996; over the six-month period from March 10, 1996 to September 10, 1996; and over the one-month period from August 10, 1996 to September 10, 1996. Over the five-year period, the average ratio of the per-share market price of Centerior Common Stock to the per-share market price of Ohio Edison Common Stock was 0.624. Over the one-year period, the average ratio of the per-share market price of Centerior Common Stock to the per-share market price of Ohio Edison Common Stock was 0.382. Over the six-month period, the average ratio of the per-share market price of Centerior Common Stock to the per-share market price of Ohio Edison Common Stock was 0.348. Over the one-month period, the average ratio of the per-share market price of Centerior Common Stock to the per-share market price of Ohio Edison Common Stock was 0.361. As of September 10, 1996 the ratio of the per-share market price of Centerior Common Stock to the per-share market price of Ohio Edison Common Stock was 0.3636.

     Pro Forma Financial Analysis. McDonald analyzed certain pro forma effects resulting from the Merger, including the potential impact to earnings per share of Ohio Edison Common Stock. Using the projected earnings for the years 1998 to 2006 provided by the respective managements of Ohio Edison and Centerior, McDonald compared the projected earnings per share of Ohio Edison on a stand-alone basis to the earnings per share of FirstEnergy Common Stock, assuming certain estimated synergies that Ohio Edison management expects to achieve as a result of the Merger. In addition, to reflect a more aggressive assumption provided by Ohio Edison management as to the effects of increased competition in the electric utility industry, McDonald made a similar comparison assuming a reduction in average revenue beginning in fiscal year 2001. The estimates provided by Ohio Edison management did not include, and the analysis by McDonald did not give any effect to, among other things, the regulatory plan that must be approved by the PUCO for Cleveland Electric and Toledo Edison as a condition to the Merger, or the full financial statement impact that Ohio

Edison expects as a result of accounting for the Merger as a purchase. McDonald's analysis indicated that, overall, if the Merger went forward at a Direct Exchange Ratio of 0.525, the Merger would be accretive to the projected earnings per share of Ohio Edison shareholders for the period analyzed, and led McDonald to conclude that the accretive effect would commence in 1998.

     Contribution Analysis. McDonald calculated the relative contribution of Ohio Edison and Centerior to the combined company's EBITDA, net income, total assets, and book value, for the latest twelve months ended June 30, 1996 and, using certain projections provided by the respective managements of Ohio Edison and Centerior, for the projected fiscal years 1996 and 1997. McDonald also analyzed a scenario which assumed a $1 billion ($650 million after-tax) write-down of assets of Centerior immediately upon closing, which reduced net income for projected fiscal year 1996 and book value for the latest twelve months ended June 30, 1996. The analysis of EBITDA yielded an implied exchange ratio for Centerior Common Stock to Ohio Edison Common Stock of 0.867 to 1 for the latest twelve months ended June 30, 1996; of 0.900 to 1 for projected fiscal year 1996; and of 0.922 to 1 for projected fiscal year 1997. The analysis of net income yielded an implied exchange ratio of Centerior Common Stock to Ohio Edison Common Stock of 0.530 to 1 for the latest twelve months ended June 30, 1996 and of 0.656 for projected fiscal year 1997; the Centerior Write-Down Assumption made the calculation of an implied exchange ratio based on net income for projected fiscal year 1996 not meaningful. The analysis of total assets after taking account of the Centerior Write-Down Assumption yielded an implied exchange ratio for Centerior Common Stock to Ohio Edison Common Stock of 1.129 to 1 for the latest twelve months ended June 30, 1996. The analysis of book value yielded an implied exchange ratio for Centerior Common Stock to Ohio Edison Common Stock of 0.535 to 1 for the latest twelve months ended June 30, 1996.

     Discounted Cash Flow Analysis. In order to determine an implied exchange ratio range based upon a discounted cash flow analysis, McDonald performed an unlevered discounted cash flow analysis for each of Ohio Edison and Centerior using the same projected earnings for the years 1996 to 2006 provided by the respective managements of Ohio Edison and Centerior, and calculated ranges of value for Ohio Edison Common Stock and Centerior Common Stock.

     Ohio Edison's discounted cash flow was based upon the discount to present value, assuming discount rates ranging from 7.50% to 8.50%, of (i) its projected unlevered free cash flow for the years 1996 through 2006, and (ii) its 2006 terminal value based upon a range of multiples from 4.0x to 6.0x its projected 2006 EBITDA. Based upon these analyses, McDonald calculated a range of values for Ohio Edison Common Stock from $2.6 billion to $3.7 billion.

     Centerior's discounted cash flow was based upon the discount to present value, assuming discount rates ranging from 8.0% to 9.0%, of (i) its projected unlevered free cash flow for the years 1996 through 2006, and (ii) its 2006 terminal value based upon a range of multiples from 4.0x to 6.0x its projected 2006 EBITDA. These analyses were performed under two sets of assumptions as to projected earnings for the years 1996 through 2006, one of which assumed the reduction in average revenue referred to under "Pro Forma Financial Analysis", beginning in fiscal year 2001, to reflect increased competition. Based upon these analyses and assumptions, McDonald calculated a range of value for Centerior Common Stock from $1.2 billion to $2.8 billion.

     Utilizing discounted cash flow analysis in the less conservative case, McDonald calculated the implied exchange ratio for Centerior Common Stock to Ohio Edison Common Stock as a range from 0.535 to 0.852 with a median of 0.697. Utilizing discounted cash flow analysis in the more conservative case, McDonald calculated the implied exchange ratio for Centerior Common Stock to Ohio Edison Common Stock as a range from 0.444 to 0.759 with a median of 0.604.

     Comparable Public Company Analysis. Using publicly available information, McDonald compared certain financial and operating information and ratios (described below) for Ohio Edison and Centerior, respectively, with the corresponding financial and operating information and ratios for a group of publicly traded companies that McDonald deemed to be reasonably comparable to both Ohio Edison and Centerior. The companies included in the comparable public company analysis were American Electric Power Company,

Inc., DQE Inc., DTE Energy Company, Eastern Utilities Associates, Illinova Corporation, New England Electric System, Northeast Utilities, PECO Energy Company, PP&L Resources Inc., Unicom Corporation, and The United Illuminating Company. McDonald selected the Comparable Companies from the universe of possible comparable utility companies based upon McDonald's views as to the comparability of financial and operating characteristics to Ohio Edison and to Centerior.

     In order to determine an implied exchange ratio based upon comparable public company analysis, McDonald compared the market value of Ohio Edison Common Stock and Centerior Common Stock as a multiple of (a) estimated 1996 EPS, which estimates were obtained from First Call, (b) estimated 1997 EPS, which estimates were obtained from First Call, (c) net income for the last twelve months ended June 30, 1996, (d) book value of common equity as of June 30, 1996, as adjusted to reflect an assumed write-down of assets as discussed above and
(e) indicated dividend yield, to the corresponding ratios for the Comparable Companies. First Call is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. The results of the foregoing were used to establish an implied equity valuation range and a resulting implied per-share value for each of Ohio Edison and Centerior. Assuming the per share price of Ohio Edison Common Stock on September 10, 1996 to be $20.63 per share, these implied valuations established an implied exchange ratio of Centerior Common Stock to Ohio Edison Common Stock, the mean of which ranged from a low of 0.321 to a high of 0.960 with a median of 0.604. Adjusted to reflect the Centerior Write-Down Assumption, the mean of the implied exchange ratio of Centerior Common Stock to Ohio Edison Common Stock ranged from a low of 0.327 to a high of
0.964 with a median of 0.606.

     Comparable Mergers Analysis. Using publicly available information, McDonald reviewed eleven transactions announced between October 29, 1990 and August 16, 1996, involving the proposed or completed mergers of selected electric utility companies. The Comparable Mergers, together with the date each such transaction was announced, were as follows:

- IES Industries Inc., Interstate Power Company and WPL Holdings, Inc. into Interstate Energy Corporation, August 1996;

- IES Industries Inc. into MidAmerican Energy Company, August 1996;

- Portland General Corporation into Enron Corporation, July 1996;

- Kansas City Power & Light Company into Western Resources, Inc., April 1996;

- Kansas City Power & Light Company and UtiliCorp United Inc. into Maxim Energies, Inc., January 1996;

- Potomac Electric Power Company and Baltimore Gas and Electric Company into Constellation Energy Corp., September 1995;

- CIPSCO and Union Electric Company into Ameren Corporation, August 1995;

- PP&L Resources and PECO Energy Company, August 1995;

- PSI Resources Inc. and The Cincinnati Gas & Electric Company into CINergy Corporation, December 1993;

- Gulf States Utilities Company into Entergy Corporation, June 1992; and

- Kansas Gas and Electric Company and Kansas Power & Light Company into Western Resources, Inc., October 1990.

     In order to determine an implied exchange ratio based on comparable merger transactions analysis, McDonald (i) compared the equity value in each of the Comparable Mergers as a multiple of the then publicly available (a) LTM Net Income Multiple, (b) LTM Cash Flow Multiple, and (c) Book Value Multiple; and
(ii) compared the enterprise value for each of the Comparable Mergers as a multiple of the then publicly available (x) LTM Revenue Multiple, (y) LTM EBIT Multiple, and (z) LTM EBITDA Multiple, to the corresponding multiples for Ohio Edison Common Stock and Centerior Common Stock. These multiples established an implied equity valuation range and a range of implied values per share for each of the measures of value. The mean implied value per share established the implied exchange ratio for comparable merger transactions analysis. Using Comparable Mergers analysis, the mean of the implied exchange ratio of Centerior Common Stock to Ohio Edison Common Stock ranged from a low of
0.669 to a high of 1.492 with a median of 1.014. Adjusting for the effect of the Centerior Write-Down Assumption, the mean of the implied exchange ratio of Centerior Common Stock to Ohio Edison Common Stock ranged from a low of 0.584 to a high of 1.326 with a median of 0.880.

     Dividend Discount Analysis. In order to determine an implied exchange ratio based upon dividend discount analysis, McDonald calculated ranges of value for the Ohio Edison Common Stock based upon the sum of the present value, assuming equity discount rates ranging from 7.5% to 8.5% (approximately equal to current market yield), of (a) Ohio Edison's projected dividends for the years 1996 through 2006 using various management scenarios as to projected earnings and dividends, and (b) the 2006 terminal value of Ohio Edison. McDonald calculated ranges of value for the Centerior Common Stock based upon the sum of the present value, assuming equity discount rates ranging from 11.0% to 12.0% (approximately equal to current market yield), of (x) Centerior's projected dividends for the years 1996 through 2006 using various management scenarios as to projected earnings and dividends, and (y) the 2006 terminal value of Centerior.

     Utilizing dividend discount analysis in the less conservative case, McDonald calculated an implied exchange ratio of Centerior Common Stock to Ohio Edison Common Stock ranging from a low of 0.650 to a high of 0.763 with a median of 0.707. Utilizing dividend discount analysis in the more conservative case, McDonald calculated an implied exchange ratio of Centerior Common Stock to Ohio Edison Common Stock ranging from a low of 0.546 to a high of 0.624 with a median of 0.585.

     The summary set forth above does not purport to be a complete description of the analyses performed by McDonald in arriving at the McDonald Opinion. The preparation of a fairness opinion is a complex process not necessarily susceptible to partial or summary description. Although the ratio of the Centerior Conversion Number to the Ohio Edison Conversion Number is outside of certain of the ranges of implied exchange ratios calculated above, McDonald believes that its analysis must be considered as a whole and that selecting portions of analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the McDonald Opinion. No company in the Comparable Companies is identical to either Ohio Edison or Centerior, and none of the Comparable Mergers is identical to the Merger. Accordingly, an analysis of comparable publicly traded companies and comparable acquisition transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies or the company to which they are being compared.

     Pursuant to the terms of an engagement letter dated September 10, 1996, Ohio Edison has agreed to pay McDonald (i) $375,000 payable upon delivery of the McDonald Opinion, and (ii) $375,000 payable upon approval of the Merger by the shareholders of Ohio Edison. Ohio Edison has also agreed to reimburse McDonald for all reasonable out-of-pocket expenses incurred in connection with the performance of its duties, including but not limited to reasonable fees and reasonable expenses of legal counsel retained by McDonald, and to indemnify McDonald and certain related persons against certain costs and liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

     McDonald is a full service securities firm and as such, in the ordinary course of its business may from time to time effect transactions for its own account or the account of customers, and hold long or short positions in the securities of, or in options on the securities of, either Ohio Edison or Centerior or both. McDonald has provided certain investment banking services to Ohio Edison and to Centerior from time to time, including acting as an underwriter of securities offerings, and has received customary compensation for such services.

Centerior's Financial Advisor.

     On July 1, 1996, Centerior entered into an engagement letter with Barr Devlin pursuant to which Barr Devlin was retained to act as Centerior's financial advisor in connection with a possible business combination with Ohio Edison. Barr Devlin has delivered its written opinion to the Centerior Board, dated September 13, 1996, to the effect that, on and as of the date of such opinion, and based upon assumptions made, matters considered, and limits of the review, as set forth in the opinion, the Centerior Conversion Number was and is fair, from a financial point of view, to the holders of Centerior Common Stock.

     A COPY OF THE OPINION OF BARR DEVLIN IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B2 AND IS INCORPORATED HEREIN BY REFERENCE. CENTERIOR SHAREHOLDERS ARE URGED TO READ CAREFULLY THE OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW UNDERTAKEN BY BARR DEVLIN.

     In connection with rendering its opinion, Barr Devlin (i) reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1995, and the Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996, for Centerior, Cleveland Electric and Toledo Edison; (ii) reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1995, and the Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996, for Ohio Edison and Penn Power; (iii) reviewed certain other filings with the SEC and other regulatory authorities made by Centerior, Cleveland Electric, Toledo Edison, Ohio Edison and Penn Power during the last three years, including proxy statements, FERC Forms 1, Forms 8-K and registration statements; (iv) reviewed certain internal information, including financial forecasts, relating to the business, earnings, capital expenditures, cash flow, assets and prospects of Centerior and Ohio Edison furnished to Barr Devlin by Centerior and Ohio Edison; (v) conducted discussions with members of senior management of Centerior and Ohio Edison concerning their respective businesses, regulatory environments, prospects and strategic objectives and possible operating, administrative and capital synergies which might be realized for the benefit of FirstEnergy following the Merger; (vi) reviewed the historical market prices and trading activity for shares of Centerior Common Stock and Ohio Edison Common Stock and compared them with those of certain publicly traded companies deemed by Barr Devlin to be relevant; (vii) compared the results of operations of Centerior and Ohio Edison with those of certain companies deemed by Barr Devlin to be relevant; (viii) compared the proposed financial terms of the Merger with the financial terms of certain utility industry business combinations deemed by Barr Devlin to be relevant; (ix) analyzed the respective contributions in terms of assets, earnings, cash flow and shareholders' equity of Centerior and Ohio Edison to FirstEnergy; (x) analyzed the valuation of shares of Centerior Common Stock and Ohio Edison Common Stock using various valuation methodologies deemed by Barr Devlin to be appropriate; (xi) considered the pro forma capitalization, earnings and cash flow of FirstEnergy; (xii) compared the pro forma capitalization ratios, earnings per share, dividends per share and payout ratio of FirstEnergy with each of the corresponding current and projected values for Centerior and Ohio Edison on a stand-alone basis; (xiii) reviewed the Merger Agreement; and (xiv) reviewed such other studies, conducted such other analyses, considered such other financial, economic and market criteria, performed such other investigations and took into account such other matters as Barr Devlin deemed necessary or appropriate for purposes of its opinion.

     In preparing its opinion, Barr Devlin relied, without independent verification, on the accuracy and completeness of all financial and other information publicly available or otherwise furnished or made available to it by Centerior and Ohio Edison, and upon the assurances of management of Centerior and Ohio Edison that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of Centerior and Ohio Edison (including, without limitation, projected cost savings benefits), Barr Devlin relied upon assurances of management of Centerior and Ohio Edison that such projections were reasonably prepared and reflected the best currently available estimates and judgments of the management of Centerior and Ohio Edison as to the future financial performance of Centerior and Ohio Edison, as the case may be, and as to the projected outcomes of legal, regulatory and other contingencies. Barr Devlin was not provided with and did not undertake an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Centerior or Ohio Edison, nor did Barr Devlin make any physical inspection of the properties or assets of Centerior or Ohio Edison. In addition, Barr Devlin was not requested to, and did not, solicit any indications of interest from third parties with respect to the purchase of all or a part of Centerior.

     In arriving at its opinion, Barr Devlin assumed that the Merger will be treated for Federal income tax purposes, as to Ohio Edison, as a transfer within the meaning of Section 351(a) of the Code and the regulations thereunder, and as to Centerior, as a reorganization within the meaning of Section 368(a) of the Code and the regulations thereunder, and that Centerior, Ohio Edison and shareholders of Centerior and Ohio Edison who exchange their shares solely for FirstEnergy Common Stock will recognize no gain or loss for Federal income tax purposes as a result of the consummation of the Merger. In addition, Barr Devlin has assumed that the Merger will be accounted for by the purchase method of accounting. Barr Devlin's opinion is based upon general financial, stock market and other conditions and circumstances as they existed and could be evaluated, and the information made available to it, as of the date of the opinion. Barr Devlin's opinion is directed only to the Centerior Board and the fairness of the Centerior Conversion Number from a financial point of view, does not address any other aspect of the Merger and does not constitute a recommendation to any holder of Centerior Common Stock as to how such holder should vote at the Centerior Meeting. Although Barr Devlin evaluated the fairness of the Centerior Conversion Number from a financial point of view to the holders of Centerior Common Stock, the specific Centerior Conversion Number was determined by Centerior and Ohio Edison through arm's-length negotiations. Centerior did not place any limitations upon Barr Devlin with respect to the procedures followed or factors considered by Barr Devlin in rendering its opinion.

     Barr Devlin has advised Centerior that, in its view, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Barr Devlin did not attribute any particular weight to any analysis or factor considered by it, nor did Barr Devlin ascribe a specific range of fair values to Centerior; rather, Barr Devlin made its determination as to the fairness of the Centerior Conversion Number on the basis of qualitative judgments as to the significance and relevance of each of the financial and comparative analyses and factors described below. Accordingly, notwithstanding the separate factors summarized below, Barr Devlin believes that its analyses must be considered as a whole and that considering any portions of these analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. In its analyses, Barr Devlin made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Centerior's and Ohio Edison's control. Any estimates in these analyses do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     In connection with rendering its opinion, and preparing its various written and oral presentations to the Centerior Board, Barr Devlin performed a variety of financial and comparative analyses and considered a variety of factors of which the material analyses and factors are summarized below. While this summary describes the material analyses performed and factors considered, it does not purport to be a complete description of the analyses performed or factors considered by Barr Devlin. You should refer to the Glossary of Defined Terms on page 58 for definitions of certain terms used in this summary. The results of the analyses described in this summary were discussed with the Centerior Board at its meeting on September 13, 1996. Barr Devlin derived implied exchange ratios for Centerior Common Stock and Ohio Edison Common Stock based upon what these analyses, when considered in light of the judgment and experience of Barr Devlin, suggested about the relative values of their respective Common Stocks. Barr Devlin's opinion is based upon its consideration of the collective results of all such analyses, together with the other factors referred to in its opinion. Because each share of Ohio Edison Common Stock is being converted into one share of FirstEnergy Common Stock, these implied exchange ratios can be compared to the 0.525 shares of FirstEnergy Common Stock that each share of Centerior Common Stock will be converted into pursuant to the Merger. In concluding that the Centerior Conversion Number is fair, from a financial point of view, to the holders of Centerior Common Stock and in its discussions with the Centerior Board, Barr Devlin noted that 0.525 was

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

within each range of implied exchange ratios set forth below, which were derived from the analyses performed by it.

     Stock Trading History. Barr Devlin reviewed the performance of the per share market prices and trading volumes of Centerior Common Stock and Ohio Edison Common Stock and compared such per share market price movements to movements in (i) the Dow Jones Utility Index and (ii) the Standard and Poor's 500 Composite Index to provide perspective on the current and historical stock price performance of Centerior and Ohio Edison relative to one another and selected market indices. Barr Devlin also calculated the ratio of the per share weekly closing market price of Centerior to the per share weekly closing market price of Ohio Edison for the period September 10, 1993 to September 6, 1996. This analysis showed that over this three-year period Centerior Common Stock traded at a price as high as 0.711 times, as low as 0.315 times and at an average of 0.481 times the then-current per share market price of Ohio Edison Common Stock. For the one-month and twelve-month periods ending September 11, 1996, Centerior Common Stock traded at an average of 0.365 and 0.380 times, respectively, the then-current per share market price of Ohio Edison Common Stock. This analysis was utilized to provide historical background for the manner in which the public trading market had valued Centerior and Ohio Edison in absolute terms and relative to each other.

     Discounted Cash Flow Analysis. To determine an implied exchange ratio based upon a discounted cash flow analysis, Barr Devlin prepared and reviewed the results of unleveraged discounted cash flow analyses for both Centerior and Ohio Edison, assuming that Centerior and Ohio Edison performed in accordance with the operating and financial projections provided by their respective managements for the period 1996 through 2005, as revised by Barr Devlin to reflect certain adjustments it deemed appropriate. The purpose of the discounted cash flow analysis was to determine the present value of each of Centerior and Ohio Edison. To calculate the present value, the projected unleveraged free cash flows for each year during the Projection Period, together with the estimated value of the business in the final year of the Projection Period, were discounted to the present. Barr Devlin estimated terminal values for Centerior and Ohio Edison by applying multiples to the projected EBITDA in 2005. The multiples applied were based on analyses of the corresponding multiples of certain public companies comparable to Centerior and Ohio Edison. For the purposes of these analyses, the terminal multiple ranges used were 5.5x-6.5x for Centerior and Ohio Edison with respect to EBITDA. The cash flow streams and terminal values were then discounted to present value using discount rates that ranged from 9.0% to 10.0% for both Centerior and Ohio Edison. This analysis produced reference values of $9.69 to $16.51 per share in the case of Centerior and $20.78 to $27.08 per share in the case of Ohio Edison. The implied range of exchange ratios resulting from these reference values was 0.358 to 0.795, with a midpoint value of 0.547.

     Barr Devlin also prepared a discounted cash flow analysis of FirstEnergy based on the above-mentioned forecasts, as further revised by Barr Devlin to reflect retention of a portion of the synergies forecasted. Using the Centerior Conversion Number, this analysis produced reference values for FirstEnergy of $11.38 to $16.08 per share of Centerior Common Stock.

     Comparable Transactions Analysis. Barr Devlin reviewed certain transactions involving mergers between regulated electric or electric and gas utilities or holding companies for regulated electric or electric and gas utilities. The Comparable Transactions were selected because they were strategic combinations of electric, or electric and gas, utility companies (or their holding companies) which possessed general business, operating and financial characteristics representative of companies in the industry in which Centerior and Ohio Edison operate.

     Barr Devlin calculated the implied equity consideration for each of the Comparable Transactions as a multiple of each company's latest 12-month net income available to common stock, latest 12-month cash flow, and book value of common equity for the most recently available fiscal quarter preceding the transaction. In addition, Barr Devlin calculated the "implied total consideration" (defined as the sum of the implied equity consideration plus the liquidation value of preferred stock, the principal amount of debt, capitalized lease obligations and minority interests, minus cash and option proceeds, if any) for each of the Comparable Transactions as a multiple of each company's latest 12-month EBIT and EBITDA. The Comparable

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

Transactions included in this analysis consisted of MidAmerican Energy Company/IES Industries Inc., Enron Corp./Portland General Corporation, Western Resources, Inc./Kansas City Power & Light Company, PECO Energy/PP&L Resources, Inc., Baltimore Gas and Electric Company/Potomac Electric Power Company, Union Electric Company/CIPSCO Incorporated, The Cincinnati Gas & Electric Company/PSI Resources, Inc., Entergy Corporation/Gulf States Utilities Company, The Kansas Power and Light Company/Kansas Gas and Electric Company and PacifiCorp/Utah Power & Light Company. This analysis produced reference values of $16.38 to $21.45 per share in the case of Centerior and $24.47 to $32.45 per share in the case of Ohio Edison. The implied range of exchange ratios resulting from these reference values was 0.505 to 0.877, with a midpoint value of 0.665.

     Barr Devlin also calculated the premium paid over unaffected market price for each of the Comparable Transactions. Applying a representative range of such premiums to Centerior's stock price as of September 12, 1996 produced reference values of $9.12 to $11.48 per share of Centerior Common Stock. Comparing such values to the stock price for Ohio Edison of $20.50 as of the same date resulted in an implied range of exchange ratios of 0.445 to 0.560, with a midpoint value of 0.503.

     Because the reasons for and circumstances surrounding each of the Comparable Transactions analyzed were diverse and because of the inherent differences between the operations of Centerior, Ohio Edison and the companies in the selected transactions, Barr Devlin believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Merger. Barr Devlin believed that an appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning differences between the characteristics of these transactions and the Merger which would affect the relative values of Centerior and Ohio Edison.

     Publicly Traded Comparable Utilities Analysis. Using publicly available information, Barr Devlin compared selected financial information and ratios (described below) for Centerior and Ohio Edison with the corresponding financial information and ratios for a group of electric or electric and gas utilities (or their holding companies) deemed by Barr Devlin to be comparable to Centerior and Ohio Edison. The Comparable Utilities were selected on the basis of being companies which possessed general business, operating and financial characteristics representative of companies in the industry in which Centerior and Ohio Edison operate. The Comparable Utilities included DQE, Inc., Entergy Corporation, GPU, Inc., Illinova Corporation, PECO Energy Company, Pinnacle West Capital Corporation and Unicom Corporation.

     In evaluating the current market values of Centerior Common Stock and Ohio Edison Common Stock, Barr Devlin determined ranges of multiples for selected financial ratios for the Comparable Utilities, including: (i) the market value of outstanding common stock as a multiple of (a) net income available to common stock for the LTM Period, (b) projected net income available to common stock for the 12-month period ended December 31, 1996, (c) book value of common equity for the most recently available fiscal quarter ended June 30, 1996, and (d) after-tax cash flow from operations for the LTM Period, and (ii) the "aggregate market value" (defined as the sum of the market value of common stock, plus the liquidation value of preferred stock, the principal amount of debt, capitalized lease obligations and minority interests, minus cash and cash equivalents) as a multiple of (a) EBIT for the LTM Period and (b) EBITDA for the LTM Period. This analysis produced reference values of $9.29 to $12.84 per share in the case of Centerior and $18.91 to $24.99 per share in the case of Ohio Edison. The implied range of exchange ratios resulting from these reference values was 0.372 to 0.679, with a midpoint value of 0.504.

     Pro Forma Merger Analysis. Barr Devlin analyzed certain pro forma effects to the holders of Centerior Common Stock resulting from the Merger, based on the Centerior Conversion Number, for the period 1998 through 2000. This analysis was based on the respective forecasts of the managements of Centerior and Ohio Edison, as revised by Barr Devlin to reflect certain adjustments it deemed appropriate, including retention of a portion of the synergies forecasted and additional asset revaluation on a basis consistent with the regulatory plan referred to in the Merger Agreement. The analysis showed significant accretion to holders of Centerior Common Stock in dividends and earnings per share.

     Barr Devlin was selected as Centerior's financial advisor because Barr Devlin and principals of Barr Devlin have a long history of association in the investment banking and electric and gas utility industries. Barr Devlin is a privately held investment banking firm specializing in strategic and merger advisory services to the electric and gas utility industries, the energy industry and selected other industries. In this capacity, Barr Devlin and principals of Barr Devlin have been involved as advisors in numerous transactions and advisory assignments in the electric, gas and energy industries and are constantly engaged in the valuation of businesses and securities in those industries.

     Pursuant to the terms of Barr Devlin's engagement, Centerior has agreed to pay Barr Devlin for its services in connection with the Merger (i) a financial advisory retainer fee of $62,500 per quarter commencing July 1, 1996; (ii) an initial financial advisory progress fee of $1,340,000 payable upon execution of the Merger Agreement; (iii) a second financial advisory progress fee estimated at $1,510,000 payable upon Centerior shareholder approval of the Merger Agreement; and (iv) a transaction fee based on the aggregate consideration to be received by Centerior and holders of Centerior Common Stock in connection with the Merger at the Effective Time, ranging from 0.45% of such aggregate consideration (for a transaction with an aggregate consideration of $1 billion) to 0.41% of such aggregate consideration (for a transaction with an aggregate consideration of $2 billion). All financial advisory retainer fees payable during the term of the engagement, all financial advisory progress fees and an additional $187,500 would be credited against any transaction fee payable to Barr Devlin. Centerior has agreed to reimburse Barr Devlin for its out-of-pocket expenses, including fees and expenses of legal counsel and other advisors engaged with the consent of Centerior, and to indemnify Barr Devlin against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Ohio Edison Board and the Centerior Board with respect to the Merger, shareholders should be aware that certain members of the Ohio Edison Board, the Centerior Board and the management of Ohio Edison and Centerior have certain interests in the Merger that are not shared by the shareholders of Ohio Edison and Centerior generally. The Ohio Edison Board and the Centerior Board were aware of these respective interests when they approved the Merger Agreement.

     Board of Directors. As provided in the Merger Agreement, it is intended that the FirstEnergy Board will consist of a number of directors between nine and sixteen, with the number initially expected to be twelve, comprised of such individuals as the Ohio Edison Board designates prior to the Effective Time. Willard R. Holland, who currently serves as Chairman of the Board and Chief Executive Officer of Ohio Edison, will serve as Chairman of the Board, President and Chief Executive Officer of FirstEnergy from the Effective Time until otherwise determined by the FirstEnergy Board. See "FirstEnergy Following the Merger -- Management of FirstEnergy." To date, Ohio Edison has not determined the other individuals who will be designated to serve as directors of FirstEnergy at the Effective Time.

     FirstEnergy Employment Agreements. In the Merger Agreement, Ohio Edison and Centerior have agreed to cause FirstEnergy and its subsidiaries, following the Effective Time, to honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to or at the date of the Merger Agreement or made in the Merger Agreement which apply to any current or former employee or current or former director of Ohio Edison or Centerior. This undertaking is not intended to prevent FirstEnergy or its subsidiaries from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

     FirstEnergy Severance Arrangements. Under the Merger Agreement, officers (excluding assistant officers and officers over the age of 62) of Ohio Edison and Centerior (including Service) may, if an adequate position is not available following the Merger or their employment is terminated, elect to obtain severance compensation equal to 2.99 times the executive's three-year average annual salary and bonus, plus health care benefits for three years. Furthermore, any officer of Ohio Edison or Centerior who has entered into one of the severance agreements described below may elect to cancel that severance agreement and accept the same benefits offered to other terminated officers under the Merger Agreement.

     Ohio Edison Severance Agreements. Ohio Edison has severance agreements with four of its executives, none of which is triggered by the Merger. If the employment of Ohio Edison's executive officers were terminated on December 31, 1996, under circumstances giving rise to entitlements to benefits under the Merger Agreement, the estimated aggregate value of such benefits would have been approximately $6,853,101, including the following estimated amounts that would have been payable to Ohio Edison executive officers: Willard R.
Holland -- $1,981,317; H. Peter Burg -- $887,069; Anthony J. Alexander -- $749,313; John A. Gill -- $718,142; and Earl T. Carey -- $527,091.

     Centerior Severance Agreements and Employee Plans. Certain of Centerior's employee benefit plans and awards thereunder will be affected by consummation of the Merger. Limitations on restricted stock awarded under Centerior's Directors Restricted Stock Plan and Equity Compensation Plan will lapse automatically upon consummation of the Merger, and thereupon holders will be entitled to receive
0.525 of a share of FirstEnergy Common Stock for every share of restricted stock held. Under Centerior's Equity Compensation Plan, the consummation of the Merger will constitute a change in control. As a result, all outstanding stock options will become immediately exercisable in full and will be converted to options to purchase FirstEnergy Common Stock, exercisable at prices adjusted to reflect the exchange ratio.

     In July and September 1996, Centerior entered into severance agreements with five of its senior executives: Robert J. Farling, Murray R. Edelman, Fred
J. Lange, Jr., Gary R. Leidich and Terrence G. Linnert. The severance agreements will become effective only at the Effective Time. The severance agreements of Messrs. Farling and Edelman provide that in the event of a termination of either's employment (other than for cause), he is entitled to receive a payment equal to 2.99 multiplied by the sum of (i) his highest base salary for any year commencing prior to the Merger plus (ii) his average bonus for the three complete calendar years prior to the Merger. In addition, (i) certain benefit plans will be continued for the three-year period subsequent to termination of his employment, (ii) certain retirement benefits will be computed as if his employment had continued through age 65 (in the case of Mr. Edelman, 62), and
(iii) certain additional payments will be made to him if he is subject to an excise tax. Mr. Farling is obligated to render consulting services to FirstEnergy for a period of 42 months following termination of his employment, for which he will be compensated at a monthly rate of .055833 of his highest base salary for any year commencing prior to the Merger. Mr. Edelman is obligated to render consulting services to FirstEnergy for a period of 24 months following termination of his employment, for which he will be compensated at a monthly rate of $10,000.

     The severance agreements of Messrs. Lange, Leidich and Linnert provide that in the event of a termination of employment (other than for cause, death or disability), the affected individual shall be entitled to receive a payment equal to three times his base salary. In addition, (i) certain benefit plans would be continued for the three-year period following termination, (ii) the individual would be entitled to a payment reflecting the retirement benefit he would have been entitled to had his employment continued for the three-year period following termination of his employment, and (iii) certain additional payments will be made to him if he is subject to an excise tax.

     If the employment of Centerior's executive officers were terminated on December 31, 1996, under circumstances giving rise to entitlements to benefits under all agreements and benefit plans in which such executive officers participate, the estimated aggregate value of such benefits would have been approximately $9,697,228, including the following estimated amounts that would have been payable to Centerior executive officers: Mr. Farling -- $2,420,208; Mr. Edelman -- $1,778,782; Mr. Lange -- $972,816; Mr. Leidich -- $979,935 and
Mr. Linnert -- $934,288.

STOCK BASED PLANS

     At the Effective Time, outstanding shares of Ohio Edison Common Stock held by Ohio Edison's Sharebuilder Investment Plan and outstanding shares of Centerior Common Stock held by the Centerior Dividend Reinvestment and Stock Purchase Plan will be converted into shares of FirstEnergy Common Stock pursuant to the Ohio Edison Conversion Number and the Centerior Conversion Number, respectively. At the Effective Time, FirstEnergy will have adopted a Dividend Reinvestment Plan for its shareholders which will be substantially similar to and will replace the existing Ohio Edison and Centerior plans.

MATERIAL TAX CONSEQUENCES OF THE MERGER

     The following is a brief discussion of the material tax consequences of the Merger. The Merger is intended to qualify, as to Ohio Edison, as a transfer within the meaning of Section 351(a) of the Code, and, as to Centerior, as a tax-free reorganization within the meaning of Section 368(a) of the Code. Accordingly, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement:

          (i) Centerior and FirstEnergy will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by Ohio Edison, Centerior or FirstEnergy in the Merger;

          (iii) no gain or loss will be recognized by Ohio Edison or Centerior shareholders that exchange Ohio Edison Common Stock and Centerior Common Stock for FirstEnergy Common Stock, except that a Centerior shareholder that receives cash in lieu of a fractional share of FirstEnergy Common Stock will be treated as having exchanged such fractional share for cash and, therefore, will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to such fractional share (which gain or loss will be capital gain or loss if such share is held as a capital asset at the Effective Time);

          (iv) the tax basis of the shares of FirstEnergy Common Stock received by the Ohio Edison or Centerior shareholders will be the same as the tax basis of their shares of Ohio Edison Common Stock or Centerior Common Stock exchanged therefor (reduced by any tax basis allocable to a fractional share for which cash is received); and

          (v) the holding period of the shares of FirstEnergy Common Stock in the hands of the Ohio Edison or Centerior shareholders will include the holding period of their shares of Ohio Edison Common Stock or Centerior Common Stock exchanged therefor, provided such shares of Ohio Edison Common Stock or Centerior Common Stock are held as capital assets at the Effective Time.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINIONS OF COUNSEL DESCRIBED ABOVE ARE NOT BINDING UPON THE INTERNAL REVENUE SERVICE AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE OPINIONS DESCRIBED ABOVE. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THIS DISCUSSION DOES NOT APPLY TO OHIO EDISON OR CENTERIOR SHAREHOLDERS WHO EXERCISE DISSENTERS' RIGHTS. DISSENTING SHAREHOLDERS SHOULD BE AWARE THAT RECEIPT OF CASH IN EXCHANGE FOR SHARES OF OHIO EDISON OR CENTERIOR COMMON STOCK IS A TAXABLE EXCHANGE THAT MAY RESULT IN RECOGNITION OF GAIN OR LOSS. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

     A condition precedent to each of Ohio Edison's and Centerior's obligation to effect the Merger is (i) in the case of Ohio Edison, receipt from Winthrop, Stimson, Putnam & Roberts and (ii) in the case of Centerior, receipt from Squire, Sanders & Dempsey L.L.P., of an opinion of counsel, which opinion may be based on appropriate representations of Ohio Edison, Centerior and FirstEnergy, in form and substance satisfactory to such counsel, to the effect that, among other things, the Merger will be treated, as to Ohio Edison, as a transfer within the meaning of Section 351(a) of the Code and, as to Centerior, as a reorganization within the meaning of
Section 368(a) of the Code. This condition may be waived by Ohio Edison or Centerior. If delivery of tax opinions is waived, the waiving company will resolicit proxies from its shareholders after informing them about the new tax consequences, in the event that there is any change in the shareholders' tax treatment, and the waiving company also will resolicit proxies if there is any material change in the corporate tax treatment of the Merger.

     Ohio Edison Common Stock has been exempt, to date, from existing Pennsylvania personal property taxes because Ohio Edison pays Pennsylvania taxes on its activities there. Centerior Common Stock is not exempt from Pennsylvania personal property taxes. It is not anticipated that FirstEnergy itself will engage in activities in Pennsylvania or that FirstEnergy Common Stock will be exempt from Pennsylvania personal property taxes.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for as a purchase in accordance with GAAP. Under the purchase method of accounting, the common equity of FirstEnergy will be equal to the book common equity of Ohio Edison at the time of the Merger plus the purchase price for Centerior, based on the average sale price for Ohio Edison Common Stock three days before and three days after the announcement of the Merger ($20.125 per share).

     Centerior's net assets must be adjusted to fair market value on FirstEnergy's balance sheet as of the date of consummation. To the extent the purchase price exceeds the fair market value of Centerior's net assets, goodwill will be recognized on FirstEnergy's balance sheet. Any goodwill resulting from this transaction will be amortized over a period not to exceed 40 years. If the purchase price is less than the fair market value of Centerior's net assets, FirstEnergy's utility plant assets will be reduced accordingly. No adjustment will be made to Ohio Edison's assets and liabilities in connection with the Merger.

     The reported income of FirstEnergy in the first financial reporting period following consummation of the Merger will include results of operations of Ohio Edison for the entire period and Centerior from the date of consummation forward.

     Representatives of Arthur Andersen are expected to be present at the Centerior and Ohio Edison Meetings and will be available to respond to questions. See "FirstEnergy Unaudited Pro Forma Financial Information."

DIVIDEND POLICY

     The holders of FirstEnergy Common Stock will be entitled to receive dividends when and as declared by the FirstEnergy Board. Ohio Edison and Centerior expect that the initial annual dividend rate paid to FirstEnergy shareholders after the completion of the Merger will be the same as Ohio Edison's annual dividend rate at that time. FirstEnergy's ability to pay dividends will depend upon the ability of its direct and indirect subsidiaries to pay dividends or otherwise transfer funds to it. The articles of incorporation, certain mortgages and other agreements, as supplemented, of these subsidiaries contain provisions which, under certain conditions, will restrict the ability of these subsidiaries of FirstEnergy to transfer funds to FirstEnergy in the form of cash dividends.

STOCK EXCHANGE LISTING OF FIRSTENERGY COMMON STOCK

     FirstEnergy will apply for the listing of FirstEnergy Common Stock on the NYSE. Approval of the listing on the NYSE of the shares of FirstEnergy Common Stock, issuable in the Merger, upon official notice of issuance, is a condition precedent to the consummation of the Merger. So long as Ohio Edison and Centerior continue to meet the applicable requirements, Centerior Common Stock and Ohio Edison Common Stock will continue to be listed on the NYSE and the Chicago Stock Exchange and Centerior Common Stock will continue to be listed on The Pacific Stock Exchange until the Effective Time.

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of FirstEnergy Common Stock received by Ohio Edison and Centerior shareholders in the Merger will be freely transferable, except that shares of FirstEnergy Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Ohio Edison or Centerior prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of FirstEnergy upon consummation of the Merger) or as otherwise may be permitted under the Securities Act. The Merger Agreement requires each of Ohio Edison and Centerior to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of any of the shares of FirstEnergy Common Stock issued to such affiliate in the Merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

     This Proxy Statement does not cover any resales of the securities to be received by persons who are affiliates of Ohio Edison and Centerior prior to the consummation of the Merger or affiliates of FirstEnergy after consummation of the Merger.

DISSENTERS' RIGHTS

     The following summary of dissenters' rights does not purport to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio Statute, the text of which is attached hereto as Appendix E.

     Any holder of Ohio Edison Common Stock or Centerior Common Stock as of the applicable record date whose shares are not voted in favor of the approval of the Merger Agreement and the transactions contemplated thereby is entitled, if the transactions contemplated by the Merger Agreement are consummated, to be paid the fair cash value of shares held on the applicable record date, provided that such shareholder serves a written demand upon Ohio Edison or Centerior, as the case may be, not later than ten days after the date on which the vote was taken at the applicable special meeting and provided the shareholder otherwise complies with Section 1701.85 of the Ohio Statute. Failure to vote does not constitute a waiver of dissenters' rights. Any written demand must specify the shareholder's name and address, the number of shares of Ohio Edison Common Stock or Centerior Common Stock held by the shareholder on the applicable record date as to which relief is sought, and the amount claimed by the shareholder as the fair cash value of such shares.

     If Ohio Edison or Centerior and any dissenting shareholder cannot agree on the fair cash value of dissenting shares, either the dissenting shareholder or the applicable company may, within three months after the service of the demand by the shareholder, file a petition for a determination of the fair cash value of the shares in the Court of Common Pleas of Summit County, Ohio (Akron) or Cuyahoga County, Ohio (Cleveland), as appropriate. Fair cash value is determined as of the day prior to that on which the shareholder vote was taken and excludes any appreciation or depreciation resulting from the Merger.

     Voting against, or a direction on the accompanying proxy to vote against, the approval of the Merger Agreement will not constitute the written demand required by Section 1701.85 of the Ohio Statute.

     The right of any dissenting shareholder to be paid the fair cash value of dissenting shares will terminate if: (a) the shareholder fails to comply with the requirements of Section 1701.85 of the Ohio Statute, unless the directors of the applicable company waive such failure; (b) for any reason, the transactions contemplated by the Merger Agreement are not consummated; (c) the demand is withdrawn by the shareholder with the consent of the Ohio Edison Board or the Centerior Board; or (d) the applicable company and the shareholder shall not have come to an agreement as to the fair cash value per share, and neither shall have timely filed a petition in the appropriate court for a determination of the fair cash value of the shares.

     Neither Ohio Edison nor Centerior intends to send any further notice to shareholders as to the date on which the vote is to be taken, except in the event of a postponement of one of the companies' Special Meetings. See the text of Section 1701.85 of the Ohio Statute attached hereto as Exhibit E for provisions relating to the method and procedures of demanding and determining the fair cash value of shares, the assessment or apportionment of costs of any appraisal proceedings and the suspension of shareholders' rights from the time of giving the demand.

                               REGULATORY MATTERS

     As indicated below, consummation of the Merger is subject to numerous regulatory approvals, which are currently anticipated to be received within 12 to 18 months.

     Under the Merger Agreement, Ohio Edison and Centerior have agreed to use their best efforts to take all action necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement. Various parties may seek intervention in these proceedings to oppose the Merger or to have conditions imposed upon the receipt of necessary approvals. While Ohio Edison and Centerior believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance as to the timing of such approvals or the ability of such parties to obtain such approvals on satisfactory terms or otherwise. It is a condition to the consummation of the Merger that final orders approving the Merger be obtained from the various federal and state governmental entities described below, which orders shall not impose terms and conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, operations, properties, assets, conditions (financial or otherwise), prospects or results of operations or property of FirstEnergy. There can be no assurance that any such approvals will not contain terms or conditions that cause such approvals to fail to satisfy this condition to the consummation of the Merger.

FEDERAL POWER ACT

     Section 203 of the Federal Power Act provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or, directly or indirectly, merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the FERC. The approval of the FERC is required in order to consummate the Merger. Under Section 203 of the Federal Power Act, the FERC will approve a merger if it finds the merger to be "consistent with the public interest." In undertaking its review of a utility merger transaction, the FERC generally has evaluated (i) whether the merger will adversely affect competition, (ii) whether the merger will adversely affect operating costs and rates, (iii) whether the merger will impair the effectiveness of regulation,
(iv) whether the purchase price is reasonable, (v) whether the merger is the result of coercion and (vi) whether the accounting treatment is reasonable. However, the FERC has indicated in its new merger policy statement issued on December 18, 1996 that rather than utilizing the six-factor test described above, it will instead focus only on the following three factors: (i) the effect on competition; (ii) the effect on rates; and (iii) the effect on federal regulation. The new policy statement, which is effective immediately, states the FERC's intention to address the specific application of the policy to pending cases on a case-by-case basis. Ohio Edison and Centerior have filed an application with the FERC requesting that the FERC approve the Merger and a joint dispatch agreement under Sections 203 and 205 of the Federal Power Act, and a separate application pursuant to Section 205 for approval of an open access transmission tariff offering transmission services over the combined companies' system at a single transmission rate contingent upon the FERC's approval of the Merger.

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

     FirstEnergy is required to obtain SEC approval under Section 9(a)(2) of the 1935 Act in connection with the Merger. Section 9(a)(2) of the 1935 Act provides that it is unlawful for any person to acquire any security of any public utility company if that person owned, or by virtue of that transaction will come to own, 5% or more of the voting securities of that public utility company and of any other public utility company, without the prior approval of the SEC. An application for approval of the Merger under the 1935 Act was filed by FirstEnergy on January 24, 1997. Under the applicable standards of the 1935 Act, the SEC is directed to approve a proposed acquisition unless it finds that (i) the acquisition would tend towards detrimental interlocking relations or a detrimental concentration of control, (ii) the consideration to be paid in connection with the acquisition is not reasonable, (iii) the acquisition would unduly complicate the capital structure of the applicant's holding company system or would be detrimental to the public interest or the interest of investors or consumers or the proper functioning of the applicant's holding company system or (iv) the acquisition would violate applicable state law. In order to approve a proposed acquisition, the SEC must also find that the acquisition would tend towards the economical and efficient development of an integrated public utility system and would otherwise conform to the 1935 Act's integration and corporate simplification standards.

     Ohio Edison is currently exempt from the registration and other requirements of the 1935 Act, other than from Section 9(a)(2) thereof, pursuant to Section 3(a)(2) of the 1935 Act. Centerior Energy is also currently exempt from the registration and other requirements of the 1935 Act, other than from
Section 9(a)(2) thereof, pursuant to Section 3(a)(1). FirstEnergy believes that, after consummation of the Merger, it will be entitled to an exemption from the registration and other requirements of the 1935 Act, other than Section
(9)(a)(2) thereof, pursuant to Section 3(a)(1) and that Ohio Edison's existing exemption with respect to its ownership of Penn Power will continue.

STATE APPROVALS AND RELATED MATTERS

     Ohio Edison, Cleveland Electric and Toledo Edison are currently subject to the jurisdiction of the PUCO. FirstEnergy, Ohio Edison and Centerior believe that the approval of the Merger by the PUCO is not required. However, the Merger Agreement is conditioned upon, among other matters, the PUCO's approval of a regulatory plan for Cleveland Electric and Toledo Edison that is mutually acceptable to Ohio Edison and Centerior, which approval, as described below, has been obtained. The PUCO has adopted a resolution stating that it intends to intervene in the proceedings before the FERC described above under the Federal Power Act and to coordinate its consideration of any other Merger-related filings made by Ohio Edison, Cleveland Electric and Toledo Edison with the schedule of such FERC proceedings.

     Ohio Edison, Cleveland Electric and Toledo Edison are subject to the provisions of SFAS 71 and comply with its provisions. SFAS 71 provides, among other things, for the deferral of certain incurred costs that are probable of future recovery in rates. Criteria that could give rise to discontinuation of the application of SFAS 71 include, but are not limited to: (i) increasing competition which significantly restricts the ability to charge prices which allow full recovery of operating costs, a fair return on invested capital and the amortization of regulatory assets; and (ii) a significant change in the manner in which rates are set by the PUCO, from cost-based regulation to some other form of regulation. Regulatory assets represent probable future revenues associated with certain incurred costs, which are expected to be recovered from customers through the ratemaking process.

     As part of an Ohio Edison regulatory plan approved by the PUCO in October 1995, it is expected that Ohio Edison will collect revenues sufficient to amortize substantially all of its regulatory assets during the ten-year period of the plan (i.e., through December 31, 2005).

     In April 1996, the PUCO granted increases totaling $119 million in annualized revenue to Cleveland Electric and Toledo Edison. The PUCO provided for recovery of all regulatory assets in the approved rates, and Cleveland Electric and Toledo Edison continue to comply with the provisions of SFAS 71. In August 1996, various intervenors appealed the PUCO Order to the Ohio Supreme Court. Cleveland Electric and Toledo Edison did not appeal the PUCO Order to the Ohio Supreme Court.

     In connection with its April 1996 Order, the PUCO recommended that Cleveland Electric and Toledo Edison write down certain assets for regulatory purposes by an aggregate of $1.25 billion through 2001. Although the Regulatory Plan discussed below would fully satisfy these recommendations, if the Merger is not consummated, the Regulatory Plan would be null and void. On a stand-alone basis, Cleveland Electric and Toledo Edison continue to intend to freeze rates through at least 2002, and agree with the concept of accelerating the recognition of costs and the recovery of assets, as such concept is consistent with the objective to become more competitive. Cleveland Electric and Toledo Edison believe that such an acceleration also must be consistent with the reduction of debt and the opportunity for owners of Centerior Common Stock to receive a fair return on their investment. Cleveland Electric and Toledo Edison continue to examine various accelerated cost recognition and asset recovery plans on a stand-alone basis. If there is a change in their evaluation of the competitive environment, regulatory framework or other factors, or if the PUCO significantly reduces the value of their assets or reduces the approved return on equity of 12.59% and the overall rate of return of 10.06%, or both, for future regulatory purposes, Cleveland Electric and Toledo Edison may be required to record material charges to earnings.

     The Merger Agreement is conditioned upon, among other matters, the PUCO's approval of a regulatory plan for Cleveland Electric and Toledo Edison (to become effective only upon consummation of the Merger) which is mutually acceptable to Ohio Edison and Centerior. The Regulatory Plan, which was filed with the PUCO on November 15, 1996, was approved by the PUCO on January 30, 1997. The Regulatory Plan provides for Cleveland Electric and Toledo Edison: (i) a base rate freeze through 2005 followed by an immediate $310 million base rate reduction; (ii) interim residential rate reductions of $3 per month beginning six months after the Merger, increasing to $4 per month on July 1, 2000, and to $5 per month from July 1, 2001 through the year 2005; (iii) interim rate reductions for certain commercial customers; (iv) a $75 million economic development loan/lease program; (v) a $30 million energy efficiency program for residential customers; (vi) a $2 billion aggregate reduction in assets through 2005, resulting from amounts that will have been revalued, amortized and/or depreciated on an accelerated basis; and (vii) earnings caps, that would enable customers to share in any additional benefits from the Merger, limiting returns on common equity, for regulatory purposes, of Cleveland Electric and Toledo Edison to 11.5% for calendar years from inception of the Regulatory Plan through 1999, 12.0% in 2000 and 2001 and 12.59% from 2002 through 2005. The Regulatory
Plan permits Cleveland Electric and Toledo Edison to dispose of generating assets and to enter into associated power purchase arrangements in order to comply with its provisions.

     FirstEnergy believes that the Regulatory Plan would not provide for the full recovery of costs associated with Cleveland Electric's and Toledo Edison's nuclear operations. Explicit recognition of that circumstance by the PUCO is contained in its order approving the Regulatory Plan. Accordingly, FirstEnergy expects Cleveland Electric and Toledo Edison to discontinue the application of SFAS 71 for their nuclear operations if and when consummation of the Merger becomes probable. The remainder of their business would be expected to continue to comply with the provisions of SFAS 71, as discussed below. As a result, Cleveland Electric and Toledo Edison would be required to write off certain of their regulatory assets, the amounts of which will be determined at the time of discontinuance; the resulting charge to income would be reflected prior to consummation of the Merger. FirstEnergy estimates that at September 30, 1996, the write-off would have been approximately $750 million. Although the nuclear generating units are not impaired at Cleveland Electric and Toledo Edison, a purchase price adjustment, as required by Accounting Principles Board Opinion No. 16 (APB 16), to the fair value of the nuclear generating units, estimated at $1.25 billion, has been recognized in the FirstEnergy Unaudited Pro Forma Financial Information. If events cause Cleveland Electric and/or Toledo Edison to conclude they no longer meet the criteria for applying SFAS 71 for the remainder of their business, they would be required to write off the remaining regulatory assets and measure all other assets for impairment. Such effects would also result in an adjustment to the estimated goodwill presented in the FirstEnergy Unaudited Pro Forma Combined Condensed Balance Sheet on page 47.

     FirstEnergy believes that the criteria for application of SFAS 71 continue to apply to the nonnuclear operations of Cleveland Electric and Toledo Edison under the Regulatory Plan. Specifically, rates for regulated services from their nonnuclear operations will continue to be established by the PUCO, and such rates will continue to recover costs associated with nonnuclear operations. Cleveland Electric and Toledo Edison have also considered the impact of competition during the recovery period of their assets, including the impact of legislative changes such as retail access, and believe they will continue to be able to bill and collect such cost-based rates.

     Notwithstanding the Merger and the discussions with the PUCO concerning the effect of the Regulatory Plan on Centerior's nuclear generating assets, Cleveland Electric and Toledo Edison each believe it is reasonable to assume that rates will be set at levels that will recover all current and anticipated costs associated with their nuclear operations, including all associated regulatory assets, and such rates can be charged to and collected from customers.

     Penn Power is currently subject to the jurisdiction of the PPUC. Penn Power believes that, under Pennsylvania law, the approval of the PPUC is not required for the consummation of the Merger. The PPUC has adopted a policy essentially stating that whenever a change in control of a Pennsylvania utility occurs, irrespective of Pennsylvania law, it will assume jurisdiction over the transaction. Penn Power believes no change of control will occur as a result of the Merger since (i) Penn Power will continue to be a wholly owned subsidiary of Ohio Edison, (ii) the Ohio Edison Board designates the FirstEnergy Board and
(iii) approximately two-thirds of FirstEnergy's Common Stock immediately after consummation of the Merger will be owned by former Ohio Edison shareholders. Penn Power is seeking a declaratory order of the PPUC that it does not have jurisdiction over the Merger. Penn Power has in the alternative filed an application with the PPUC seeking approval of the Merger if the PPUC elects to assert jurisdiction.

     On December 3, 1996, Pennsylvania enacted "The Electricity Generation Customer Choice and Competition Act", pursuant to which residents of Pennsylvania, including customers of Penn Power, will be permitted to choose their electric generation supplier, while transmission and distribution will continue to be provided by existing providers. Customer choice will be phased in over three years, commencing in 1999, after a two year pilot program. The new Pennsylvania law also establishes procedures and standards for the recovery of stranded costs over an eight to nine-year period in the form of a transition charge on customer billings, and allows utilities to seek PPUC approval to securitize, or refinance, stranded costs which have been determined by the PPUC to be recoverable. FirstEnergy believes that this legislation will continue to provide for cost recovery in a manner which meets the criteria for application of SFAS 71.

     Upon consummation of the Merger, Ohio Edison, Cleveland Electric and Toledo Edison will remain subject to regulation in Ohio and Penn Power will remain subject to regulation in Pennsylvania.

ATOMIC ENERGY ACT

     Ohio Edison and Penn Power each holds an NRC operating license authorizing it to hold ownership or leasehold interests in the Beaver Valley Unit 1 nuclear unit and (along with OES Nuclear Inc., which is a wholly owned subsidiary of Ohio Edison) the Perry Unit 1 nuclear unit. Ohio Edison also holds an NRC operating license authorizing it to hold an ownership or a leasehold interest in Beaver Valley Unit 2. Each of Cleveland Electric and Toledo Edison holds an NRC operating license authorizing them to hold ownership or leasehold interests in Perry Unit 1, Beaver Valley Unit 2 and the Davis-Besse nuclear unit (and, in the case of Cleveland Electric, along with Service, to operate Perry Unit 1 and in the case of Toledo Edison, along with Service, to operate Davis-Besse). The Davis-Besse facility also includes a generally licensed independent spent fuel storage installation. The Atomic Energy Act provides that no NRC license may be transferred, assigned, or in any manner disposed of, directly or indirectly, through transfer of control of any license to any person unless the NRC finds that the transfer is in accordance with the Atomic Energy Act and consents to the transfer. Ohio Edison and Centerior have filed requests with the NRC seeking approval of the transfer of control of their nuclear facility operating licenses to FirstEnergy pursuant to the Atomic Energy Act.

ANTITRUST CONSIDERATIONS

     The HSR Act and the rules and regulations thereunder provide that certain transactions (including the Merger) may not be consummated until certain information has been submitted to the DOJ and the FTC and specified HSR Act waiting period requirements have been satisfied. The expiration or termination of the HSR Act waiting period would not preclude the DOJ or the FTC from challenging the Merger on antitrust grounds. If the Merger is not consummated within 12 months after the expiration or termination of the HSR Act waiting period, Ohio Edison and Centerior would be required to submit new premerger notifications to the DOJ and the FTC and a new HSR Act waiting period would have to expire or be terminated before the Merger could be consummated. Ohio Edison and Centerior will comply with the provisions of the HSR Act.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A. We encourage you to carefully read the Merger Agreement which establishes the rights and obligations of Ohio Edison and Centerior in connection with the Merger.

     The Merger Agreement provides for a series of three merger transactions, involving FirstEnergy, Ohio Edison, Centerior and two temporary corporations (Ohio Edison Acquisition Sub and Centerior Acquisition Sub) formed to facilitate the Merger. In this Proxy Statement, we refer to these mergers collectively as the Merger. After all of those transactions have been consummated, Ohio Edison, Cleveland Electric and Toledo Edison will each be a wholly owned (as to Common Stock) subsidiary of FirstEnergy, and the former holders of Ohio Edison and Centerior Common Stock will become the holders of FirstEnergy Common Stock on the basis discussed above (see "Summary -- The Merger -- What Ohio Edison Shareholders and Centerior Shareholders Will Receive"). We expect that Ohio Edison shareholders initially will own slightly less than two-thirds of the FirstEnergy Common Stock and Centerior shareholders will own slightly more than one-third of the FirstEnergy Common Stock.

     The Merger Agreement contains customary representations and warranties by each of Ohio Edison and Centerior regarding, among other things, the status of the organization, financial condition, properties, assets, liabilities and operations of the respective companies. In addition, each of Ohio Edison and Centerior has agreed that from the date of the Merger Agreement until the consummation of the Merger, each company will conduct its business in the ordinary course substantially as previously conducted, except as the parties may otherwise agree in writing, and that, except where the fiduciary duty of the Board of either Ohio Edison or Centerior may require it to consider other proposals, neither company will take any action which is likely to lead to a merger or similar transaction with any third party.

     The Merger Agreement provides for the establishment of a management task force on transition matters involving the companies prior to the consummation of the Merger, to be headed by Willard R. Holland, who currently serves as Chairman of the Board and Chief Executive Officer of Ohio Edison. The FirstEnergy Board, upon consummation of the Merger, is expected to be made up of twelve individuals designated by the Ohio Edison Board prior to the consummation of the Merger. The initial officers of FirstEnergy, following consummation of the Merger, will include Mr. Holland, who will serve as Chairman of the Board, President and Chief Executive Officer, and Mr. Farling, who will serve as Vice Chairman. The Merger Agreement requires FirstEnergy, Centerior and Ohio Edison to indemnify the officers and directors of each for certain liabilities arising in connection with their duties as officers and directors, to the full extent permitted by law.

     Consummation of the Merger is subject to the fulfillment by the companies of a number of conditions, including: approval by the necessary votes of the shareholders of Ohio Edison and Centerior; obtaining the necessary governmental approvals and completing the regulatory processes described above (see "Regulatory Matters") under conditions reasonably acceptable to Ohio Edison and Centerior; and the holders of not more than ten percent of the common shares of Ohio Edison or Centerior having dissented from the Merger. Consummation of the Merger is also subject to the fulfillment by the companies of a number of additional conditions that may be waived, including; the representations and warranties concerning each of Ohio Edison and Centerior continuing to be true; the receipt of opinions of counsel to the effect that the tax effects of the Merger are as described above (see "The Merger -- Material Tax Consequences of the Merger"); and each of Ohio Edison and Centerior having performed or complied with its obligations under the Merger Agreement.

     The Merger Agreement may be terminated by the mutual written consent of Ohio Edison and Centerior, and either party may terminate upon certain events, including: a material breach by the other party; if the Merger has not been consummated by June 30, 1998; if the required shareholder votes are not obtained; if any court or other order preventing consummation of the Merger has become final; if any law or regulation has been adopted that prohibits the Merger; or if either party receives a takeover proposal from a third party and a series of triggering provisions are met. In the event of termination for breach, the breaching party must pay a $10 million fee, and in the event of termination as a result of a takeover proposal, the non-terminating party is entitled to a $55 million fee under certain circumstances, plus, in each case, the out-of-pocket expenses of the other party.

     In general, all expenses in connection with the Merger are paid by the party incurring them. Joint expenses, including those to prepare and print this Proxy Statement and those incurred in connection with regulatory filings, will be shared equally.

     The Merger Agreement may be amended by the Ohio Edison and Centerior Boards except where such amendment would require additional shareholder votes under the laws of the State of Ohio, the Exchange Act and the rules and regulations promulgated thereunder, the NYSE rules or any other applicable laws.

                    DESCRIPTION OF FIRSTENERGY CAPITAL STOCK

     Pursuant to the Merger Agreement, at the Effective Time the FirstEnergy Articles and FirstEnergy Regulations will be amended and restated in the forms attached hereto as Appendices C and D, respectively. The authorized capital stock of FirstEnergy as of the Effective Time will consist of 300,000,000 shares of FirstEnergy Common Stock. The description of FirstEnergy's capital stock set forth herein does not purport to be complete and is qualified in its entirety by reference to the FirstEnergy Articles and the FirstEnergy Regulations, respectively, as well as applicable statutory or other law.

FIRSTENERGY COMMON STOCK

     Voting Rights. The holders of FirstEnergy Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each share of FirstEnergy Common Stock held of record by such holder as of the record date for such meeting. Adoption of a plan of merger, consolidation or reorganization, as well as adoption of certain amendments to the FirstEnergy Articles, authorization of a sale or other disposition of all or substantially all of the assets of FirstEnergy not made in the usual and regular course of its business or adoption of a resolution of dissolution of FirstEnergy, requires authorization by the holders of two-thirds of the outstanding shares of FirstEnergy Common Stock, unless the FirstEnergy Board provides otherwise by resolution, in which case such authorization shall be by a majority of the voting power of FirstEnergy, to the extent not inconsistent with the FirstEnergy Articles or the FirstEnergy Regulations.

     Dividends. The holders of FirstEnergy Common Stock will be entitled to receive dividends when and as declared by the FirstEnergy Board. FirstEnergy's ability to pay dividends depends primarily upon the ability of its subsidiaries to pay dividends or otherwise transfer funds to it. The articles of incorporation, certain mortgages and other agreements, as supplemented, of Ohio Edison, Penn Power, Cleveland Electric and Toledo Edison, which will be FirstEnergy's direct and indirect electric utility subsidiaries following the Merger, contain provisions which, under certain conditions, will restrict the ability of these subsidiaries to transfer funds to FirstEnergy in the form of cash dividends.

     Liquidation. In the event of a liquidation, dissolution or winding up of the affairs of FirstEnergy, the holders of FirstEnergy Common Stock will be entitled to share ratably in any assets remaining after payment in full of all liabilities of FirstEnergy.

     Preemptive Rights. The holders of FirstEnergy Common Stock will have no preemptive rights to acquire or subscribe to any shares, or securities convertible into shares, of FirstEnergy Common Stock. The holders of FirstEnergy Common Stock will have no redemption or conversion rights.

     It is a condition to the consummation of the Merger that FirstEnergy Common Stock be approved for listing on the NYSE subject to official notification of issuance.

FIRSTENERGY PREFERRED STOCK

     Pursuant to Article IV of the FirstEnergy Articles, FirstEnergy is authorized to issue five million shares of preferred stock. The FirstEnergy Board has the authority to issue preferred stock from time to time in one or more classes or series. Pursuant to Article V of the FirstEnergy Articles, the FirstEnergy Board is authorized to adopt amendments to the FirstEnergy Articles to fix or change the express terms of any unissued or treasury shares of any class, including preferred stock.

                        COMPARISON OF SHAREHOLDER RIGHTS

     If the Merger is consummated, the persons who were holders of Ohio Edison Common Stock and Centerior Common Stock will become holders of FirstEnergy Common Stock, whose rights as shareholders will be governed by the FirstEnergy Articles and the FirstEnergy Regulations (rather than the Ohio Edison Articles and Ohio Edison Regulations or Centerior Articles and Centerior Regulations, respectively) and by the Ohio Statute. The significant differences between the rights of shareholders of FirstEnergy and shareholders of Ohio Edison and Centerior are set forth below.

     The following discussion is not intended to be complete and is qualified in its entirety by reference to the FirstEnergy Articles and the FirstEnergy Regulations, which are attached to this Proxy Statement as Appendices C and D, respectively, and to the Ohio Statute.

COMPARISON OF OHIO EDISON, CENTERIOR AND FIRSTENERGY ARTICLES AND REGULATIONS

     BOARD OF DIRECTORS

     Ohio Edison. The size of the Ohio Edison Board may be set by the Ohio Edison Board or the shareholders, subject to a minimum of three board members.

     Centerior. The Centerior Board may consist of a minimum of three and a maximum of 15 directors elected annually.

     FirstEnergy. Pursuant to Section 11 of the FirstEnergy Regulations, the FirstEnergy Board will consist of not less than nine nor more than 16 directors, as may be determined from time to time only (i) by a vote of a majority of the entire FirstEnergy Board or (ii) by the affirmative vote of the holders of at least 80% of the voting power of FirstEnergy, voting together as a single class. The directors will be divided into three classes with staggered three year terms. This structure may make takeover attempts more difficult, as shareholders may only elect one-third of the FirstEnergy Board at any given annual meeting.

     REMOVAL OF DIRECTORS

     Ohio Edison. Any director may be removed, with or without cause, by the vote of the holders of a majority of the shares present at a meeting called for the purpose, subject to certain exceptions.

     Centerior. All directors or any individual director may be removed from office, without cause, by the affirmative vote of the holders of a majority of Centerior Common Stock at an annual meeting or a special meeting called for such purpose, subject to certain exceptions.

     FirstEnergy. Under Section 13 of the FirstEnergy Regulations, any director, or the entire FirstEnergy Board, may be removed from office by the affirmative vote of the holders of at least 80% of the voting power of FirstEnergy, voting together as a single class.

     AMENDMENTS TO ARTICLES OF INCORPORATION

     Ohio Edison. An amendment of the Ohio Edison Articles may be effected by the affirmative vote of the holders of a majority of Ohio Edison Common Stock.

     Centerior. An amendment of the Centerior Articles may be effected by the affirmative vote of the holders of a majority of Centerior Common Stock.

     FirstEnergy. Certain amendments of the FirstEnergy Articles may be effected by the affirmative vote of the holders of two-thirds of FirstEnergy Common Stock, unless, under Article IX of the FirstEnergy Articles, the FirstEnergy Board provides otherwise by resolution, in which case such amendments may be effected by a majority of the voting power of FirstEnergy. Certain other amendments to the FirstEnergy Articles, as specified in Article X, can only be effected upon the affirmative vote of 80% of the voting power of FirstEnergy.

     AMENDMENTS TO REGULATIONS

     Ohio Edison. Ohio Edison may, by the affirmative vote or by the written consent of the holders of a majority of voting shares, amend the Ohio Edison Regulations.

     Centerior. The Centerior Regulations may be amended by the affirmative vote of a majority of the outstanding shares of Centerior Common Stock at an annual meeting or special meeting called for such purpose or without a meeting by the written consent of a majority of the Centerior Common Stock.

     FirstEnergy. The FirstEnergy Articles and Section 36 of the FirstEnergy Regulations provide, with limited exceptions, that the FirstEnergy Regulations may be amended or repealed at any meeting of shareholders if the amendment has been described in the notice of such meeting. The sections in the FirstEnergy Regulations relating to time and place of meetings, special meetings, order of business, number, election and terms of directors, newly created directorships and vacancies, removal of directors, nomination and election of directors and indemnification and amendment of the regulations may be amended or repealed only with the affirmative vote of the holders of at least 80% of the voting power of FirstEnergy, voting together as a single class. No amendment to sections relating to indemnification, insurance or agreements of FirstEnergy to indemnify others will be effective to eliminate or diminish the indemnification rights of persons specified in those sections existing at the time immediately preceding such amendment.

     CUMULATIVE VOTING

     Ohio Edison. At all elections of directors of Ohio Edison, each shareholder entitled to vote for directors has the right to cumulate his shares and to give to one candidate for whom he may vote as many votes as equals the number of directors to be elected by the holders of the class of stock held by such shareholder multiplied by the number of his shares, or to distribute them on the same principle among as many such candidates as he sees fit.

     Centerior. The Centerior Articles are silent as to cumulative voting; therefore, Section 1701.55 of the Ohio Statute applies and permits each shareholder entitled to vote to cumulate his shares and to give one candidate for whom he may vote as many votes as equals the number of directors to be elected multiplied by the number of his shares, or to distribute his votes on the same principle among as many candidates as he sees fit.

     FirstEnergy. Pursuant to Article VI of the FirstEnergy Articles, with certain exceptions, the holders of FirstEnergy Common Stock will not be entitled to cumulative voting rights in the election of directors.

     VOTING

     Ohio Edison. Each share of Ohio Edison Common Stock entitles its holder to one vote on all matters submitted generally to a vote of the shareholders of Ohio Edison. Two-thirds of the voting power of the shares issued and outstanding and entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Ohio Edison Meeting.

     Centerior. Each share of Centerior Common Stock entitles its holder to one vote on all matters submitted generally to a vote of the shareholders of Centerior. A majority of the voting power of the shares issued and outstanding and entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Centerior Meeting.

     FirstEnergy. See "Description of FirstEnergy Capital Stock -- FirstEnergy Common Stock."

     RESTRICTIONS ON ISSUANCE OF SECURITIES REPRESENTING UNSECURED INDEBTEDNESS

     Ohio Edison. The Ohio Edison Articles contains certain provisions with respect to Ohio Edison Preferred Stock and Class A Preferred Stock (as defined therein) that restrict Ohio Edison's ability, in certain circumstances, to issue or assume any unsecured notes, debentures or other securities representing unsecured indebtedness.

     Centerior. The Centerior Articles and the Centerior Regulations do not restrict the issuance of securities representing unsecured indebtedness.

     FirstEnergy. The FirstEnergy Articles and the FirstEnergy Regulations do not restrict the issuance of securities representing unsecured indebtedness.

     SPECIAL MEETINGS OF SHAREHOLDERS

     Ohio Edison. The Ohio Edison Regulations do not address the subject of special meetings of shareholders, but under Ohio law, unless otherwise provided in articles or regulations, special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, a Vice President or by the directors by action at a meeting or a majority of the directors acting without a meeting, or by shareholders holding 25% or more of the outstanding shares entitled to vote thereat (excluding any shares of any class entitled to vote for directors by virtue of a default or contingency).

     Centerior. Special meetings of the share owners may be called at any time by the Chairman of the Board, the President, a Vice President or by the directors by action at a meeting or a majority of the directors acting without a meeting, or by share owners holding 25% or more of the outstanding shares entitled to vote thereat (excluding any shares of any class entitled to vote for directors by virtue of a default or contingency) or by such persons and in such event and manner as the Centerior Articles may provide. Such meetings may be held within or without the State of Ohio at such place and time as may be specified in the notice thereof.

     FirstEnergy. Section 3 of the FirstEnergy Regulations provides that special meetings of shareholders of FirstEnergy may be called by the Chairman of the FirstEnergy Board, the President, a majority of the directors acting with or without a meeting or by holders of not less than 50% of the outstanding shares entitled to vote thereat. Such meetings may be held within or without the State of Ohio at such time and place as may be specified in the notice thereof.

     NOMINATIONS

     Ohio Edison. Neither the Ohio Edison Articles nor the Ohio Edison Regulations address shareholder nominations. However, the Nominating Committee of the Ohio Edison Board will consider timely shareholder proposals for nomination at the next annual meeting of Ohio Edison shareholders.

     Centerior. Neither the Centerior Articles nor the Centerior Regulations address shareholder nominations. However, Centerior's Executive and Nominating Committee will consider timely shareholder proposals for nomination at the next annual meeting of Centerior shareholders.

     FirstEnergy. Section 14 of the FirstEnergy Regulations provides that nomination of candidates for election as directors may be made only at an annual meeting of shareholders by the FirstEnergy Board or a committee thereof or by a shareholder entitled to vote at the meeting who has complied with applicable procedures. These procedures include, without limitation, time periods for receipt of notice, and the furnishing of certain information related to the person making the nomination as well as the nominee.

     INDEMNIFICATION

     Ohio Edison. Ohio Edison shall indemnify any person who is or was a director, officer, employee or agent of Ohio Edison or who is or has served at the request of Ohio Edison as a director, officer, employee, agent or trustee of another enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer, employee, agent or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent and according to the procedures and requirements set forth in any applicable law as the same may be in effect from time to time.

     Centerior. Centerior shall indemnify any director or officer of Centerior, any such former director or officer and any such director or officer who, at the request of Centerior, is serving or has served as a director, officer, employee, agent or trustee of another enterprise, against expenses and liabilities, including but not limited to attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such a director, officer, employee, agent or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by applicable law.

     The indemnification provided for in the Centerior Regulations does not restrict Centerior from indemnifying employees, agents and others to the extent not prohibited by law, to purchase and maintain insurance with respect thereto and to enter into agreements with any such person indemnifying him against liability asserted against him or expense incurred by him, whether or not such indemnity is specifically provided for in the Centerior Regulations.

     FirstEnergy. Section 31 of the FirstEnergy Regulations provides that FirstEnergy shall indemnify, to the full extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the FirstEnergy Board or an officer, employee or agent of FirstEnergy, or is or was serving at the request of FirstEnergy as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. FirstEnergy shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the FirstEnergy Board in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided by Section 31 shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the FirstEnergy Articles, any agreement, vote of shareholders or disinterested members of the FirstEnergy Board, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the FirstEnergy Board, or an officer, employee or agent of FirstEnergy, and shall continue as to a person who has ceased to be a member of the FirstEnergy Board, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. The FirstEnergy Regulations also permit FirstEnergy to purchase and maintain insurance providing for the indemnification of the persons described above and, upon approval of the FirstEnergy Board, to enter into indemnification agreements with such persons.

             FIRSTENERGY UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma balance sheet of FirstEnergy at September 30, 1996, set forth below, gives effect to the Merger as if it had been consummated on such date. The unaudited pro forma statements of income of FirstEnergy for the nine month periods ended September 30, 1996 and 1995, set forth below, give effect to the Merger as if it had been consummated on January 1, 1995. These statements are prepared based on accounting for the Merger as a purchase with the assumptions specified in the notes thereto. Purchase accounting adjustments are estimates and therefore subject to change.

     The following pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of Ohio Edison and Centerior incorporated by reference herein. The following information does not reflect any potential cost reductions or synergies associated with the Merger and is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date as of which, or at the beginning of the periods for which, the Merger is being given effect, nor is it necessarily indicative of future financial position or operating results.

     The unaudited pro forma financial statements have been adjusted for the expected impact of the Regulatory Plan (as described under "Regulatory Matters -- State Approvals and Related Matters" on page 37), the result of which is to discontinue the application of SFAS 71 for Cleveland Electric and Toledo Edison nuclear operations. The adjustments reflect the write off of $750 million of regulatory assets at Cleveland Electric and Toledo Edison, and, as required by APB 16, a fair value adjustment of $1.25 billion to reduce the carrying value of the nuclear generating units at FirstEnergy. This purchase price allocation is preliminary. The ultimate fair value of Cleveland Electric's and Toledo Edison's net assets to be determined at the time of consummation of the Merger is expected to be based on a combination of estimates of fair value arrived at by reference to replacement costs, third party appraisals and discounted cash flow modeling, and could require an adjustment which may be more or less than the assumption used for purposes of the unaudited pro forma financial statements. Any difference between the ultimate net asset valuation and the preliminary purchase price allocation assumed in the unaudited pro forma financial statements will be reflected as an adjustment of the goodwill recognized in connection with the Merger.

                               FIRSTENERGY CORP.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                 (IN MILLIONS)

                                                                             PRO FORMA        PRO FORMA
                                              OHIO EDISON     CENTERIOR     ADJUSTMENTS       COMBINED
                                              -----------     ---------     -----------       ---------
ASSETS
Utility plant, net of depreciation..........    $ 5,487        $  6,914       $(1,250)(3a)     $11,151
Other property and investments..............      1,029             225                          1,254
Current assets..............................        489             638           (12)(3b)       1,115
Regulatory assets...........................      1,729           2,260          (750)(3a)       3,239
Goodwill....................................          0               0           865(3c)          865
Other deferred charges......................        262             268                            530
                                                -------        --------      --------          -------
Total Assets................................    $ 8,996        $ 10,305       $(1,147)         $18,154
                                                =======        ========      ========          =======
CAPITALIZATION AND LIABILITIES
Common shareholders' equity:
  Common stock and other paid-in capital....    $ 2,100        $  2,321       $  (757)(3d)     $ 3,664
  Retained earnings (deficit)...............        542            (356)          356(3d)          542
  Unallocated ESOP common shares............       (156)              0                           (156)
                                                -------        --------      --------          -------
  Total common shareholders' equity.........      2,486           1,965          (401)           4,050
Preferred stock:
  Not subject to mandatory redemption.......        161               0          (161)(3e)           0
  Subject to mandatory redemption...........         20               0           (20)(3e)           0
Preferred stock of consolidated
  subsidiaries:
  Not subject to mandatory redemption.......         51             448           161(3e)          660
  Subject to mandatory redemption...........         15             189             6(3e)(3f)      210
Ohio Edison obligated mandatorily redeemable
  preferred securities of subsidiary trust
  holding solely Ohio Edison subordinated
  debentures................................        120               0                            120
Long-term debt..............................      2,595           3,755         16(3f)           6,366
                                                -------        --------      --------          -------
Total Capitalization........................      5,448           6,357          (399)          11,406
Current liabilities.........................      1,305             875           (12)(3b)       2,168
Accumulated deferred income taxes...........      1,756           1,900          (690)(3k)       2,966
Accumulated deferred investment tax
  credits...................................        203             254           (64)(3k)         393
Other liabilities...........................        284             919            18(3g)        1,221
                                                -------        --------      --------          -------
Total Capitalization and Liabilities........    $ 8,996        $ 10,305       $(1,147)         $18,154
                                                =======        ========      ========          =======

                               FIRSTENERGY CORP.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             PRO FORMA        PRO FORMA
                                              OHIO EDISON     CENTERIOR     ADJUSTMENTS       COMBINED
                                              -----------     ---------     -----------       ---------
Operating revenues..........................    $ 1,858        $ 1,941         $ (14)(3h)      $ 3,785
                                                -------        -------         -----           -------
Fuel and purchased power....................        346            348            (3)(3h)          691
Other operation and maintenance expenses....        491            595           (11)(3h)        1,075
                                                -------        -------         -----           -------
Total operation and maintenance expenses....        837            943           (14)            1,766
Depreciation and amortization, net..........        285            259           (40)(3i)          504
General taxes...............................        185            247                             432
Income taxes................................        146             94            20 (3k)          260
                                                -------        -------         -----           -------
Total operating expenses and taxes..........      1,453          1,543           (34)            2,962
                                                -------        -------         -----           -------
Operating income............................        405            398            20               823
Other income (expense)......................         25             (5)                             20
                                                -------        -------         -----           -------
Total income................................        430            393            20               843
                                                -------        -------         -----           -------
Interest charges............................        178            254                             432
Allowance for borrowed funds used during
  construction and capitalized interest.....         (3)            (2)                             (5)
Subsidiaries' preferred stock dividend
  requirements..............................         12             42            10 (3j)           64
                                                -------        -------         -----           -------
Net interest and other charges..............        187            294            10               491
                                                -------        -------         -----           -------
Net income..................................        243             99            10               352
Preferred stock dividend requirements.......         10              0           (10)(3j)            0
                                                -------        -------         -----           -------
Earnings on common stock....................    $   233        $    99         $  20           $   352
                                                =======        =======         =====           =======
Average common shares outstanding...........        144            148           (70)              222
                                                =======        =======         =====           =======
Earnings per share of common stock..........    $  1.62        $   .67                         $  1.59
                                                =======        =======                         =======

                               FIRSTENERGY CORP.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             PRO FORMA        PRO FORMA
                                              OHIO EDISON     CENTERIOR     ADJUSTMENTS       COMBINED
                                              -----------     ---------     -----------       ---------
Operating revenues..........................    $ 1,849        $ 1,934         $ (13)(3h)      $ 3,770
                                                -------        -------         -----           -------
Fuel and purchased power....................        347            361            (4)(3h)          704
Other operation and maintenance expenses....        549            579            (9)(3h)        1,119
                                                -------        -------         -----           -------
Total operation and maintenance expenses....        896            940           (13)            1,823
Depreciation and amortization, net..........        188            162           (40)(3i)          310
General taxes...............................        184            246                             430
Income taxes................................        149            115            20 (3k)          284
                                                -------        -------         -----           -------
Total operating expenses and taxes..........      1,417          1,463           (33)            2,847
                                                -------        -------         -----           -------
Operating income............................        432            471            20               923
Other income................................          8             35                              43
                                                -------        -------         -----           -------
Total income................................        440            506            20               966
                                                -------        -------         -----           -------
Interest charges............................        203            271                             474
Allowance for borrowed funds used during
  construction and capitalized interest.....         (4)            (2)                             (6)
Deferred nuclear unit interest..............         (4)             0                              (4)
Subsidiaries' preferred stock dividend
  requirements..............................          3             46            17 (3j)           66
                                                -------        -------         -----           -------
Net interest and other charges..............        198            315            17               530
                                                -------        -------         -----           -------
Net income..................................        242            191             3               436
Preferred stock dividend requirements.......         17              0           (17)(3j)            0
                                                -------        -------         -----           -------
Earnings on common stock....................    $   225        $   191         $  20           $   436
                                                =======        =======         =====           =======
Average common shares outstanding...........        143            148           (70)              221
                                                =======        =======         =====           =======
Earnings per share of common stock..........    $  1.57        $  1.29                         $  1.97
                                                =======        =======                         =======

                               FIRSTENERGY CORP.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                             PRO FORMA        PRO FORMA
                                              OHIO EDISON     CENTERIOR     ADJUSTMENTS       COMBINED
                                              -----------     ---------     -----------       ---------
Operating revenues..........................    $ 2,466        $ 2,516         $ (17)(3h)      $ 4,965
                                                -------        -------         -----           -------
Fuel and purchased power....................        465            465            (8)(3h)          922
Other operation and maintenance expenses....        737            777           (12)(3h)        1,502
                                                -------        -------         -----           -------
Total operation and maintenance expenses....      1,202          1,242           (20)            2,424
Depreciation and amortization, net..........        262            228           (53)(3i)          437
General taxes...............................        243            322             2 (3h)          567
Income taxes................................        192            135            26 (3k)          353
                                                -------        -------         -----           -------
Total operating expenses and taxes..........      1,899          1,927           (45)            3,781
                                                -------        -------         -----           -------
Operating income............................        567            589            28             1,184
Other income................................         14             47            (1)(3h)           60
                                                -------        -------         -----           -------
Total income................................        581            636            27             1,244
                                                -------        -------         -----           -------
Interest charges............................        267            358                             625
Allowance for borrowed funds used during
  construction and capitalized interest.....         (6)            (3)                             (9)
Deferred nuclear unit interest..............         (4)             0                              (4)
Subsidiaries' preferred stock dividend
  requirements..............................          7             61            22 (3j)           90
                                                -------        -------         -----           -------
Net interest and other charges..............        264            416            22               702
                                                -------        -------         -----           -------
Net income..................................        317            220             5               542
Preferred stock dividend requirements.......         22              0           (22)(3j)            0
                                                -------        -------         -----           -------
Earnings on common stock....................    $   295        $   220         $  27           $   542
                                                =======        =======         =====           =======
Average common shares outstanding...........        144            148           (70)              222
                                                =======        =======         =====           =======
Earnings per share of common stock..........    $  2.05        $  1.49                         $  2.44
                                                =======        =======                         =======

                               FIRSTENERGY CORP.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

                              FINANCIAL STATEMENTS

NOTE 1 -- RECLASSIFICATIONS
     Certain reclassifications have been made to the Centerior unaudited historical financial statements to conform to the presentation expected to be used by the merged companies.

NOTE 2 -- EXCHANGE RATIOS
     Under the Merger Agreement, each outstanding share of Ohio Edison Common Stock will be converted into one share of FirstEnergy Common Stock, and each outstanding share of Centerior Common Stock will be converted into 0.525 of a share of FirstEnergy Common Stock. These conversion numbers were used in computing share and per share amounts in the accompanying unaudited pro forma combined condensed financial statements.

NOTE 3 -- PRO FORMA ADJUSTMENTS
     (a) As required by APB 16, a pro forma adjustment has been recognized by FirstEnergy to adjust the Cleveland Electric and Toledo Edison nuclear generating units to fair value. This purchase price allocation is preliminary. For purposes of the pro forma financial statements, such adjustment has been based upon the estimated discounted future cash flows expected to be generated by the nuclear generating units. The actual adjustment is expected to be based on a combination of estimates of fair value arrived at by reference to replacement costs, third party appraisals and discounted cash flow modeling. As a result of discontinuing SFAS 71 for Cleveland Electric and Toledo Edison nuclear assets and operations, a pro forma adjustment has been made to reflect the write-off of certain regulatory assets prior to consummation of the Merger. All other regulatory assets are expected to continue to be recovered through rates associated with the remainder of their business.

     (b) A pro forma adjustment has been made to eliminate accounts receivable and payable between Ohio Edison and Centerior as of the balance sheet date.

     (c) A pro forma adjustment has been made to recognize goodwill in connection with the Merger. The goodwill represents the excess of the purchase price over Centerior's net assets after taking into account the adjustments described in (a) above. The carrying cost for all other assets and liabilities (except as described in (f) and (g) below) is assumed to be equal to fair market value. If it is ultimately determined that the fair market value of Centerior's net assets is more or less than their carrying value at the time of consummation, goodwill would be adjusted accordingly. The purchase price was based on the imputed value to holders of Centerior Common Stock using a market value of Ohio Edison Common Stock of $20.125 per share.

     (d) Pro forma equity adjustments recognize the elimination of Centerior's accumulated deficit as of the consummation of the Merger and the purchase price computed as described in (c) above.

     (e) Pro forma adjustments have been made to reclassify Ohio Edison preferred stock outstanding to subsidiary preferred stock outstanding on FirstEnergy's balance sheet.

     (f) A pro forma adjustment has been made to recognize Centerior's preferred stock of consolidated subsidiaries subject to mandatory redemption and long-term debt at estimated fair market value.

     (g) A pro forma adjustment has been made to recognize Centerior's net unamortized transition obligation related to certain retirement benefits.

     (h) Pro forma adjustments have been made to eliminate revenue and expense transactions between Ohio Edison and Centerior.

     (i) Pro forma adjustments have been made to recognize amortization of goodwill in connection with the Merger over a 40-year period, offset by reductions in depreciation expense and amortization of regulatory assets resulting from the assumed revaluation of Centerior's assets described in (a) above. Any difference between the actual asset revaluation and the revaluation assumed for purposes of the pro forma financial statements would correspondingly affect the net depreciation and amortization adjustments included in the unaudited combined condensed statements of income.

     (j) A pro forma adjustment has been made to reclassify Ohio Edison's preferred stock dividend requirements to subsidiaries' preferred stock dividend requirements (a reduction to net income) on FirstEnergy's statement of income.

     (k) Pro forma adjustments have been made for the estimated tax effects of the adjustments discussed in (a), (f), (g) and (i) above.

           SELECTED INFORMATION CONCERNING OHIO EDISON AND CENTERIOR

BUSINESS OF OHIO EDISON

     Ohio Edison was organized under the laws of the State of Ohio in 1930 and owns property and does business as an electric public utility in that state. Ohio Edison also has ownership interests in certain facilities located in the Commonwealth of Pennsylvania. Ohio Edison's principal executive offices are located at 76 South Main Street, Akron, Ohio 44308, telephone number (800) 736-3402.

     Ohio Edison furnishes electric service to communities in a 7,500 square mile area of central and northeastern Ohio. It also provides transmission services and electric energy for resale to certain municipalities in its service area and transmission services to certain rural cooperatives. Ohio Edison also engages in the sale, purchase and interchange of electric energy with other electric companies. The area it serves has a population of approximately 2,530,000.

     Ohio Edison owns all of the outstanding common stock of Penn Power, a Pennsylvania corporation, which furnishes electric service to communities in a 1,500 square mile area of western Pennsylvania. Penn Power also provides transmission services and electric energy for resale to certain municipalities in Pennsylvania. The area served by Penn Power has a population of approximately 342,000.

     Sources of generation for Ohio Edison and Penn Power during the twelve months ended September 30, 1996 were 75.4% fossil and 24.6% nuclear.

BUSINESS OF CENTERIOR

     Centerior was organized under the laws of the State of Ohio in 1985 for the purpose of allowing Cleveland Electric and Toledo Edison to affiliate by becoming wholly owned subsidiaries of Centerior. Centerior's principal executive offices are located at 6200 Oak Tree Boulevard, Independence, Ohio 44131, telephone number (800) 443-7794.

     Centerior's Cleveland Electric and Toledo Edison subsidiaries furnish electric service in a 4,200 square mile area of northeastern and northwestern Ohio. Cleveland Electric and Toledo Edison also provide transmission services and electric energy for resale to other electric utility companies and to certain municipalities and rural cooperatives in Toledo Edison's service area. Cleveland Electric and Toledo Edison also engage in the sale, purchase and interchange of electric energy with other electric companies and power producers. The areas Cleveland Electric and Toledo Edison serve have a population of approximately 2,450,000.

     Since Cleveland Electric and Toledo Edison became affiliated in 1986, efforts have been made to consolidate operations and administration as much as possible to achieve maximum cost savings. On October 17, 1996, the FERC issued an order authorizing the merger of Cleveland Electric and Toledo Edison without a hearing and without significant conditions. The order included the FERC's conclusion that it was not necessary to require the applicants to turn over control of their facilities to an independent system operator. The FERC also approved Cleveland Electric's and Toledo Edison's recently filed single-system, open access transmission tariff. The Merger Agreement requires the approval of Ohio Edison prior to consummation of the proposed Cleveland Electric-Toledo Edison merger.

     During the twelve months ended September 30, 1996, Centerior's sources of generation consisted of 63.2% fossil, 31.0% nuclear and 5.8% pumped-storage.

RELATIONSHIPS BETWEEN OHIO EDISON AND CENTERIOR

     Ohio Edison, Penn Power, Cleveland Electric and Toledo Edison are members of CAPCO. Duquesne is also a member of CAPCO. CAPCO affords each of the companies greater reliability and lower cost of providing electric service through coordinated generating unit operations and maintenance and generating reserve back-up among the five companies. In addition, CAPCO has completed programs to construct larger electric generating units and to strengthen interconnections between the companies.

     The CAPCO companies have placed in service nine major generating units. Each CAPCO company owns, as a tenant-in-common, or leases a portion of certain of these generating units. Each company has the right to the net capability and associated energy of its respective ownership and leasehold portions of the units and is, severally and not jointly, obligated for the capital and operating costs equivalent to its respective ownership and leasehold portions of the units and the required fuel, except that the obligations of Pennsylvania Power are the joint and several obligations of that company and Ohio Edison and the leasehold obligations of Cleveland Electric and Toledo Edison are joint and several. For most plants, the company in whose service area a generating unit is located is responsible for the operation of that unit for all the owners, except for the procurement of nuclear fuel for a nuclear generating unit. The Mansfield Plant, which is located in Duquesne's service area, is operated by Penn Power, and the Sammis Unit 7, which is not in the service area of any CAPCO company, is operated by Ohio Edison. Each company owns the necessary interconnecting transmission facilities within its service area, and the other CAPCO companies contribute toward fixed charges and operating costs of those transmission facilities.

     The following tables set forth for Ohio Edison and Centerior the CAPCO unit ownership percentages for each company and its subsidiaries.

                                  OHIO EDISON
                        CAPCO GENERATING UNIT OWNERSHIP

                                               OHIO EDISON        PENN POWER
                                                OWNERSHIP*         OWNERSHIP
                                      NDC     --------------     -------------
            CAPCO UNIT               (MW)      (%)     (MW)       (%)     (MW)      UNIT OPERATOR
-----------------------------------  -----    -----    -----     -----    ----    ------------------
Beaver Valley Unit 1...............   810     35.00     283      17.50    142     Duquesne
Beaver Valley Unit 2...............   820     41.88     343       0.00      0     Duquesne
Bruce Mansfield Unit 1.............   780     60.00     468       4.20     33     Penn Power
Bruce Mansfield Unit 2.............   780     39.30     307       6.80     53     Penn Power
Bruce Mansfield Unit 3.............   800     35.60     285       6.28     50     Penn Power
Perry Unit 1.......................  1,194    30.00     358       5.24     63     Cleveland Electric
Sammis Unit 7......................   600     48.00     288      20.80    125     Ohio Edison
                                                       ----               ----
                                                       2,332              466

                                   CENTERIOR
                        CAPCO GENERATING UNIT OWNERSHIP

                                              CLEVELAND
                                              ELECTRIC          TOLEDO EDISON
                                             OWNERSHIP*          OWNERSHIP*
                                  NDC      ---------------     ---------------
          CAPCO UNIT             (MW)       (%)      (MW)       (%)      (MW)        UNIT OPERATOR
-------------------------------  -----     -----     -----     -----     -----     ------------------
Beaver Valley Unit 2...........   820      24.47      201      19.91      163      Duquesne
Bruce Mansfield Unit 1.........   780       6.50       51       0.00        0      Penn Power
Bruce Mansfield Unit 2.........   780      28.60      223      17.30      135      Penn Power
Bruce Mansfield Unit 3.........   800      24.47      196      19.91      159      Penn Power
Davis Besse Unit 1.............   883      51.38      454      48.62      429      Toledo Edison
Eastlake Unit 5................   597      68.80      411       0.00        0      Cleveland Electric
Perry Unit 1...................  1,194     31.11      371      19.91      238      Cleveland Electric
                                                     ----                ----
                                                     1,907               1,124

---------------

Megawatt ownership is based on the current net demonstrated capacity ratings of the CAPCO units.

* Includes leasehold interests.

     The service territories of Cleveland Electric and Toledo Edison are not contiguous, so that transactions between Cleveland Electric and Toledo Edison must be scheduled with Ohio Edison under the CAPCO agreements. The tariff filed in connection with the required FERC approval contains the same non-rate terms as are included in Ohio Edison's and Centerior's existing tariffs, and similar rates except where changes are necessary to reflect averaging Ohio Edison, Cleveland Electric and Toledo Edison costs.

     On April 24, 1996, the FERC issued Order 888, which generally requires nondiscriminatory transmission access and pricing by public utilities. Order 888 also requires that "loose pools," defined as any multi-lateral arrangements which contain discounted or special transmission arrangements, must file joint, pool-wide transmission tariffs by December 31, 1996, removing any preferential transmission access and pricing provisions from the loose pool arrangements. Ohio Edison, Cleveland Electric and Toledo Edison believe that CAPCO is not a power pool because it does not jointly dispatch any generation, address day-to-day transmission reliability concerns or have authority to control transfer or take emergency switching actions to maintain the bulk power grid of its member companies.

     All of the CAPCO companies are members of ECAR, which is comprised of 29 major electric power suppliers and 11 associate members located in nine east-central states, serving 36 million people. ECAR's purpose is to improve reliability of bulk power supply through coordination of planning and operation of member companies' generation and transmission facilities.

     Ohio Edison, Cleveland Electric and Toledo Edison continue to engage in numerous arms-length, short-term, non-firm wholesale power transactions pursuant to interconnection agreements, in order to meet customers' needs in a least cost manner. Ohio Edison and Cleveland Electric have five 345kV and four 138kV interconnections, while Ohio Edison and Toledo Edison have one 345kV, one 138kV and one 69kV interconnection, all of which are subject to the interconnection agreements. In connection with the FERC application, FirstEnergy requested approval of a joint dispatch agreement which will provide for the central dispatch of all generating units on a cost-effective basis.

     Ohio Edison and Centerior have controls in place to provide for appropriate cost allocation between Ohio Edison and Penn Power, on one hand, and between Cleveland Electric and Toledo Edison on the other hand. It is anticipated that a similar arrangement will be implemented to provide for intercompany billings by one subsidiary of FirstEnergy for goods and services provided to the other subsidiaries.

                        FIRSTENERGY FOLLOWING THE MERGER

MANAGEMENT OF FIRSTENERGY

     Under the Merger Agreement, the Ohio Edison Board and the Centerior Board shall take such actions as may be necessary to cause the number of directors comprising the full FirstEnergy Board at the Effective Time to be such number and such individuals as are designated by Ohio Edison prior to the Effective Time. The Merger Agreement provides that from the Effective Time until otherwise determined by the FirstEnergy Board, Mr. Holland shall serve as Chairman of the Board, President and Chief Executive Officer and Mr. Farling shall serve as Vice Chairman. All other officers of FirstEnergy and directors and officers of FirstEnergy's subsidiaries will be designated by the FirstEnergy Board. See "The Merger--FirstEnergy Employment Agreements."

OPERATIONS OF FIRSTENERGY

     Following the Merger, FirstEnergy will be a holding company which will directly hold all of the issued and outstanding common stock of Ohio Edison and all of the issued and outstanding common stock of Centerior's direct subsidiaries, which include, among others, Cleveland Electric and Toledo Edison. As a result of the Merger, the respective common stock shareholders of Ohio Edison and Centerior will own all of the outstanding shares of FirstEnergy Common Stock. All other classes of capital stock of Ohio Edison and its subsidiaries and of the subsidiaries of Centerior will be unaffected by the Merger and will remain outstanding.

     The corporate headquarters and principal executive offices of FirstEnergy will be located in Akron, Ohio.

     The PUCO has approved the Regulatory Plan filed by FirstEnergy which, upon consummation of the Merger, will extend to Cleveland Electric and Toledo Edison customers: (i) a base rate freeze through 2005 followed by an immediate $310 million base rate reduction; (ii) interim residential rate reductions of $3 per month beginning six months after the Merger, increasing to $4 per month on July 1, 2000, and to $5 per month from July 1, 2001 through the year 2005; (iii) interim rate reductions for certain commercial customers; (iv) a $75 million economic development loan/lease program; (v) a $30 million energy efficiency program for residential customers; (vi) a $2 billion aggregate reduction in assets through 2005, resulting from amounts that will have been revalued, amortized and/or depreciated on an accelerated basis; and (vii) earnings caps, that would enable customers to share in any additional benefits from the Merger, which limit returns on common equity, for regulatory purposes, of Cleveland Electric and Toledo Edison to 11.5% for calendar years from inception of the Regulatory Plan through 1999, 12.0% in 2000 and 2001 and 12.59% from 2002 through 2005. See "Regulatory Matters -- State Approvals and Related Matters" on page 37.

                                    EXPERTS

     The consolidated financial statements and related schedule incorporated by reference or included in Ohio Edison's Annual Report on Form 10-K, incorporated by reference in this Proxy Statement, have been audited by Arthur Andersen as indicated in its reports dated February 8, 1996 with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports, which include an explanatory paragraph with respect to the Ohio Edison change in its method of accounting for unbilled revenues as discussed in
Note 2 to the consolidated financial statements.

     With respect to the unaudited interim consolidated financial information of Ohio Edison for the quarters ended March 31, 1996 and 1995, June 30, 1996 and 1995, and September 30, 1996 and 1995, Arthur Andersen has applied limited procedures in accordance with professional standards for reviews of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim consolidated financial information because those reports are not "reports" or

"parts" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements and related schedule included in Centerior's Annual Report on Form 10-K, incorporated by reference in this Proxy Statement, have been audited by Arthur Andersen as indicated in its report dated February 21, 1996 with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph that describes a change in the method of accounting for postretirement benefits other than pensions in 1993, as discussed in Note 9 to the consolidated financial statements.

                                 LEGAL MATTERS

     Anthony J. Alexander, Executive Vice President and General Counsel of Ohio Edison, will pass upon the legality of the shares of FirstEnergy Common Stock issued in connection with the Merger.

     Winthrop, Stimson, Putnam & Roberts is representing Ohio Edison in connection with the Merger.

     Squire, Sanders & Dempsey L.L.P. is representing Centerior in connection with the Merger.

                      WHERE YOU CAN FIND MORE INFORMATION

     Ohio Edison and Centerior file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     FirstEnergy has filed a Registration Statement with the SEC on Form S-4 to register FirstEnergy Common Stock to be issued to Ohio Edison and Centerior shareholders in the Merger. This Proxy Statement is a part of that Registration Statement and constitutes a prospectus of FirstEnergy in addition to being a Proxy Statement of Ohio Edison and Centerior for the Special Meetings. As allowed by SEC rules, this Proxy Statement does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

    OHIO EDISON SEC FILINGS (FILE NO. 1-2578)                      PERIOD
    -----------------------------------------  -----------------------------------------------
    Annual Report on Form 10-K                 Year ended December 31, 1995
    Quarterly Reports on Form 10-Q             Quarters ended March 31, 1996, June 30, 1996
                                               and September 30, 1996
    Current Reports on Form 8-K                Dated June 27, 1996, September 17, 1996,
                                               November 25, 1996 and January 28, 1997

    CENTERIOR SEC FILINGS (FILE NO. 1-9130)                       PERIOD
    ----------------------------------------  -----------------------------------------------
    Annual Report on Form 10-K                Year ended December 31, 1995
    Quarterly Reports on Form 10-Q            Quarters ended March 31, 1996, June 30, 1996
                                              and September 30, 1996
    Current Reports on Form 8-K               Dated April 11, 1996, June 25, 1996, August 21,
                                              1996, September 13, 1996 and January 28, 1997

     We are also incorporating by reference additional documents that we file with the SEC between the date of this Proxy Statement and the dates of the Special Meetings of our shareholders.

     Ohio Edison has supplied all information contained or incorporated by reference in this Proxy Statement relating to Ohio Edison and Centerior has supplied all such information relating to Centerior.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement. Shareholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from the appropriate party at the following addresses:

Ohio Edison Company             Centerior Energy Corporation
Investor Services               Share Owner Services
76 South Main Street            6200 Oak Tree Boulevard
Akron, Ohio 44308               Independence, Ohio 44131
Tel: (800) 736-3402             Tel: (800) 433-7794

     If you would like to request documents from us, please do so by March 3, 1997 to receive them before the Special Meetings.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED
IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED FEBRUARY   , 1997. YOU
SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT TO SHAREHOLDERS NOR THE ISSUANCE OF FIRSTENERGY COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

     For your convenience in reading this Proxy Statement, we have included this Glossary of Defined Terms where you can find explanations of frequently used terms.

                           GLOSSARY OF DEFINED TERMS

Arthur Andersen...........................  Arthur Andersen LLP, independent accountants for both Ohio Edison and Centerior.

Barr Devlin...............................  Barr Devlin & Co. Incorporated, financial advisors to Centerior.

CAPCO.....................................  Central Area Power Coordination Group, the
                                            members of which are Ohio Edison, Penn Power,
                                            Cleveland Electric, Toledo Edison and Duquesne.

Centerior Conversion Number...............  In the Merger, each outstanding share of
                                            Centerior Common Stock shall be converted into
                                            the right to receive 0.525 (525/1000) of a share
                                            of FirstEnergy Common Stock.

Centerior Merger..........................  The merger of Centerior with and into FirstEnergy
                                            (immediately after Centerior Acquisition Sub is
                                            merged with and into Centerior, with Centerior as
                                            the surviving corporation), with FirstEnergy as
                                            the surviving corporation.

Centerior Record Date.....................  The close of business on February 5, 1997.

Centerior Write-Down Assumption...........  Write-down of Centerior assets immediately upon consummation of the Merger, assumed by McDonald
                                            in its financial analysis.

Code......................................  The Internal Revenue Code of 1986, as amended.

Deloitte & Touche.........................  Deloitte & Touche Consulting Group, a division of
                                            Deloitte & Touche LLP.

Dividend Ratio............................  A comparison of the market value of Ohio Edison
                                            Common Stock and Centerior Common Stock, stated
                                            in terms of relative dividends, as determined by
                                            McDonald.

DOJ.......................................  The Antitrust Division of the United States
                                            Department of Justice.

DRP Agent.................................  The Agent for Centerior's Dividend Reinvestment
                                            and Stock Purchase Plan.

Duquesne..................................  Duquesne Light Company, a member of CAPCO.

EBIT......................................  Earnings before interest and taxes, used by
                                            McDonald and Barr Devlin in their financial
                                            analyses.

EBITDA....................................  Earnings before interest, taxes, depreciation and amortization, used by McDonald and Barr Devlin in
                                            their financial analyses.

ECAR......................................  East Central Area Reliability Council.

EPS.......................................  Earnings per share.

Exchange Act..............................  The Securities Exchange Act of 1934.

FERC......................................  Federal Energy Regulatory Commission.

FTC.......................................  Federal Trade Commission.

GAAP......................................  Generally Accepted Accounting Principles.

HSR Act...................................  The Hart-Scott-Rodino Antitrust Improvements Act
                                            of 1976, as amended.

LTM.......................................  The latest 12 months, used by McDonald in its financial analyses.

LTM Period................................  The latest 12-month period ended June 30, 1996, used by Barr Devlin in its financial analysis.

McDonald..................................  McDonald & Company Securities, Inc., financial advisor to Ohio Edison.

McKinsey..................................  McKinsey & Co., retained by Ohio Edison and
                                            Centerior to assist management in the performance
                                            of preliminary synergy analyses.

Merger....................................  Collectively, the mergers of (i) Centerior with and into FirstEnergy (immediately after the
                                            merger of Centerior Acquisition Sub with and into
                                            Centerior), and (ii) Ohio Edison Acquisition Sub
                                            with and into Ohio Edison, pursuant to the Merger
                                            Agreement.

Morgan Stanley............................  Morgan Stanley & Co. Incorporated, financial advisor to Ohio Edison and Centerior.

NRC.......................................  Nuclear Regulatory Commission.

NYSE......................................  New York Stock Exchange.

Ohio Edison Conversion Number.............  In the Merger, each outstanding share of Ohio
                                            Edison Common Stock shall be converted into the
                                            right to receive one share of FirstEnergy Common
                                            Stock.

Ohio Edison Record Date...................  The close of business on February 5, 1997.

Ohio Statute..............................  The Ohio Revised Code.

PPUC......................................  Pennsylvania Public Utility Commission.

Projection Period.........................  The period 1996 through 2005, as used by Barr
                                            Devlin in its financial analysis.

PUCO......................................  Public Utilities Commission of Ohio.

Regulatory Plan...........................  The Regulatory Plan (to become effective only upon consummation of the Merger), which was
                                            approved by the PUCO on January 30, 1997, and
                                            which provides for Cleveland Electric and Toledo
                                            Edison: (i) a base rate freeze through 2005
                                            followed by an immediate $310 million base rate
                                            reduction; (ii) interim residential rate
                                            reductions of $3 per month beginning six months
                                            after the Merger, increasing to $4 per month on
                                            July 1, 2000, and to $5 per month from July 1,
                                            2001 through the year 2005; (iii) interim rate
                                            reductions for certain commercial customers; (iv)
                                            a $75 million economic development loan/lease
                                            program; (v) a $30 million energy efficiency
                                            program for residential customers; (vi) a $2
                                            billion aggregate reduction in assets through
                                            2005, resulting from amounts that will have been
                                            revalued, amortized and/or depreciated on an
                                            accelerated basis; and (vii) earnings caps, that
                                            would enable customers to share in any additional
                                            benefits from the Merger, limiting returns on
                                            common equity, for regulatory purposes, of
                                            Cleveland

                                            Electric and Toledo Edison to 11.5% for calendar
                                            years from inception of the Regulatory Plan
                                            through 1999, 12.0% in 2000 and 2001 and 12.59%
                                            from 2002 through 2005.

SEC.......................................  Securities and Exchange Commission.

Securities Act............................  The Securities Act of 1933.

Service...................................  Centerior Service Company, a wholly owned subsidiary of Centerior.

SFAS 71...................................  Statement of Financial Accounting Standards 71,
                                            which provides, among other things, for the
                                            deferral of certain costs incurred by utilities
                                            that are probable of recovery in the future
                                            through rates, if certain criteria are met.

Task Force................................  A special transition management task force to be created by Ohio Edison and Centerior, headed by
                                            Willard R. Holland as Chairman and Robert J.
                                            Farling as Vice Chairman, with members consisting
                                            of representatives of Ohio Edison and Centerior
                                            as designated by Mr. Holland in consultation with
                                            Mr. Farling.

1935 Act..................................  The Public Utility Holding Company Act of 1935.

1996 EPS..................................  Estimated 1996 earnings per share, obtained from
                                            First Call and used by McDonald in connection
                                            with its financial analysis.

1997 EPS..................................  Estimated 1997 earnings per share, obtained from
                                            First Call and used by McDonald in connection
                                            with its financial analysis.

                                                                      APPENDIX A

                                                                [CONFORMED COPY]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                              OHIO EDISON COMPANY

                                      AND

                          CENTERIOR ENERGY CORPORATION

                         DATED AS OF SEPTEMBER 13, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                 FORMATION OF FIRSTENERGY AND MERGER COMPANIES

                                                                                           PAGE
                                                                                           ----
1.1     Organization of FirstEnergy......................................................   A-2
1.2     Directors and Officers of FirstEnergy............................................   A-2
        (a)   Prior to the Effective Time................................................   A-2
        (b)   As of the Effective Time...................................................   A-2
1.3     Organization of Merger Companies.................................................   A-2

                                   ARTICLE II

                                   THE MERGER

2.1     Closing..........................................................................   A-2
2.2     Effective Time of the Merger.....................................................   A-2
2.3     Effects of the Merger............................................................   A-2
2.4     Directors and Officers of the Surviving Corporation..............................   A-3

                                  ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               RESPECTIVE CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1     Manner of Converting Shares......................................................   A-3
        (a)   Capital Stock of Merger Companies..........................................   A-3
        (b)   Capital Stock of Centerior and Ohio Edison.................................   A-3
        (c)   Capital Stock of Centerior.................................................   A-3
        (d)   Stock Options of Centerior.................................................   A-4
        (e)   Cancellation of Treasury Stock and Certain Ohio Edison and
              Centerior Common Stock.....................................................   A-4
        (f)   Adjustment Upon Changes in Capitalization..................................   A-4
        (g)   Shares of Dissenting Holders...............................................   A-5
        (h)   Capital Stock of FirstEnergy...............................................   A-5
3.2     Exchange of Certificates.........................................................   A-5
        (a)   Exchange Agent.............................................................   A-5
        (b)   Exchange Procedures........................................................   A-5
        (c)   Distributions with Respect to Unexchanged Shares...........................   A-6
        (d)   No Further Ownership Rights in Centerior and Ohio Edison Common Stock......   A-6
        (e)   No Fractional Shares.......................................................   A-6
        (f)   Application of Exchange Fund...............................................   A-7
        (g)   No Liability...............................................................   A-7

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF CENTERIOR

4.1     Organization, Standing and Power.................................................   A-7
4.2     Capital Structure................................................................   A-8
4.3     Corporate Authority..............................................................   A-8
4.4     No Violation.....................................................................   A-8
4.5     Consents and Approvals...........................................................   A-9
4.6     Centerior SEC Documents..........................................................  A-10

4.7     No Undisclosed Liabilities.......................................................  A-10
4.8     Information Supplied.............................................................  A-10
4.9     Compliance with Applicable Laws..................................................  A-11
4.10    Litigation.......................................................................  A-11
4.11    Taxes............................................................................  A-11
4.12    Employee Matters.................................................................  A-12
4.13    Absence of Certain Changes or Events.............................................  A-14
4.14    Opinion of Centerior Financial Advisor...........................................  A-14
4.15    Vote Required....................................................................  A-14
4.16    Accounting Matters...............................................................  A-14
4.17    No Change in Capital Structure...................................................  A-14
4.18    Ownership of Ohio Edison Stock...................................................  A-14
4.19    Centerior Subsidiaries...........................................................  A-14
4.20    Environmental Protection.........................................................  A-15
        (a)   Compliance.................................................................  A-15
        (b)   Environmental Permits......................................................  A-15
        (c)   Environmental Claims.......................................................  A-16
        (d)   Releases...................................................................  A-16
        (e)   Predecessors...............................................................  A-16
        (f)   Disclosure.................................................................  A-16
4.21    Regulation as a Utility..........................................................  A-17
4.22    Insurance........................................................................  A-17

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF OHIO EDISON

5.1     Organization, Standing and Power.................................................  A-18
5.2     Capital Structure................................................................  A-18
5.3     Corporate Authority..............................................................  A-19
5.4     No Violation.....................................................................  A-19
5.5     Consents and Approvals...........................................................  A-19
5.6     Ohio Edison SEC Documents........................................................  A-20
5.7     No Undisclosed Liabilities.......................................................  A-20
5.8     Information Supplied.............................................................  A-20
5.9     Compliance with Applicable Laws..................................................  A-21
5.10    Litigation.......................................................................  A-21
5.11    Taxes............................................................................  A-21
5.12    Employee Matters.................................................................  A-22
5.13    Absence of Certain Changes or Events.............................................  A-24
5.14    Opinion of Ohio Edison Financial Advisor.........................................  A-24
5.15    Vote Required....................................................................  A-24
5.16    Accounting Matters...............................................................  A-24
5.17    No Change in Capital Structure...................................................  A-24
5.18    Ownership of Centerior Stock.....................................................  A-24
5.19    Ohio Edison Subsidiaries.........................................................  A-24
5.20    Environmental Protection.........................................................  A-25
        (a)   Compliance.................................................................  A-25
        (b)   Environmental Permits......................................................  A-25
        (c)   Environmental Claims.......................................................  A-25
        (d)   Releases...................................................................  A-25
        (e)   Predecessors...............................................................  A-26
        (f)   Disclosure.................................................................  A-26

5.21    Regulation as a Utility..........................................................  A-26
5.22    Insurance........................................................................  A-26

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1     Ordinary Course..................................................................  A-26
6.2     Dividends; Changes in Stock......................................................  A-27
6.3     Issuance of Securities...........................................................  A-28
6.4     Constituent Documents............................................................  A-28
6.5     No Solicitations.................................................................  A-28
6.6     Acquisitions.....................................................................  A-29
6.7     Dispositions.....................................................................  A-29
6.8     Indebtedness.....................................................................  A-29
6.9     No Actions.......................................................................  A-29
6.10    Cooperation, Notification........................................................  A-29
6.11    Rights Agreements................................................................  A-30
6.12    Collective Bargaining Agreements.................................................  A-30
6.13    Employee Benefit Covenant........................................................  A-30
6.14    Tax Covenant.....................................................................  A-31
6.15    Capital Expenditures.............................................................  A-31
6.16    Transmission, Generation.........................................................  A-31
6.17    Modifications to Facilities......................................................  A-31
6.18    Accounting.......................................................................  A-31
6.19    Tax-Free Status..................................................................  A-31
6.20    Affiliate Transactions...........................................................  A-31
6.21    Rate Matters.....................................................................  A-31
6.22    Third-Party Consents.............................................................  A-32
6.23    Tax-Exempt Status................................................................  A-32
6.24    FirstEnergy Actions..............................................................  A-32

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

7.1     Preparation of S-4 and the Joint Proxy Statement.................................  A-32
7.2     Letters of Centerior's Accountants...............................................  A-32
7.3     Letters of Ohio Edison's Accountants.............................................  A-32
7.4     Access to Information............................................................  A-33
7.5     Shareholder Approvals............................................................  A-33
7.6     Satisfaction of Conditions to the Merger.........................................  A-33
7.7     Rule 145 Affiliates..............................................................  A-34
7.8     Stock Exchange Listing...........................................................  A-34
7.9     Employee Benefit Plans...........................................................  A-34
7.10    Expenses.........................................................................  A-34
7.11    Brokers or Finders...............................................................  A-35
7.12    FirstEnergy Board of Directors and Officers......................................  A-35
7.13    Indemnification; Directors' and Officers' Insurance..............................  A-35

7.14    Further Assurances...............................................................  A-37
7.15    Tax Treatment....................................................................  A-38
7.16    Accounting Treatment.............................................................  A-38
7.17    Disclosure Schedules.............................................................  A-38
7.18    Public Announcements.............................................................  A-38
7.19    Employee Agreements..............................................................  A-38
7.20    Transition Management............................................................  A-39

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

8.1     Conditions to Each Party's Obligation To Effect the Merger.......................  A-39
        (a)   Shareholder Approvals......................................................  A-39
        (b)   NYSE Listing...............................................................  A-39
        (c)   Regulatory Approvals.......................................................  A-39
        (d)   S-4 Effective..............................................................  A-40
        (e)   No Injunctions or Restraints...............................................  A-40
        (f)   Letter from Rule 145 Affiliates............................................  A-40
        (g)   Regulatory Order...........................................................  A-40
        (h)   Dissenters' Rights.........................................................  A-40
8.2     Conditions to Obligations of Ohio Edison.........................................  A-40
        (a)   Representations and Warranties.............................................  A-40
        (b)   Performance of Obligations of Centerior....................................  A-41
        (c)   Tax Opinion................................................................  A-41
        (d)   No Amendments to Resolutions...............................................  A-41
        (e)   Rights Agreement...........................................................  A-41
        (f)   Consents Under Agreements..................................................  A-41
        (g)   Centerior Material Adverse Effect..........................................  A-41
        (h)   Ohio Edison Fairness Opinion...............................................  A-41
8.3     Conditions to Obligations of Centerior...........................................  A-41
        (a)   Representations and Warranties.............................................  A-41
        (b)   Performance of Obligations of Ohio Edison..................................  A-42
        (c)   Tax Opinion................................................................  A-42
        (d)   No Amendments to Resolutions...............................................  A-42
        (e)   Rights Agreement...........................................................  A-42
        (f)   Consents Under Agreements..................................................  A-42
        (g)   Ohio Edison Material Adverse Effect........................................  A-42
        (h)   Centerior Fairness Opinion.................................................  A-42

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

9.1     Termination......................................................................  A-43
9.2     Effect of Termination............................................................  A-44
9.3     Amendment........................................................................  A-44
9.4     Extension; Waiver................................................................  A-44
9.5     Termination Fee; Expenses........................................................  A-44
        (a)   Termination Fee Upon Breach................................................  A-44
        (b)   Additional Termination Fee.................................................  A-44
        (c)   Rights; Expenses...........................................................  A-45

                                   ARTICLE X

                               GENERAL PROVISIONS

10.1    Nonsurvival of Representations and Warranties....................................  A-45
10.2    Further Assurances...............................................................  A-45
10.3    Notices..........................................................................  A-46
10.4    Interpretation...................................................................  A-46
10.5    Descriptive Headings.............................................................  A-47
10.6    Counterparts.....................................................................  A-47
10.7    Entire Agreement.................................................................  A-47
10.8    No Third Party Beneficiaries.....................................................  A-47
10.9    Governing Law....................................................................  A-47
10.10   Severability.....................................................................  A-47
10.11   Publicity........................................................................  A-47
10.12   Binding Effect...................................................................  A-47
10.13   Assignment.......................................................................  A-47
10.14   Amendments; Waiver...............................................................  A-47

Exhibit A    Form of Ohio Edison Merger Agreement
Exhibit B    Form of Centerior Merger Agreement
Exhibit C    Form of initial Articles of Incorporation of FirstEnergy
Exhibit D    Form of Regulations of FirstEnergy
Exhibit E    Officers of FirstEnergy Corp.
Exhibit F    Form of amended Articles of Incorporation of FirstEnergy
Exhibit G    Form of amended Regulations of FirstEnergy
Exhibit H    Form of amendment to Ohio Edison Rights Agreement
Exhibit I    Form of Letter Identifying Rule 145 Affiliates
Exhibit J    Form of Affiliate Agreement with Form of Rule 145 Compliance Letter attached

                                 DEFINED TERMS

AEA.....................................................................................  9
Agreement...............................................................................  1
Blue-Sky Filings........................................................................  9
Blue-Sky Laws...........................................................................  9
Business Combination....................................................................  45
Centerior...............................................................................  1
Centerior 1995 Financials...............................................................  14
Centerior Acquisition Corp..............................................................  1
Centerior Acquisition Corp. Common Stock................................................  3
Centerior Advisors......................................................................  14
Centerior Certificates..................................................................  5
Centerior Common Stock..................................................................  1
Centerior Controlled Group Plans........................................................  12
Centerior Disclosure Schedule...........................................................  8
Centerior Fairness Advisor..............................................................  14
Centerior Conversion Number.............................................................  3
Centerior Indemnified Liabilities.......................................................  36
Centerior Indemnified Parties...........................................................  35
Centerior Indemnifying Party............................................................  35
Centerior Material Adverse Effect.......................................................  7
Centerior Merger........................................................................  1
Centerior Merger Agreement..............................................................  1
Centerior Option........................................................................  4
Centerior Permits.......................................................................  11
Centerior Preferred.....................................................................  8
Centerior Right.........................................................................  1
Centerior Rights Agreement..............................................................  1
Centerior SEC Documents.................................................................  10
Centerior Stock Plans...................................................................  8
Centerior Subs Preferred................................................................  14
Certificate of Merger...................................................................  2
Closing.................................................................................  2
Closing Date............................................................................  2
Code....................................................................................  1
Confidentiality Agreement...............................................................  33
Conversion Number.......................................................................  3
Disclosure Schedules....................................................................  38
Dissenting Holder.......................................................................  5
DOJ.....................................................................................  9
DRP Agent...............................................................................  5
Effective Time..........................................................................  2
Environmental Claim.....................................................................  16
Environmental Laws......................................................................  17
Environmental Permits...................................................................  15
ERISA...................................................................................  12
Exchange Act............................................................................  9
Exchange Agent..........................................................................  5
Exchange Fund...........................................................................  5
FERC....................................................................................  9
FERC Approvals..........................................................................  9
Final Order.............................................................................  40

FirstEnergy.............................................................................  1
FirstEnergy Common Stock................................................................  1
FirstEnergy Merger......................................................................  1
FirstEnergy Option......................................................................  4
FPA.....................................................................................  9
FTC.....................................................................................  9
GAAP....................................................................................  1
Governmental Entity.....................................................................  9
Hazardous Materials.....................................................................  17
HSR Act.................................................................................  9
Injunction..............................................................................  40
IRS.....................................................................................  12
Joint Proxy Statement...................................................................  9
Joint venture...........................................................................  15
Local Approvals.........................................................................  9
Merger..................................................................................  1
NRC.....................................................................................  9
NRC Approvals...........................................................................  9
Ohio Edison.............................................................................  1
Ohio Edison Acquisition Corp............................................................  1
Ohio Edison Acquisition Corp. Common Stock..............................................  3
Ohio Edison Advisors....................................................................  24
Ohio Edison Certificates................................................................  5
Ohio Edison Class A Preferred...........................................................  18
Ohio Edison Common Stock................................................................  1
Ohio Edison Controlled Group Plans......................................................  22
Ohio Edison Conversion Number...........................................................  3
Ohio Edison Disclosure Schedule.........................................................  19
Ohio Edison Fairness Advisor............................................................  24
Ohio Edison Indemnified Liabilities.....................................................  37
Ohio Edison Indemnified Parties.........................................................  36
Ohio Edison Indemnifying Party..........................................................  36
Ohio Edison Material Adverse Effect.....................................................  18
Ohio Edison Merger......................................................................  1
Ohio Edison Merger Agreement............................................................  1
Ohio Edison Permits.....................................................................  21
Ohio Edison Preference..................................................................  18
Ohio Edison Preferred...................................................................  18
Ohio Edison Right.......................................................................  1
Ohio Edison Rights Agreement............................................................  1
Ohio Edison SEC Documents...............................................................  20
Ohio Edison Subs Preferred..............................................................  24
Ohio Edison 1995 Financials.............................................................  24
Ohio GCL................................................................................  3
Payment Date............................................................................  28
PCBs....................................................................................  17
PUHCA...................................................................................  9
Release.................................................................................  17
S-4.....................................................................................  9
SEC.....................................................................................  1
SEC PUHCA Order.........................................................................  9
Securities Act..........................................................................  10
Services................................................................................  30

Significant Subsidiary..................................................................  7
State Takeover Approvals................................................................  9
Subsidiary..............................................................................  4
Takeover Proposal.......................................................................  28
Target Party............................................................................  45
Task Force..............................................................................  39
Tax.....................................................................................  12
Taxable.................................................................................  12
Taxes...................................................................................  12
Taxing..................................................................................  12
Unrecorded Transfer.....................................................................  6
Violation...............................................................................  8
Voting Debt.............................................................................  8

     AGREEMENT AND PLAN OF MERGER dated as of September 13, 1996 (the "Agreement "), between OHIO EDISON COMPANY, an Ohio corporation with its principal executive offices in Akron, Ohio ("Ohio Edison "), and CENTERIOR ENERGY CORPORATION, an Ohio corporation with its principal executive offices in Independence, Ohio ("Centerior ").

     WHEREAS, the respective Boards of Directors of Ohio Edison and Centerior deem it advisable and in the best interests of their respective shareholders to consummate, and have approved, the business combination transactions provided for herein in which

          (i) Ohio Edison and Centerior will form an Ohio holding company, FirstEnergy Corp. ("FirstEnergy "),

          (ii) (A) FirstEnergy will form two subsidiaries, one of which ("Ohio Edison Acquisition Corp.") will merge with and into Ohio Edison with Ohio Edison continuing as the surviving corporation (the "Ohio Edison Merger ") pursuant to the Ohio Edison Merger Agreement attached hereto as Exhibit A (the "Ohio Edison Merger Agreement "), and the other of which ("Centerior Acquisition Corp. ") will merge with and into Centerior with Centerior continuing as the surviving corporation (the "Centerior Merger ") pursuant to the Centerior Merger Agreement attached hereto as Exhibit B (the "Centerior Merger Agreement "), and

              (B) whereby

                  (I) each issued and outstanding share of common stock, par value $9 per share, of Ohio Edison ("Ohio Edison Common Stock "), and any associated right (an "Ohio Edison Right ") that may be issued pursuant to the Rights Agreement, dated as of October 16, 1990, between Ohio Edison and Citibank, N.A., as Rights Agent (the "Ohio Edison Rights Agreement "), and

                  (II) each issued and outstanding share of common stock, without par value, of Centerior ("Centerior Common Stock "), and any associated right (a "Centerior Right ") that may be issued pursuant to the Shareholder Rights Agreement, dated as of June 25, 1996, between Centerior and KeyBank National Association, as Rights Agent (the "Centerior Rights Agreement "),

     in each case not owned directly or through a wholly-owned Subsidiary by Ohio Edison or Centerior, will be converted into the right to receive common stock, par value $0.10 per share, of FirstEnergy ("FirstEnergy Common Stock "),

          (iii) immediately after the Centerior Merger, Centerior will merge with and into FirstEnergy with FirstEnergy continuing as the surviving corporation (the "FirstEnergy Merger "; the Ohio Edison Merger, the Centerior Merger and the FirstEnergy Merger together being referred to herein as the "Merger "), and

          (iv) as a result of the Merger, the respective common shareholders of Ohio Edison and Centerior will own all of the outstanding shares of FirstEnergy Common Stock and each share of any other class of capital stock of Ohio Edison and its Subsidiaries and of the Subsidiaries of Centerior will be unaffected by the Merger and will remain outstanding;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify, as to Ohio Edison, as a tax-free transfer within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code "), and, as to Centerior, as a tax-free reorganization within the meaning of Section 368(a) of the Code;

     WHEREAS, for accounting purposes, it is intended that the Merger will be accounted for on a purchase accounting basis in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP ") and applicable regulations of the Securities and Exchange Commission (the "SEC ");

     WHEREAS, Centerior and Ohio Edison desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I

                 FORMATION OF FIRSTENERGY AND MERGER COMPANIES

     1.1 Organization of FirstEnergy. As promptly as practicable following the execution of this Agreement, Ohio Edison and Centerior shall cause FirstEnergy to be organized under the laws of the State of Ohio. The initial Articles of Incorporation and Regulations of FirstEnergy shall be in the forms attached hereto as Exhibits C and D, respectively. The authorized capital stock of FirstEnergy shall consist initially of 100 shares of common stock, par value $0.10 per share, of which 50 shares will be issued to Ohio Edison and 50 shares will be issued to Centerior.

     1.2  Directors and Officers of FirstEnergy.

          (a) Prior to the Effective Time. Upon formation of FirstEnergy, Ohio Edison and Centerior shall cause one individual selected by each company to be elected as directors of FirstEnergy and the individuals designated on Exhibit E hereto to be elected as the officers of FirstEnergy, holding the position(s) designated on Exhibit E. Each such officer and director (or any replacement officer or director designated as set forth above) shall remain in office until his successor is elected.

          (b) As of the Effective Time. As of the Effective Time, the parties hereto agree that the Board of Directors and officers of FirstEnergy shall be designated as provided in Section 7.12 of this Agreement.

     1.3 Organization of Merger Companies. As promptly as practicable after the formation of FirstEnergy, the parties shall cause FirstEnergy to cause Ohio Edison Acquisition Corp. and Centerior Acquisition Corp. to be organized under the laws of the State of Ohio. The Articles of Incorporation and Regulations of Ohio Edison Acquisition Corp. and Centerior Acquisition Corp. shall be in such form as shall be determined by FirstEnergy. Upon formation of each company, FirstEnergy shall designate the Boards of Directors and officers of each of Ohio Edison Acquisition Corp. and Centerior Acquisition Corp.

                                   ARTICLE II

                                   THE MERGER

     2.1 Closing. The closing of the Merger (the "Closing ") will take place at 10:00 a.m., on a date to be specified by the parties, which shall be no later than the second business day following the date on which the last of the closing conditions set forth in Article VIII has been met or waived, at the offices of Squire, Sanders & Dempsey, 4900 Key Tower, 127 Public Square, Cleveland, Ohio, unless another date or place is agreed to in writing by the parties hereto (the "Closing Date ").

     2.2 Effective Time of the Merger. Subject to the provisions of this Agreement, certificates of merger shall be duly prepared, executed and acknowledged by an appropriate officer of each of the corporations involved in the Merger (the "Certificates of Merger ") and thereafter delivered on the Closing Date to the Secretary of State of the State of Ohio for filing, as provided by Ohio law, as soon as practicable on or after the Closing Date. The Merger shall become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of Ohio or at such time thereafter as is provided in the Certificates of Merger (the "Effective Time ").

     2.3 Effects of the Merger. At the Effective Time, and subject to such changes as Ohio Edison and Centerior shall agree to be necessary to secure required regulatory approvals,

          (a) the separate existence of Ohio Edison Acquisition Corp. shall cease and Ohio Edison Acquisition Corp. shall be merged with and into Ohio Edison with Ohio Edison continuing as the surviving corporation,

          (b) the separate existence of Centerior Acquisition Corp. shall cease and Centerior Acquisition Corp. shall be merged with and into Centerior with Centerior continuing as the surviving corporation,

          (c) the separate existence of Centerior shall cease and Centerior shall be merged with and into FirstEnergy with FirstEnergy continuing as the surviving corporation,

          (d) the Merger shall have all the effects of applicable law, including, without limitation, Section 1701.82 of the Ohio General Corporation Law (the "Ohio GCL "), and

          (e) the Articles of Incorporation and Regulations of FirstEnergy shall be amended and restated in their entirety in the form attached hereto as Exhibits F and G, respectively.

     2.4 Directors and Officers of the Surviving Corporation. As of the Effective Time, the directors and officers of the respective surviving corporations of the Merger shall be designated as provided in Section 7.12 of this Agreement.

                                  ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               RESPECTIVE CORPORATIONS; EXCHANGE OF CERTIFICATES

     3.1 Manner of Converting Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the corporations involved:

          (a) Capital Stock of Merger Companies. The shares of common stock of Ohio Edison Acquisition Corp, par value $0.10 per share ("Ohio Edison Acquisition Corp. Common Stock "), which are issued and outstanding immediately prior to the Effective Time, shall be converted into and become shares of Ohio Edison Common Stock at a rate of one (1) share of Ohio Edison Common Stock for each share of Ohio Edison Acquisition Corp. Common Stock, and the shares of common stock of Centerior Acquisition Corp., par value $0.10 per share (the "Centerior Acquisition Corp. Common Stock "), which are issued and outstanding immediately prior to the Effective Time, shall be converted into and become shares of Centerior Common Stock at a rate of one (1) share of Centerior Common Stock for each share of Centerior Acquisition Corp. Common Stock.

          (b) Capital Stock of Centerior and Ohio Edison.

             (i) Subject to Section 3.1(e), (f) and (g), each share of Centerior Common Stock issued and outstanding immediately prior to the Effective Time, including any Centerior Right, and each share of Ohio Edison Common Stock issued and outstanding immediately prior to the Effective Time, including any Ohio Edison Right, shall be converted into and become a right to receive fully paid and nonassessable shares of FirstEnergy Common Stock at the rate of 0.525 (525/1000) share of FirstEnergy Common Stock for each share of Centerior Common Stock (the "Centerior Conversion Number ") and at the rate of one share of FirstEnergy Common Stock for each share of Ohio Edison Common Stock (the "Ohio Edison Conversion Number " and each, a "Conversion Number ").

             (ii) All shares of Centerior and Ohio Edison Common Stock referred to in Section 3.1(b)(i) and so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and, except as provided under Section 1701.85 of the Ohio GCL, each holder of a certificate representing any such shares shall cease to have any rights with respect to such certificate, except the right to receive certificates for shares of FirstEnergy Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest.

          (c) Capital Stock of Centerior. The shares of Centerior Common Stock which are issued and outstanding immediately prior to the FirstEnergy Merger shall be canceled and retired and shall cease to exist.

          (d) Stock Options of Centerior.

             (i) Each unexpired and unexercised option to purchase Centerior Common Stock (each, a "Centerior Option ") under Centerior's Equity Compensation Plan shall be deemed to be automatically converted into an option (a "FirstEnergy Option ") to purchase a number of shares of FirstEnergy Common Stock equal to the number of shares of Centerior Common Stock that could have been purchased under the Centerior Option multiplied by the Centerior Conversion Number (with the resulting number of shares rounded up or down to the nearest whole share), at an exercise price per share of FirstEnergy Common Stock equal to the option exercise price of the Centerior Option determined pursuant to the Centerior Option divided by the Centerior Conversion Number (with the resulting exercise price rounded up or down to the nearest whole cent).

             (ii) Each such FirstEnergy Option shall otherwise be subject to the same terms and conditions as the Centerior Option.

             (iii) The date of grant of the substituted FirstEnergy Option shall be the date on which the corresponding Centerior Option was granted.

             (iv) At the Effective Time, the parties shall cause FirstEnergy to

                (A) assume all of Centerior's obligations with respect to all Centerior Options as contemplated by this Section 3.1(d),

                (B) reserve for issuance the number of shares of FirstEnergy Common Stock that will become subject to FirstEnergy Options pursuant to this Section 3.1(d),

                (C) from and after the Effective Time, upon exercise of the FirstEnergy Options in accordance with the terms thereof, make available for issuance all shares of FirstEnergy Common Stock covered thereby, and

                (D) as soon as practicable after the Effective Time, issue to each holder of an outstanding Centerior Option a document evidencing the foregoing assumption by FirstEnergy.

          (e) Cancellation of Treasury Stock and Certain Ohio Edison and Centerior Common Stock.

             (i) Any shares of Centerior or Ohio Edison Common Stock that are owned immediately prior to the Effective Time by any of the parties hereto or by any other wholly-owned Subsidiary of Centerior or Ohio Edison, including any such common stock which constitutes treasury stock in the hands of the holder thereof, shall be canceled and retired and shall cease to exist, and no FirstEnergy Common Stock or other consideration shall be issued or delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

             (ii) As used in this Agreement, a "Subsidiary " of a person means any corporation or other organization, whether incorporated or unincorporated, of which such person or any other Subsidiary of such person is a general partner (excluding partnerships, the general partnership interests of which held by such person or any Subsidiary of such person do not have a majority of the voting interests in such partnership) or directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization.

          (f) Adjustment Upon Changes in Capitalization. In the event of any change in Centerior or Ohio Edison Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities to be issued upon conversion of the Centerior or Ohio Edison Common Stock, as the case may be, and the applicable Conversion Number provided in Section 3.1(b), shall be adjusted appropriately.

          (g) Shares of Dissenting Holders. Any issued and outstanding shares of Centerior or Ohio Edison Common Stock held by a person who objects to the applicable Merger and complies with all provisions of applicable law concerning the right of such person to dissent from such Merger and demand appraisal of such shares (a "Dissenting Holder ") shall not be converted into a right to receive FirstEnergy Common Stock as set forth in Section 3.1(b) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to such applicable laws, Articles of Incorporation or Regulations; provided, however, that shares of Centerior or Ohio Edison Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after such Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to such applicable law, of such shares, shall be deemed to be converted, as of the Effective Time, into the right to receive the shares of FirstEnergy Common Stock specified in Section 3.1(b), without interest.

          (h) Capital Stock of FirstEnergy. The shares of FirstEnergy Common Stock which are issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist.

     3.2  Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, FirstEnergy shall have deposited with such bank or trust company designated by Ohio Edison, with the approval of Centerior which approval shall not be unreasonably withheld (the "Exchange Agent "), for the benefit of the holders of shares of Centerior or Ohio Edison Common Stock, as the case may be, for exchange in accordance with this Article III, through the Exchange Agent, certificates representing the shares of FirstEnergy Common Stock (such shares of FirstEnergy Common Stock and monies for payment in lieu of fractional shares as hereinafter provided being hereinafter referred to as the "Exchange Fund ") issuable pursuant to Section 3.1 in exchange for outstanding shares of Centerior and Ohio Edison Common Stock.

          (b) Exchange Procedures.

             (i) As soon as reasonably practicable after the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Centerior Common Stock (the "Centerior Certificates ") or Ohio Edison Common Stock (the "Ohio Edison Certificates ") whose shares were converted into the right to receive shares of FirstEnergy Common Stock pursuant to Section 3.1(b),

                (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Centerior Certificates or Ohio Edison Certificates, as the case may be, shall pass, only upon delivery of the Centerior Certificates or Ohio Edison Certificates, as the case may be, to the Exchange Agent and shall be in such form and have such other provisions as FirstEnergy may reasonably specify) and

                (B) instructions for use in effecting the surrender of the Centerior Certificates or Ohio Edison Certificates, as the case may be, in exchange for certificates representing shares of FirstEnergy Common Stock.

             (ii) Upon surrender of a Centerior Certificate or an Ohio Edison Certificate, as the case may be, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FirstEnergy, together with such letter of transmittal, duly executed, the holder of such Centerior Certificate or Ohio Edison Certificate, as the case may be, shall be entitled to receive in exchange therefor a certificate representing that number of whole shares (except in the case of the agent for Centerior's Dividend Reinvestment and Stock Purchase Plan (the "DRP Agent "), which shall be entitled to whole and fractional shares) of FirstEnergy Common Stock (including the right to receive cash in lieu of fractional shares as contemplated in Section 3.2(e)) which such holder has the right to receive pursuant to the provisions of this
        Article III, and the Centerior Certificate or Ohio Edison Certificate, as the case may be, so surrendered shall forthwith be canceled.

             (iii) In the event of a transfer of ownership of Centerior Common Stock or Ohio Edison Common Stock which is not registered in the transfer records of Centerior or Ohio Edison, as the case may be (an "Unrecorded Transfer "), a certificate representing the proper number of shares of FirstEnergy Common Stock (including the right to receive cash in lieu of fractional shares as contemplated in Section 3.2(e)) may be issued to a transferee of an Unrecorded Transfer if the Centerior Certificate or Ohio Edison Certificate, as the case may be, representing such Centerior Common Stock or Ohio Edison Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect the Unrecorded Transfer and by evidence that any applicable stock transfer taxes have been paid.

             (iv) Until surrendered as contemplated by this Section 3.2, each Centerior Certificate and Ohio Edison Certificate, as the case may be, shall be deemed at any time after the Effective Time to represent the number of whole (and, in the case of the DRP Agent, fractional) shares of FirstEnergy Common Stock which the holder of record thereof has the right to receive upon such surrender. Cash in lieu of any fractional shares of FirstEnergy Common Stock as contemplated by this Section 3.2 shall only be paid upon such surrender and shall be paid without interest or any other accretion.

          (c) Distributions with Respect to Unexchanged Shares.

             (i) Dividends or other distributions declared or made after the Effective Time with respect to FirstEnergy Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Centerior Certificate or Ohio Edison Certificate, as the case may be, with respect to the whole (and, in the case of the DRP Agent, fractional) shares of FirstEnergy Common Stock represented thereby.

             (ii) Subject to the effect of applicable laws, following surrender of any such Centerior Certificate or Ohio Edison Certificate, as the case may be, there shall be paid to the record holder of the certificates representing whole shares of FirstEnergy Common stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FirstEnergy Common Stock to which such holder is entitled pursuant to
        Section 3.2(e).

          (d) No Further Ownership Rights in Centerior and Ohio Edison Common Stock.

             (i) All shares of FirstEnergy Common Stock issued in the Merger upon conversion of shares of Centerior and Ohio Edison Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares pursuant to Section 3.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Centerior and Ohio Edison Common Stock, subject, however, to the obligation of FirstEnergy to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Centerior on such shares of Centerior Common Stock or by Ohio Edison on such shares of Ohio Edison Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of Centerior or Ohio Edison, as the case may be, of the shares of Centerior Common Stock or Ohio Edison Common Stock which were outstanding immediately prior to the Effective Time.

             (ii) If, after the Effective Time, Centerior Certificates or Ohio Edison Certificates are presented to FirstEnergy for any reason, they shall be canceled and exchanged as provided in this Article III.

          (e) No Fractional Shares.

             (i) Except with respect to the DRP Agent, no certificates or scrip representing fractional shares of FirstEnergy Common Stock shall be issued upon the surrender for exchange of Centerior or Ohio Edison Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of FirstEnergy.

             (ii) To the extent a holder of Centerior Common Stock or Ohio Edison Common Stock would otherwise have been entitled to receive a fractional share of FirstEnergy Common Stock, such holder shall be entitled to receive payment in cash therefor, without interest, in an amount equal to such fraction multiplied by the closing price of FirstEnergy Common Stock on the New York Stock Exchange on the date of the Effective Time or, if such stock does not trade on such exchange on that date, on the first day after the date of the Effective Time that such stock trades on such exchange. Payments in lieu of fractional shares pursuant to this Section 3.2(e) are merely intended to provide a mechanism for "rounding off" fractional shares and do not constitute separately bargained for consideration.

             (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Centerior and Ohio Edison Common Stock in lieu of any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Centerior and Ohio Edison Common Stock.

          (f) Application of Exchange Fund. Any certificates for shares of FirstEnergy Common Stock and any monies for payment in lieu of fractional shares in the Exchange Fund which remain undistributed to the holders of Centerior and Ohio Edison Common Stock for 12 months after the Effective Time shall be delivered to FirstEnergy, upon demand, and any holders of Centerior or Ohio Edison Common Stock who have not theretofore complied with this Article III shall thereafter look only to FirstEnergy for payment of their claim for FirstEnergy Common Stock and any cash in lieu of fractional shares of FirstEnergy Common Stock.

          (g) No Liability. No party to this Agreement shall be liable to any holder of shares of Centerior Common Stock, Ohio Edison Common Stock or FirstEnergy Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF CENTERIOR

     Centerior represents and warrants to Ohio Edison as follows:

     4.1  Organization, Standing and Power.

          (a) Each of Centerior and its Significant Subsidiaries

             (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization,

             (ii) has all requisite power and authority, and has been duly authorized by all necessary approvals and orders of Governmental Entities (as defined in Section 4.4), to own, lease and operate its properties and to carry on its business as now being conducted, and

             (iii) is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), business prospects or the results of operations of Centerior and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated hereby (a "Centerior Material Adverse Effect ").

          (b) As used in this Agreement, a "Significant Subsidiary " means any Subsidiary that would constitute a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     4.2  Capital Structure.

          (a) As of the date hereof, the authorized capital stock of Centerior consists of (i) 180,000,000 shares of Centerior Common Stock of which, as of July 31, 1996, 148,025,928 shares were issued and outstanding and 2,673,996 shares were held by Centerior in its treasury or by any of its wholly-owned Subsidiaries and not more than 7,700,000 shares of Centerior Common Stock were reserved for issuance pursuant to the Equity Compensation Plan, Employee Savings Plan, Restated Stock Purchase Plan, Dividend Reinvestment and Stock Purchase Plan and Directors Restricted Stock Plan (collectively, the "Centerior Stock Plans "); and (ii) 5,000,000 shares of preferred stock, without par value (the "Centerior Preferred "), of which, as of the date hereof, no shares were issued and outstanding and no shares were held by Centerior in its treasury or by any of its wholly-owned Subsidiaries; and no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt ") are issued or outstanding.

          (b) All outstanding shares of Centerior's capital stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights.

          (c) As of the date of this Agreement (except pursuant to this Agreement or the Centerior Stock Plans), there are no options, warrants, calls, rights, commitments or agreements of any character to which Centerior or any Subsidiary of Centerior is a party or by which it is bound obligating Centerior or any Subsidiary of Centerior to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of, or other equity interest in, Centerior or any Subsidiary of Centerior or securities convertible or exchangeable for such shares, Voting Debt or other equity interests, or obligating Centerior or any Subsidiary of Centerior to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     4.3  Corporate Authority.

          (a) Centerior has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement and the transactions contemplated hereby and to the adoption of the Centerior Merger Agreement by the shareholders of Centerior, to consummate the transactions contemplated hereby and thereby.

          (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Centerior, subject to the approval of this Agreement and to the adoption of the Centerior Merger Agreement by the shareholders of Centerior.

          (c) This Agreement has been duly executed and delivered by Centerior and, subject to the approval of this Agreement and to the adoption of the Centerior Merger Agreement by the shareholders of Centerior, constitutes a valid and binding obligation of Centerior enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought.

     4.4 No Violation. Except as set forth in Section 4.4 of the disclosure schedule delivered by Centerior (the "Centerior Disclosure Schedule ") or as contemplated by Section 4.5, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation "),

          (a) any provision of the Articles of Incorporation or Regulations of Centerior or any Subsidiary of Centerior,

          (b) any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, Centerior Controlled Group Plan (as defined in Section 4.12) or other agreement, obligation, instrument, permit, concession, franchise, license of any kind to which Centerior or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, or

          (c) any judgment, order, injunction, writ, decree, statute, law, ordinance, rule, regulation, permit or license of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity ") applicable to Centerior or any of its Subsidiaries or their respective properties or assets, which Violation, in the case of each of clauses (b) and (c), would have a Centerior Material Adverse Effect.

     4.5 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Centerior or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Centerior or the consummation by Centerior of the transactions contemplated hereby, the failure of which to obtain would have a Centerior Material Adverse Effect, except for:

          (a) the filing of a premerger notification report with the Federal Trade Commission (the "FTC ") and the Department of Justice (the "DOJ ") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act "),

          (b) the filing with the SEC of

               (i) a proxy statement in definitive form relating to the meeting of Centerior's and Ohio Edison's shareholders to be held in connection with the Merger (the "Joint Proxy Statement "),

               (ii) a registration statement on Form S-4 to be filed by FirstEnergy in connection with the issuance of shares of FirstEnergy Common Stock in the Merger (the "S-4 ") and

               (iii) such reports under Sections 13(a), 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act "), as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required,

          (c) the obtaining from the SEC of an order pursuant to Section 10 of the Public Utility Holding Company Act of 1935, as amended ("PUHCA "), approving the transactions contemplated hereby (the "SEC PUHCA Order "),

          (d) the filing of such documents with, and the qualification with, the various state securities authorities under state securities or legal investment laws (the "Blue-Sky Laws "), that are required in connection with the transactions contemplated by this Agreement (the "Blue-Sky
     Filings "),

          (e) the filing of Certificates of Merger with the Secretary of State of the State of Ohio in accordance with applicable law,

          (f) such filings, authorizations, orders and approvals of the Federal Energy Regulatory Commission (the "FERC ") under the Federal Power Act, as amended (the "FPA "), that may be required in connection with the transactions contemplated by this Agreement (the "FERC Approvals "),

          (g) such filings, authorizations, orders and approvals of the Nuclear Regulatory Commission (the "NRC ") under the Atomic Energy Act, as amended (the "AEA "), that may be required in connection with the transactions contemplated by this Agreement (the "NRC Approvals "),

          (h) such filings, authorizations, orders and approvals as may be required of state and local governmental authorities, including state and local utility commissions (the "Local Approvals "), and

          (i) such filings and approvals as may be required pursuant to state takeover laws ("State Takeover Approvals ").

     4.6  Centerior SEC Documents.

          (a) Centerior has made available to Ohio Edison a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Centerior with the SEC since January 1, 1993 (as such documents have since the time of their filing been amended, the "Centerior SEC Documents ") which are all the documents (other than preliminary material) that Centerior was required to file with the SEC since such date.

          (b) As of their respective dates, the Centerior SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act "), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Centerior SEC Documents, and none of the Centerior SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (c) The financial statements of Centerior included in the Centerior SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring adjustments) the consolidated financial position of Centerior and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     4.7  No Undisclosed Liabilities.

          (a) Except as and to the extent set forth in Centerior's Annual Report on Form 10-K for the year ended December 31, 1995, as of December 31, 1995, neither Centerior nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (including the notes thereto) of Centerior and its Subsidiaries.

          (b) Since December 31, 1995, except as set forth in the Centerior SEC Documents filed by Centerior with the SEC since December 31, 1995 and prior to the date of this Agreement, neither Centerior nor any of its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, individually or in the aggregate, a Centerior Material Adverse Effect.

     4.8  Information Supplied.

          (a) None of the information supplied or to be supplied by Centerior for inclusion or incorporation by reference in

               (i) the S-4 will, at the time it is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and

               (ii) the Joint Proxy Statement will, at the date mailed to the shareholders of Centerior and the shareholders of Ohio Edison and at the time of the meetings of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          (b) The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.9  Compliance with Applicable Laws.

          (a) Centerior and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Centerior and its Subsidiaries, taken as a whole (the "Centerior Permits ").

          (b) Centerior and its Subsidiaries are in compliance with the terms of the Centerior Permits, except where the failure so to comply would not have a Centerior Material Adverse Effect.

          (c) Except as disclosed in the Centerior SEC Documents filed prior to the date of this Agreement, the businesses of Centerior and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Centerior Material Adverse Effect.

          (d) Except as disclosed in the Centerior SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement,

             (i) no investigation or review by any Governmental Entity with respect to Centerior or any of its Subsidiaries is pending or, to the knowledge of Centerior, threatened, and

             (ii) no Governmental Entity has indicated an intention to conduct any such investigation or review,

other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Centerior Material Adverse Effect.

     4.10 Litigation. As of the date of this Agreement, except as disclosed in the Centerior SEC Documents filed prior to the date of this Agreement,

          (a) there is no suit, action or proceeding pending or, to the knowledge of Centerior, threatened against or affecting Centerior or any of its Subsidiaries which is reasonably likely to have a Centerior Material Adverse Effect, and

          (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Centerior or any of its Subsidiaries having, or which is reasonably likely to have, a Centerior Material Adverse Effect.

     4.11  Taxes.

          (a) Except as set forth in Section 4.11 of the Centerior Disclosure Schedule, each of Centerior and its Subsidiaries (including any predecessors) has timely filed when due all Tax returns required to be filed by any of them and has paid (or Centerior has paid on its behalf), or has made adequate provision for or set up in accordance with GAAP an adequate accrual or reserve for the payment of, all Taxes required to be paid in respect of all periods for which returns have been filed or are due (whether or not shown as being due on any Tax returns), and has established an adequate accrual or reserve for the payment of all Taxes payable in respect of any period for which no return has been filed or is due, and the most recent financial statements contained in the Centerior SEC Documents reflect in accordance with GAAP a reserve for all Taxes payable by Centerior and its Subsidiaries accrued through the date of such financial statements.

          (b) Except as set forth in Section 4.11 of the Centerior Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed against Centerior or any of its Subsidiaries, and no audit of the Tax returns of Centerior or any of its Subsidiaries is currently being conducted by any Taxing authority.

          (c) Except with respect to any claims for refunds and except as set forth in Section 4.11 of the Centerior Disclosure Schedule, the Federal income Tax returns of Centerior and each of its Subsidiaries consolidated in such returns for all such periods ended on or before December 31, 1990 have been examined by and settled with the United States Internal Revenue Service (the "IRS "), or the applicable statute of limitations with respect to such years, including extensions thereof, has expired.

          (d) Copies of all Federal Tax returns required to be filed by Centerior or any of its Subsidiaries (including any predecessors) for each of the last three years, together with all schedules and attachments thereto, have been delivered by Centerior to Ohio Edison.

          (e) Except as set forth in Section 4.11 of the Centerior Disclosure Schedule, none of Centerior or any of its Subsidiaries (including any predecessors) is a party to, is bound by, or has any obligation under any Tax sharing or similar agreement.

          (f) For the purpose of this Agreement, the term "Tax " (including, with correlative meaning, the terms "Taxes ", "Taxing ", and "Taxable ") shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, gains, transfer, recording, license, value-added, withholding, excise and other taxes, duties or assessments of any nature whatsoever (whether payable directly or by withholding), together with any and all estimated Tax interest, penalties and additions to Tax imposed with respect to such amounts and any obligations in respect thereof under any Tax sharing, Tax allocation, Tax indemnity or similar agreement as well as any obligations arising pursuant to Code Regulation Section 1.1502-6 or comparable state, local or foreign provision.

     4.12  Employee Matters.

          (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA ")), and any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "Centerior Controlled Group Plans "), maintained or contributed to by Centerior, any of its Subsidiaries or any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which Centerior is a member, Centerior has made available to Ohio Edison, or will deliver to Ohio Edison within 30 days after the date hereof, a true and correct copy of

             (i) the most recent annual report (Form 5500) filed with the IRS,

             (ii) any such Centerior Controlled Group Plan,

             (iii) each trust agreement and group annuity contract, if any, relating to any such Centerior Controlled Group Plan and

             (iv) the most recent actuarial report or valuation relating to any such Centerior Controlled Group Plan subject to Title IV of ERISA.

          (b) (i) Except as set forth in Section 4.12(b) of the Centerior Disclosure Schedule, each of the Centerior Controlled Group Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of Centerior, no circumstances exist that are reasonably expected by Centerior to result in the revocation of any such determination.

             (ii) Centerior is in compliance in all material respects with, and each Centerior Controlled Group Plan is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code.

             (iii) Each Centerior Controlled Group Plan intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other income tax benefits complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

          (c) With respect to the Centerior Controlled Group Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Centerior or any of its Subsidiaries, there exists no condition or set of circumstances in connection with which Centerior or any of its Subsidiaries could be subject to any liability that is reasonably likely to exceed $1,000,000 (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

          (d) Except as set forth in Section 4.12(d) of the Centerior Disclosure Schedule, with respect to each Centerior Controlled Group Plan, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Centerior or any of its Subsidiaries.

          (e) Except as set forth in Section 4.12(e) of the Centerior Disclosure Schedule or as provided for in this Agreement, as of the date of this Agreement, neither Centerior nor any of its Subsidiaries is a party to any union or collective bargaining agreement.

          (f) Except as set forth in Section 4.12(f) of the Centerior Disclosure Schedule, no Centerior Controlled Group Plan is a multiemployer plan (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code).

          (g) For each Centerior Controlled Group Plan which is intended to be an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or a tax credit employee stock ownership plan (within the meaning of Section 409(a) of the Code), each of the following is true:

             (i) except as disclosed on Section 4.12(g) of the Centerior Disclosure Schedule, there is no securities acquisition loan (within the meaning of Section 133 of the Code) outstanding with respect to the plan;

             (ii) except for the transactions contemplated in this Agreement, no event has occurred and no condition exists which would give rise to the recapture of any Tax credit previously claimed with respect to the plan or to any Tax or penalties assessable against Centerior, any of its Subsidiaries or FirstEnergy; and

             (iii) except for the transactions contemplated in this Agreement, no event has occurred and no condition exists which would cause the termination of the plan and the distribution of all amounts held thereunder to give rise to the recapture of any Tax credit previously claimed with respect to the plan or to any Tax or penalties assessable against Centerior, any of its Subsidiaries or FirstEnergy.

          (h) Except as set forth in Section 4.12(h) of the Centerior Disclosure Schedule, none of the Centerior Controlled Group Plans that are welfare plans (within the meaning of Section 3(l) of ERISA) provides for any retiree benefits.

          (i) Except as set forth in Section 4.12(i) of the Centerior Disclosure Schedule,

             (i) the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any

                (A) payment (whether of severance pay or otherwise) becoming due from Centerior or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust " or similar arrangement, or

                (B)benefit under any Centerior Controlled Group Plan being established or becoming accelerated, vested or payable, and

             (ii) neither Centerior nor any of its Subsidiaries is a party to

                (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee,

                (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Centerior, or

                (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

     4.13 Absence of Certain Changes or Events. Except as disclosed in the Centerior SEC Documents filed prior to the date of this Agreement or in the audited consolidated balance sheet of Centerior and its Subsidiaries as at December 31, 1995, and the related consolidated statements of income, cash flows and changes in shareholders' equity (the "Centerior 1995 Financials "), true and correct copies of which have been delivered to Ohio Edison, or except as contemplated by this Agreement, since the date of the Centerior 1995 Financials, Centerior and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this Agreement, there has not been

          (a) any damage, destruction or loss, whether covered by insurance or not, which has, or insofar as reasonably can be foreseen in the future is reasonably likely to have, a Centerior Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Centerior's or its Subsidiaries' capital stock, except for regular quarterly cash dividends of $0.20 per share on Centerior Common Stock and regular dividends on Centerior Subsidiaries' preferred stock (the "Centerior Subs Preferred ") with usual record and payment dates for such dividends and dividends on common stock paid by a wholly-owned Subsidiary of Centerior; or

          (c) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having, or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a Centerior Material Adverse Effect.

     4.14 Opinion of Centerior Financial Advisor. Centerior has received the opinion of Barr Devlin & Co. Incorporated (hereinafter referred to as "Centerior Fairness Advisor " and collectively with Morgan Stanley & Co. Incorporated, as "Centerior Advisors "), dated the date hereof, to the effect that, as of such date, the Centerior Conversion Number is fair to holders of Centerior Common Stock from a financial point of view, and copies of such opinion have been previously delivered to Ohio Edison.

     4.15 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Centerior Common Stock is the only vote of the holders of any class or series of Centerior capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     4.16 Accounting Matters. Neither Centerior nor, to its best knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent FirstEnergy from accounting for the business combination to be effected by the Centerior Merger on a purchase accounting basis in accordance with GAAP and applicable regulations of the SEC.

     4.17 No Change in Capital Structure. There has been no material change in the information set forth in the first sentence of Section 4.2 between the close of business on July 31, 1996 and the date hereof.

     4.18 Ownership of Ohio Edison Stock. As of the date of this Agreement, Centerior and its affiliates do not "beneficially own " (as such term is defined in the Ohio Edison Rights Agreement) any shares of Ohio Edison Common Stock.

     4.19  Centerior Subsidiaries.

          (a) Section 4.19(a) of the Centerior Disclosure Schedule sets forth a description as of the date hereof of all Subsidiaries and joint ventures of Centerior, including the name of each such entity, a brief description of the principal line or lines of business conducted by each such entity and Centerior's interest therein.

          (b) Except as set forth in Section 4.19(b) of the Centerior Disclosure Schedule, none of such entities is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2 (a)(8) or 2(a)(11) of PUHCA, respectively.

          (c) Except as set forth in Section 4.19(c) of the Centerior Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary of Centerior are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by Centerior free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "wholly-owned Subsidiary" shall include Subsidiaries the preferred stock or similar non-voting securities of which need not be owned by the entity as to which such Subsidiary is a subsidiary.

          (d) As used in this Agreement, the term "joint venture " of a person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity.

     4.20  Environmental Protection.

        (a) Compliance.

             (i) Except as set forth in Section 4.20(a) of the Centerior Disclosure Schedule, each of Centerior and its Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in compliance would not have a Centerior Material Adverse Effect.

             (ii) Except as set forth in Section 4.20(a) of the Centerior Disclosure Schedule, neither Centerior nor any of its Subsidiaries has received any communication (written or oral) from any person or Governmental Entity that alleges that Centerior or any of its Subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in compliance would not have a Centerior Material Adverse Effect.

          (b) Environmental Permits. Except as set forth in Section 4.20(b) of the Centerior Disclosure Schedule, each of Centerior and its Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits ") necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Centerior and each of its Subsidiaries is in material compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permit would not have a Centerior Material Adverse Effect.

          (c) Environmental Claims. Except as set forth in Section 4.20(c) of the Centerior Disclosure Schedule, to the best knowledge of Centerior upon diligent review, there is no Environmental Claim (as hereinafter defined) pending

             (i) against Centerior or any of its Subsidiaries or joint ventures,

             (ii) against any person or entity whose liability for any Environmental Claim Centerior or any of its Subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law, or

             (iii) against any real or personal property or operations which Centerior or any of its Subsidiaries or joint ventures owns, leases or manages, in whole or in part,

     which, if adversely determined, would have in the aggregate a Centerior Material Adverse Effect.

          (d) Releases. Except as set forth in Section 4.20(d) of the Centerior Disclosure Schedule, Centerior has no knowledge of any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any Environmental Claim against Centerior or any Subsidiaries or joint ventures of Centerior, or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Centerior or any Subsidiaries or joint ventures of Centerior or its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not have, in the aggregate, a Centerior Material Adverse Effect.

          (e) Predecessors. Except as set forth in Section 4.20(e) of the Centerior Disclosure Schedule, Centerior has no knowledge, with respect to any predecessor of Centerior or any Subsidiary or joint venture of Centerior, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, which would have a Centerior Material Adverse Effect.

          (f) Disclosure. To Centerior's best knowledge upon a good faith effort, Centerior has disclosed to Ohio Edison all material facts which Centerior reasonably believes form the basis of a Centerior Material Adverse Effect arising from

             (i) the cost of pollution control equipment currently required or known to be required in the future;

             (ii) current remediation costs or remediation costs known to be required in the future; or

             (iii) any other environmental matter affecting Centerior or its Subsidiaries.

          (g) As used in this Agreement:

             (i) "Environmental Claim " means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Entity) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from

                (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Centerior or any Subsidiary or joint venture of Centerior or its Subsidiaries (for purposes of this Section 4.20), or by Ohio Edison or any of its Subsidiary or joint ventures of Ohio Edison or its Subsidiaries (for purposes of Section 5.20); or

                (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

                (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

             (ii) "Environmental Laws " means all Federal, state and local laws, rules and regulations relating to pollution or protection of human health or the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

             (iii) "Hazardous Materials " means

                (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs "); and

                (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and

                (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Centerior or any Subsidiary or joint venture of Centerior operates (for purposes of this Section 4.20) or in which Ohio Edison or any Subsidiary or joint venture of Ohio Edison operates (for purposes of Section 5.20).

             (iv) "Release " means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface, water, groundwater or property.

     4.21  Regulation as a Utility.

          (a) Except as set forth in Section 4.21 of the Centerior Disclosure Schedule, neither Centerior nor any "subsidiary company" or "affiliate" of Centerior is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States or any foreign country.

          (b) Centerior is an exempt holding company under Section 3(a)(1) of PUHCA.

          (c) Section 4.21 of the Centerior Disclosure Schedule sets forth each "affiliate" and each "subsidiary company" of Centerior which may be deemed to be a "public utility company" or a "holding company" within the meaning of PUHCA.

          (d) As used in this Section 4.21 and in Section 5.21, the terms "subsidiary company " and "affiliate " shall have the respective meanings ascribed to them in PUHCA.

     4.22 Insurance. Except as set forth in Section 4.22 of the Centerior Disclosure Schedule:

          (a) Each of Centerior and its Subsidiaries is as of the date hereof, and has been continuously since January 1, 1990 through the date hereof, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the businesses as conducted by Centerior and its Subsidiaries during such time period.

          (b) Centerior hereby covenants and agrees to maintain all such insurance for itself and its Subsidiaries from the date of this Agreement through the Effective Time so long as such insurance is available on commercially reasonable terms.

          (c) (i) Neither Centerior nor its Subsidiaries have received any notice of cancellation or termination with respect to any material insurance policy of Centerior or its Subsidiaries.

             (ii) The insurance policies of Centerior and each of its Subsidiaries are valid and enforceable policies.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF OHIO EDISON

     Ohio Edison represents and warrants to Centerior as follows:

     5.1  Organization, Standing and Power.

          (a) Each of Ohio Edison and its Significant Subsidiaries

             (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization,

             (ii) has all requisite power and authority, and has been duly authorized by all necessary approvals and orders of Governmental Entities (as defined in Section 4.4), to own, lease and operate its properties and to carry on its business as now being conducted, and

             (iii) is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), business prospects or the results of operations of Ohio Edison and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated hereby (a "Ohio Edison Material Adverse Effect ").

     5.2 Capital Structure.

          (a) As of the date hereof, the authorized capital stock of Ohio Edison consists of (i) 175,000,000 shares of Ohio Edison Common Stock of which, as of July 31, 1996, 152,569,437 shares were issued and outstanding and no shares were held by Ohio Edison in its treasury or by any of its wholly-owned Subsidiaries and no shares of Ohio Edison Common Stock were reserved for any purpose; (ii) 6,000,000 shares of Preferred Stock, $100 par value (the "Ohio Edison Preferred ") of which, as of the date hereof, 859,650 shares were issued and outstanding and no shares were held by Ohio Edison in its treasury or by any of its wholly-owned Subsidiaries; (iii) 8,000,000 shares of Class A Preferred Stock, $25 par value (the "Ohio Edison Class A Preferred ") of which, as of the date hereof, 4,000,000 shares were issued and outstanding and no shares were held by Ohio Edison in its treasury or by any of its wholly-owned Subsidiaries; and (iv) 8,000,000 shares of Preference Stock, without par value (the "Ohio Edison Preference ") of which, as of the date hereof, no shares were issued and outstanding and no shares were held by Ohio Edison in its treasury or by any of its wholly-owned Subsidiaries; and no Voting Debt is issued or outstanding.

          (b) All outstanding shares of Ohio Edison's capital stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights.

          (c) As of the date of this Agreement (except pursuant to this Agreement or the Ohio Edison Dividend Reinvestment Plan), there are no options, warrants, calls, rights, commitments or agreements of any character to which Ohio Edison or any Subsidiary of Ohio Edison is a party or by which it is bound obligating Ohio Edison or any Subsidiary of Ohio Edison to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of, or other equity interest in, Ohio Edison or any Subsidiary of Ohio Edison or securities convertible or exchangeable for such shares, Voting Debt or other equity interests, or obligating Ohio Edison or any Subsidiary of Ohio Edison to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     5.3  Corporate Authority.

          (a) Ohio Edison has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement and the transactions contemplated hereby and to the adoption of the Ohio Edison Merger Agreement by the shareholders of Ohio Edison, to consummate the transactions contemplated hereby and thereby.

          (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Ohio Edison, subject to the approval of this Agreement and to the adoption of the Ohio Edison Merger Agreement by the shareholders of Ohio Edison.

          (c) This Agreement has been duly executed and delivered by Ohio Edison and, subject to the approval of this Agreement and to the adoption of the Ohio Edison Merger Agreement by the shareholders of Ohio Edison, constitutes a valid and binding obligation of Ohio Edison enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought.

     5.4 No Violation. Except as set forth in Section 5.4 of the disclosure schedule delivered by Ohio Edison (the "Ohio Edison Disclosure Schedule ") or as contemplated by Section 5.5, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in a Violation under or pursuant to,

          (a) any provision of the Articles of Incorporation or Regulations of Ohio Edison or any Subsidiary of Ohio Edison,

          (b) any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, Ohio Edison Controlled Group Plan (as defined in Section 5.12) or other agreement, obligation, instrument, permit, concession, franchise, license of any kind to which Ohio Edison or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, or

          (c) any judgment, order, injunction, writ, decree, statute, law, ordinance, rule, regulation, permit or license of any Governmental Entity applicable to Ohio Edison or any of its Subsidiaries or their respective properties or assets, which Violation, in the case of each of clauses (b) and (c), would have an Ohio Edison Material Adverse Effect.

     5.5 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Ohio Edison or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Ohio Edison or the consummation by Ohio Edison of the transactions contemplated hereby, the failure of which to obtain would have an Ohio Edison Material Adverse Effect, except for:

          (a) the filing of a premerger notification report with the FTC and the DOJ under the HSR Act,

          (b) the filing with the SEC of

             (i) the Joint Proxy Statement,

             (ii) the S-4 and

             (iii) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required,

          (c) the SEC PUHCA Order,

          (d) the Blue-Sky Filings,

          (e) the filing of Certificates of Merger with the Secretary of State of the State of Ohio in accordance with applicable law,

          (f) the FERC Approvals,

          (g) the NRC Approvals,

          (h) the Local Approvals, and

          (i) State Takeover Approvals.

     5.6  Ohio Edison SEC Documents.

          (a) Ohio Edison has made available to Centerior a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Ohio Edison with the SEC since January 1, 1993 (as such documents have since the time of this filing been amended, the "Ohio Edison SEC Documents ") which are all the documents (other than preliminary material) that Ohio Edison was required to file with the SEC since such date.

          (b) As of their respective dates, the Ohio Edison SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Ohio Edison SEC Documents, and none of the Ohio Edison SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (c) The financial statements of Ohio Edison included in the Ohio Edison SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring adjustments) the consolidated financial position of Ohio Edison and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     5.7  No Undisclosed Liabilities.

          (a) Except as and to the extent set forth in Ohio Edison's Annual Report on Form 10-K for the year ended December 31, 1995, as of December 31, 1995, neither Ohio Edison nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (including the notes thereto) of Ohio Edison and its Subsidiaries.

          (b) Since December 31, 1995, except as set forth in the Ohio Edison SEC Documents filed by Ohio Edison with the SEC since December 31, 1995 and prior to the date of this Agreement, neither Ohio Edison nor any of its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, individually or in the aggregate, an Ohio Edison Material Adverse Effect.

     5.8  Information Supplied.

          (a) None of the information supplied or to be supplied by Ohio Edison for inclusion or incorporation by reference in

             (i) the S-4 will, at the time it is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and

             (ii) the Joint Proxy Statement will, at the date mailed to the shareholders of Ohio Edison and the shareholders of Centerior and at the time of the meetings of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          (b) The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     5.9  Compliance with Applicable Laws.

          (a) Ohio Edison and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Ohio Edison and its Subsidiaries, taken as a whole (the "Ohio Edison Permits ").

          (b) Ohio Edison and its Subsidiaries are in compliance with the terms of the Ohio Edison Permits, except where the failure so to comply would not have an Ohio Edison Material Adverse Effect.

          (c) Except as disclosed in the Ohio Edison SEC Documents filed prior to the date of this Agreement, the businesses of Ohio Edison and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have an Ohio Edison Material Adverse Effect.

          (d) Except as disclosed in the Ohio Edison SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement,

             (i) no investigation or review by any Governmental Entity with respect to Ohio Edison or any of its Subsidiaries is pending or, to the knowledge of Ohio Edison, threatened, and

             (ii) no Governmental Entity has indicated an intention to conduct any such investigation or review,

     other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have an Ohio Edison Material Adverse Effect.

     5.10 Litigation. As of the date of this Agreement, except as disclosed in the Ohio Edison SEC Documents filed prior to the date of this Agreement,

          (a) there is no suit, action or proceeding pending or, to the knowledge of Ohio Edison, threatened against or affecting Ohio Edison or any of its Subsidiaries which is reasonably likely to have an Ohio Edison Material Adverse Effect, and

          (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Ohio Edison or any of its Subsidiaries having, or which is reasonably likely to have, an Ohio Edison Material Adverse Effect.

     5.11  Taxes.

          (a) Except as set forth in Section 5.11 of the Ohio Edison Disclosure Schedule, each of Ohio Edison and its Subsidiaries (including any predecessors) has timely filed when due all Tax returns required to be filed by any of them and has paid (or Ohio Edison has paid on its behalf), or has made adequate provision for or set up in accordance with GAAP an adequate accrual or reserve for the payment of, all Taxes required to be paid in respect of all periods for which returns have been filed or are due (whether or not shown as being due on any Tax returns), and has established an adequate accrual or reserve for the payment of all Taxes payable in respect of any period for which no return has been filed or is due, and the most recent financial statements contained in the Ohio Edison SEC Documents reflect in accordance with GAAP a reserve for all Taxes payable by Ohio Edison and its Subsidiaries accrued through the date of such financial statements.

          (b) Except as set forth in Section 5.11 of the Ohio Edison Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed against Ohio Edison or any of its Subsidiaries, and no audit of the Tax returns of Ohio Edison or any of its Subsidiaries is currently being conducted by any Taxing authority.

          (c) Except with respect to any claims for refunds and except as set forth in Section 5.11 of the Ohio Edison Disclosure Schedule, the Federal income Tax returns of Ohio Edison and each of its Subsidiaries consolidated in such returns for all such periods ended on or before December 31, 1990 have been examined by and settled with the IRS or the applicable statute of limitations with respect to such years, including extensions thereof, has expired.

          (d) Copies of all Federal Tax returns required to be filed by Ohio Edison or any of its Subsidiaries (including any predecessors) for each of the last three years, together with all schedules and attachments thereto, have been delivered by Ohio Edison to Centerior.

          (e) Except as set forth in Section 5.11 of the Ohio Edison Disclosure Schedule, none of Ohio Edison or any of its Subsidiaries (including any predecessors) is a party to, is bound by, or has any obligation under any Tax sharing or similar agreement.

     5.12 Employee Matters.

          (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the ERISA, and any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "Ohio Edison Controlled Group Plans "), maintained or contributed to by Ohio Edison, any of its Subsidiaries or any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which Ohio Edison is a member, Ohio Edison has made available to Centerior, or will deliver to Centerior within 30 days after the date hereof, a true and correct copy of

             (i) the most recent annual report (Form 5500) filed with the IRS,

             (ii) any such Ohio Edison Controlled Group Plan,

             (iii) each trust agreement and group annuity contract, if any, relating to any such Ohio Edison Controlled Group Plan and

             (iv) the most recent actuarial report or valuation relating to any such Ohio Edison Controlled Group Plan subject to Title IV of ERISA.

          (b) (i) Except as set forth in Section 5.12(b) of the Ohio Edison Disclosure Schedule, each of the Ohio Edison Controlled Group Plans intended to be "qualified " within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of Ohio Edison, no circumstances exist that are reasonably expected by Ohio Edison to result in the revocation of any such determination.

             (ii) Ohio Edison is in compliance in all material respects with, and each Ohio Edison Controlled Group Plan is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code.

             (iii) Each Ohio Edison Controlled Group Plan intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other income tax benefits complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

          (c) With respect to the Ohio Edison Controlled Group Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Ohio Edison or any of its Subsidiaries, there exists no condition or set of circumstances in connection with which Ohio Edison or any of its Subsidiaries could be subject to any liability that is reasonably likely to exceed $1,000,000 (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

          (d) Except as set forth in Section 5.12(d) of the Ohio Edison Disclosure Schedule, with respect to each Ohio Edison Controlled Group Plan, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Ohio Edison or any of its Subsidiaries.

          (e) Except as set forth in Section 5.12(e) of the Ohio Edison Disclosure Schedule and except as provided for in this Agreement, as of the date of this Agreement, neither Ohio Edison nor any of its Subsidiaries is a party to any union or collective bargaining agreement.

          (f) Except as set forth in Section 5.12(f) of the Ohio Edison Disclosure Schedule, no Ohio Edison Controlled Group Plan is a multiemployer plan (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code).

          (g) For each Ohio Edison Controlled Group Plan which is intended to be an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or a tax credit employee stock ownership plan (within the meaning of Section 409(a) of the Code), each of the following is true:

             (i) except as disclosed on Section 5.12(g) of the Ohio Edison Disclosure Schedule, there is no securities acquisition loan (within the meaning of Section 133 of the Code) outstanding with respect to the plan;

             (ii) except for the transactions contemplated in this Agreement, no event has occurred and no condition exists which would give rise to the recapture of any Tax credit previously claimed with respect to the plan or to any Tax or penalties assessable against Ohio Edison, any of its Subsidiaries or FirstEnergy; and

             (iii) except for the transactions contemplated in this Agreement, no event has occurred and no condition exists which would cause the termination of the plan and the distribution of all amounts held thereunder to give rise to the recapture of any Tax credit previously claimed with respect to the plan or to any Tax or penalties assessable against Ohio Edison, any of its Subsidiaries or FirstEnergy.

          (h) Except as set forth in Section 5.12(h) of the Ohio Edison Disclosure Schedule, none of the Ohio Edison Controlled Group Plans that are welfare plans (within the meaning of Section 3(l) of ERISA) provides for any retiree benefits.

          (i) Except as set forth in Section 5.12(i) of the Ohio Edison Disclosure Schedule,

             (i) the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any

                (A) payment (whether of severance pay or otherwise) becoming due from Ohio Edison or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust " or similar arrangement, or

                (B) benefit under any Ohio Edison Controlled Group Plan being established or becoming accelerated, vested or payable, and

             (ii) neither Ohio Edison nor any of its Subsidiaries is a party to

                (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee,

                (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Ohio Edison, or

                (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

     5.13 Absence of Certain Changes or Events. Except as disclosed in the Ohio Edison SEC Documents filed prior to the date of this Agreement or in the audited consolidated balance sheet of Ohio Edison and its Subsidiaries as at December 31, 1995, and the related consolidated statements of income, cash flows and changes in shareholders' equity (the "Ohio Edison 1995 Financials "), true and correct copies of which have been delivered to Centerior, or except as contemplated by this Agreement, since the date of the Ohio Edison 1995 Financials, Ohio Edison and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this Agreement, there has not been

          (a) any damage, destruction or loss, whether covered by insurance or not, which has, or insofar as reasonably can be foreseen in the future is reasonably likely to have, an Ohio Edison Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Ohio Edison's or its Subsidiaries' capital stock, except for regular quarterly cash dividends of $0.375 per share on Ohio Edison Common Stock and regular dividends on Ohio Edison's Preferred, Ohio Edison's Class A Preferred and Ohio Edison Subsidiaries' preferred securities (the "Ohio Edison Subs Preferred ") with usual record and payment dates for such dividends and dividends on common stock paid by wholly-owned Subsidiaries of Ohio Edison; or

          (c) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having, or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, an Ohio Edison Material Adverse Effect.

     5.14 Opinion of Ohio Edison Financial Advisor. Ohio Edison has received the opinion of McDonald & Company Securities, Inc. (hereinafter referred to as "Ohio Edison Fairness Advisor " and collectively with Morgan Stanley & Co. Incorporated, as "Ohio Edison Advisors "), dated the date hereof, to the effect that, as of such date, the Ohio Edison Conversion Number is fair to holders of Ohio Edison Common Stock from a financial point of view, and copies of such opinion have been previously delivered to Centerior.

     5.15 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Ohio Edison Common Stock is the only vote of the holders of any class or series of Ohio Edison capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     5.16 Accounting Matters. Neither Ohio Edison nor, to its best knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent FirstEnergy from accounting for the business combination to be effected by the Centerior Merger on a purchase accounting basis in accordance with GAAP and applicable regulations of the SEC.

     5.17 No Change in Capital Structure. There has been no material change in the information set forth in the first sentence of Section 5.2 between the close of business on July 31, 1996 and the date hereof.

     5.18 Ownership of Centerior Stock. As of the date of this Agreement, Ohio Edison and its affiliates do not "beneficially own " (as such term is defined in the Centerior Rights Agreement) any shares of Centerior Common Stock.

     5.19  Ohio Edison Subsidiaries.

          (a) Section 5.19(a) of the Ohio Edison Disclosure Schedule sets forth a description as of the date hereof of all Subsidiaries and joint ventures of Ohio Edison, including the name of each such entity, a brief description of the principal line or lines of business conducted by each such entity and Ohio Edison's interest therein.

          (b) Except as set forth in Section 5.19(b) of the Ohio Edison Disclosure Schedule, none of such entities is a "public utility company ", a "holding company ", a "subsidiary company " or an "affiliate " of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2
     (a)(8) or 2(a)(11) of PUHCA, respectively.

          (c) Except as set forth in Section 5.19(c) of the Ohio Edison Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary of Ohio Edison are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by Ohio Edison free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

     5.20 Environmental Protection.

        (a) Compliance.

             (i) Except as set forth in Section 5.20(a) of the Ohio Edison Disclosure Schedule, each of Ohio Edison and its Subsidiaries is in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have an Ohio Edison Material Adverse Effect.

             (ii) Except as set forth in Section 5.20(a) of the Ohio Edison Disclosure Schedule, neither Ohio Edison nor any of its Subsidiaries has received any communication (written or oral) from any person or Governmental Entity that alleges that Ohio Edison or any of its Subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in compliance would not have an Ohio Edison Material Adverse Effect.

        (b) Environmental Permits. Except as set forth in Section 5.20(b) of the Ohio Edison Disclosure Schedule, each of Ohio Edison and its Subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Ohio Edison and each of its Subsidiaries is in material compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permit would not have an Ohio Edison Material Adverse Effect.

          (c) Environmental Claims. Except as set forth in Section 5.20(c) of the Ohio Edison Disclosure Schedule, to the best knowledge of Ohio Edison upon diligent review, there is no Environmental Claim (as hereinafter defined) pending

             (i) against Ohio Edison or any of its Subsidiaries or joint ventures,

             (ii) against any person or entity whose liability for any Environmental Claim Ohio Edison or any of its Subsidiaries or joint ventures has or may have retained or assumed either contractually or by operation of law, or

             (iii) against any real or personal property or operations which Ohio Edison or any of its Subsidiaries or joint ventures owns, leases or manages, in whole or in part,

     which, if adversely determined, would have in the aggregate an Ohio Edison Material Adverse Effect.

          (d) Releases. Except as set forth in Section 5.20(d) of the Ohio Edison Disclosure Schedule, Ohio Edison has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Ohio Edison or any Subsidiaries or joint ventures of Ohio Edison, or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Ohio Edison or any Subsidiaries or joint ventures of Ohio Edison or its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous

     Materials the liability for which would not have, in the aggregate, an Ohio Edison Material Adverse Effect.

          (e) Predecessors. Except as set forth in Section 5.20(e) of the Ohio Edison Disclosure Schedule, Ohio Edison has no knowledge, with respect to any predecessor of Ohio Edison or any Subsidiary or joint venture of Ohio Edison, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, which would have an Ohio Edison Material Adverse Effect.

          (f) Disclosure. To Ohio Edison's best knowledge upon a good faith effort, Ohio Edison has disclosed to Centerior all material facts which Ohio Edison reasonably believes form the basis of an Ohio Edison Material Adverse Effect arising from

             (i) the cost of pollution control equipment currently required or known to be required in the future;

             (ii) current remediation costs or remediation costs known to be required in the future; or

             (iii) any other environmental matter affecting Ohio Edison or its Subsidiaries.

     5.21  Regulation as a Utility.

          (a) Except as set forth in Section 5.21 of the Ohio Edison Disclosure Schedule, neither Ohio Edison nor any "subsidiary company " or "affiliate " of Ohio Edison is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States or any foreign country.

          (b) Ohio Edison is an exempt holding company under Section 3(a)(2) of PUHCA.

          (c) Section 5.21 of the Ohio Edison Disclosure Schedule sets forth each "affiliate " and each "subsidiary company " of Ohio Edison which may be deemed to be a "public utility company " or a "holding company " within the meaning of PUHCA.

     5.22 Insurance. Except as set forth in Section 5.22 of the Ohio Edison Disclosure Schedule:

          (a) Each of Ohio Edison and its Subsidiaries is as of the date hereof, and has been continuously since January 1, 1990 through the date hereof, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the businesses as conducted by Ohio Edison and its Subsidiaries during such time period.

          (b) Ohio Edison hereby covenants and agrees to maintain all such insurance for itself and its Subsidiaries from the date of this Agreement through the Effective Time so long as such insurance is available on commercially reasonable terms.

          (c) (i) Neither Ohio Edison nor its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Ohio Edison or its Subsidiaries.

             (ii) The insurance policies of Ohio Edison and each of its Subsidiaries are valid and enforceable policies.

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that the other party shall otherwise consent in writing), Centerior and Ohio Edison each agree that:

     6.1  Ordinary Course.

          (a) Each party hereto shall, and shall cause its respective Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees.

          (b) Except as set forth in Section 6.1 of the Centerior or Ohio Edison Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, enter into a new line of business, or make any change in the line of business it engages in as of the date hereof involving any investment of assets or resources or any exposure to liability or loss, in excess of $5 million, in each case inclusive of their respective Subsidiaries, taken as a whole.

     6.2 Dividends; Changes in Stock. No party shall, nor shall any party permit any of its Subsidiaries to,

          (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except that

             (i) Centerior may continue the declaration and payment of regular quarterly cash dividends not in excess of $0.20 per share of Centerior Common Stock,

             (ii) Centerior Subs may continue the declaration and payment of regularly scheduled dividends on the Centerior Subs Preferred,

             (iii) Ohio Edison may continue the declaration and payment of regular quarterly cash dividends not in excess of $0.40 per share of Ohio Edison Common Stock and regularly scheduled dividends, on Ohio Edison Class A Preferred, Ohio Edison Preferred Stock and Ohio Edison Preference Stock,

             (iv) Ohio Edison Subsidiaries may continue the declaration and payment of regularly scheduled dividends on the Ohio Edison Subs Preferred,

     in each case with usual record and payment dates for such dividends in accordance with such parties' past dividend practice, and except for dividends on common stock by a wholly-owned Subsidiary of such party or such Subsidiary,

          (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or

          (c) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, other than

             (i) redemptions, purchases or acquisitions required by the respective terms of any series of Centerior Preferred, Centerior Subs Preferred, Ohio Edison Preferred, Ohio Edison Class A Preferred, or Ohio Edison Subs Preferred,

             (ii) in connection with refunding of such Preferred Stocks with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis),

             (iii) in connection with intercompany purchases,

             (iv) for the purpose of funding employee stock ownership or dividend reinvestment and stock purchase plans in accordance with past practice, or

             (v) as set forth on Section 6.2(c) of the Centerior or Ohio Edison Disclosure Schedules.

          (d) notwithstanding Section 6.2(a), each of Ohio Edison and Centerior shall declare a dividend on each share of its Common Stock to holders of record of such shares as of the close of business on the business day next preceding the Effective Time in an amount equal to the product of

             (i) a fraction,

                (A) the numerator of which equals the number of days between the payment date with respect to the most recent regular dividend paid by Ohio Edison and Centerior, as the case may be, and the Effective Time, and

                (B) the denominator of which equals 91, and

             (ii) the amount of the regular cash dividend most recently paid by Ohio Edison or Centerior, as the case may be;

     provided, however, that if either Ohio Edison or Centerior has declared a regular quarterly dividend on shares of its Common Stock with a payment date (the "Payment Date ") after the Effective Time, then no dividend as provided for in this Section 6.2(d) shall be declared or paid with respect to such shares and the dividend of the other party or parties shall be calculated by substituting "Payment Date" for "Effective Time" in clause
     (i)(A) of this Section 6.2(d).

     6.3 Issuance of Securities. Except as set forth in Section 6.3 of the Ohio Edison Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than

          (a) the issuance of common stock or stock appreciation or similar rights, as the case may be, pursuant to the Centerior Stock Plans or the Ohio Edison Dividend Reinvestment Plan, in each case consistent in kind and amount with past practice and in the ordinary course of business under such Plans in accordance with their present terms,

          (b) issuances of Preferred Stocks in connection with refundings as contemplated by Section 6.2(c)(iii),

          (c) the issuance and reservation of Ohio Edison and Centerior capital stock pursuant to any rights plan in accordance with Section 6.11.

     6.4 Constituent Documents. No party shall amend or propose to amend its articles of incorporation or its regulations.

     6.5  No Solicitations.

            (a) No party shall, nor shall any party permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor (including the Centerior Advisors and the Ohio Edison Advisors), attorney, accountant or other representative retained by it or any of its Subsidiaries to, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or agree to, endorse, recommend or approve any Takeover Proposal.

          (b) Each party shall promptly advise the other party orally and in writing of any such inquiries or Takeover Proposals.

          (c) As used in this Agreement, "Takeover Proposal " shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving a party hereto or any Significant Subsidiary of such party or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such party or any of its Significant Subsidiaries other than the transactions contemplated by this Agreement.

          (d) Notwithstanding anything in this Section 6.5 to the contrary, unless the approvals of the shareholders of Ohio Edison and Centerior have been obtained, a party may, to the extent that the Board of Directors of such party determines in good faith with the written advice of outside counsel that a failure to do so would result in a breach of its fiduciary duties under applicable law, participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of such party and its Subsidiaries to any person in connection with a possible Takeover Proposal with respect to such party by such person.

     6.6 Acquisitions. Except as set forth in Section 6.6 of the Centerior or Ohio Edison Disclosure Schedule, other than acquisitions by a party and its Subsidiaries not in excess of $25 million, no party shall, nor shall any party permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof that would constitute a Significant Subsidiary of such party or otherwise acquire or agree to acquire any assets not in the ordinary course of business. Centerior further agrees that unless approved by Ohio Edison, Centerior shall not consummate the merger of The Cleveland Electric Illuminating Company and The Toledo Edison Company.

     6.7 Dispositions. Other than dispositions by a party and its affiliates of less than $10 million singularly or in the aggregate or as set forth in
Section 6.7 of the Centerior or Ohio Edison Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than dispositions, including, without limitation, dispositions of accounts receivable, in the ordinary course of business of such party or such Subsidiary consistent with past practices.

     6.8 Indebtedness. Except as set forth in Section 6.8 of the Centerior or Ohio Edison Disclosure Schedule, or as permitted in Section 6.2 in connection with the refunding of Preferred Stock, no party shall, nor shall any party permit any of its Subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others other than

          (a) for short-term indebtedness in the ordinary course of business consistent with prior practice,

          (b) as may be necessary in connection with acquisitions permitted by
     Section 6.6 or new lines of business permitted by Section 6.1,

          (c) the incurrence of long-term indebtedness, issuances of debt securities or guarantees not aggregating in excess of $50 million, or

          (d) indebtedness incurred to refund or refinance outstanding indebtedness of such party or such Subsidiary so long as the amount of such indebtedness so incurred does not exceed the amount of indebtedness so refunded or refinanced and any accrued interest and premium, if any, thereon.

     6.9 No Actions. No party shall, nor shall any party permit any of its Subsidiaries to, take any action that would or is reasonably likely to result in

          (a) any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited),

          (b) any of the conditions to the Merger set forth in Article VIII not being satisfied, or

          (c) a material breach of any provision of this Agreement.

     6.10 Cooperation, Notification. Each party shall, and shall cause its Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of its ongoing operations; (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, a material adverse effect on the party so advising or any of its Subsidiaries; and (iv) promptly provide the other party (or the other party's counsel) with copies of all filings made by such party or any of its Subsidiaries with any state or Federal court, administrative agency, commission or other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     6.11  Rights Agreements.

          (a) As promptly as practicable after the date hereof but in any event before the "Distribution Date" (as defined in the Ohio Edison Rights Agreement), Ohio Edison shall cause to be amended the Ohio Edison Rights Agreement to effect the changes contemplated by the form of amendment attached hereto as Exhibit H, which amendment has been authorized as of the date hereof by Ohio Edison.

          (b) Except as otherwise provided in this Section 6.11, Ohio Edison shall not redeem the Ohio Edison Rights, or amend (other than to delay the "Distribution Date" (as defined therein) or to render the Ohio Edison Rights inapplicable to the Merger) or terminate the Ohio Edison Rights Agreement prior to the Effective Time unless required to do so by order of a court of competent jurisdiction.

          (c) Ohio Edison shall take all action so that the Ohio Edison Rights will no longer be outstanding upon the Merger.

          (d) Except as otherwise provided in this Section 6.11, Centerior shall not redeem the Centerior Rights, or amend (other than to delay the "Distribution Date" (as defined therein) or to render the Centerior Rights inapplicable to the Merger) or terminate the Centerior Rights Agreement prior to the Effective Time unless required to do so by order of a court of competent jurisdiction.

          (e) Centerior shall take all action so that the Centerior Rights will no longer be outstanding upon the Merger.

     6.12 Collective Bargaining Agreements. During the period from the date of this Agreement and continuing until the Effective Time, each party agrees, as to itself and its Subsidiaries, that each of them will consult with the other party prior to entering into any substantive negotiations with respect to any collective bargaining agreement, or the modification or amendment thereof.

     6.13 Employee Benefit Covenant. During the period from the date of this Agreement and continuing until the Effective Time, except as set forth in
Section 6.13 of the Centerior Disclosure Schedule, as may be required by applicable law or as contemplated by this Agreement, Centerior agrees as to itself and its Subsidiaries that it will not, and will not permit any of its Subsidiaries to, without the prior written consent of Ohio Edison,

          (a) enter into, adopt, amend (except as may be required by law) or terminate any Centerior Controlled Group Plan or any other agreement, arrangement, plan or policy between Centerior or Centerior Services Company ("Services ") and one or more of the directors or officers of Centerior or Services or

          (b) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Centerior or Services, as the case may be, increase in any manner the compensation or fringe benefits of any director or officer of Centerior or Services or

          (c) pay any benefit not required by any Centerior Controlled Group Plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock or performance units) to any director or officer of Centerior or Services or

          (d) enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or enter into or amend any employment, severance or special pay arrangement with respect to the

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

     termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee of Centerior or any of its Subsidiaries; or

          (e) make any change in any defined benefit Plan of Centerior or any of its Subsidiaries which accelerates or increases benefits thereunder (except as may be required by law).

     6.14 Tax Covenant. During the period from the date of this Agreement and continuing until the Effective Time, each party agrees, as to itself and its Subsidiaries, that each of them will not, except in the ordinary course of business consistent with prior practice, make any Tax election or settle or compromise any Tax liability.

     6.15 Capital Expenditures. Except as set forth in Section 6.15 of the Centerior or Ohio Edison Disclosure Schedule or as required by law, no party shall, nor shall any party permit any of its Subsidiaries to make any annual capital expenditures, including expenditures for sulfur dioxide emission allowances as provided for by the Clean Air Act Amendments of 1990, in excess of each company's respective aggregate capital budget for 1996. Ohio Edison and Centerior agree to endeavor mutually to reduce their capital expenditures to the extent practicable.

     6.16 Transmission, Generation. Except as required pursuant to tariffs on file with the FERC as of the date hereof or as set forth in Section 6.16 of the Centerior or Ohio Edison Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to,

          (a) commence construction of any additional generating capacity or transmission or delivery capacity, except for such projects ongoing or mandated by a binding legal commitment existing on the date hereof or, in the case of transmission or delivery capacity, required to satisfy such party's obligation to serve, or

          (b) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generation (including, without limitation, the energy produced by generating facilities), transmission or delivery capacity, other than in the ordinary course of business consistent with past practice.

     6.17 Modifications to Facilities. Except as set forth in Section 6.17 of the Centerior or Ohio Edison Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, enter into any binding commitment to make any modification to any of its or its Subsidiaries' existing facilities that would require any material investment or expenditure.

     6.18 Accounting. No party shall, nor shall any party permit any of its Subsidiaries to, make any changes in its accounting methods, except as required by law, rule, regulation or GAAP.

     6.19 Tax-Free Status. No party shall, nor shall any party permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a tax-free transaction (except as to dissenters' rights and fractional shares) under the Code.

     6.20 Affiliate Transactions. Except as set forth in Section 6.20 of the Centerior or Ohio Edison Disclosure Schedule, no party shall, nor shall any party permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective affiliates (other than wholly-owned Subsidiaries of such party or Subsidiary) on terms to such party or its Subsidiaries materially less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's length basis.

     6.21 Rate Matters. Each party shall, and shall cause its Subsidiaries to, discuss with the other party any changes in its or its Subsidiaries' rates or charges (other than pass-through fuel rates or charges), standards of service or accounting from those in effect on the date of this Agreement and consult with the other party prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, and no party will make, or permit any Subsidiary to make, any filing to change its rates on file with the FERC or any other

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

regulatory commission that would have a material adverse effect on the benefits associated with the business combination provided herein. Notwithstanding the foregoing, however, each party and its Subsidiaries shall be permitted to enter into arrangements with customers in the ordinary course of business consistent with past practices.

     6.22  Third-Party Consents.

          (a) Each party shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain any third-party consents necessary to consummate the Merger.

          (b) Each party shall promptly notify the other of any failure or prospective failure to obtain any such consents and, if requested, shall provide copies of all consents obtained to the other party.

     6.23 Tax-Exempt Status. No party shall, nor shall any party permit any Subsidiary to, take any action that would likely jeopardize the qualification of the outstanding revenue bonds issued for the benefit of such party or any of its Subsidiaries which qualify on the date hereof under Code Section 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under
Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

     6.24 FirstEnergy Actions. Ohio Edison and Centerior shall cause FirstEnergy to take only those actions, from the date hereof until the Effective Time, that are required or contemplated by this Agreement to be so taken by FirstEnergy, including, without limitation, the declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Entity, to obtain the consents or approvals contemplated by Sections 4.5 and 5.5 of this Agreement.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.1  Preparation of S-4 and the Joint Proxy Statement.

          (a) Ohio Edison and Centerior shall promptly prepare and file with the SEC the Joint Proxy Statement and shall cause FirstEnergy to prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.

          (b) Each of Ohio Edison and Centerior shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing.

          (c) Ohio Edison and Centerior shall also cause FirstEnergy to take any action required to be taken under any applicable Blue-Sky Law in connection with the issuance of FirstEnergy Common Stock pursuant to the Merger and Ohio Edison and Centerior shall furnish all information concerning themselves and the holders of their common stock as may be reasonably requested in connection with any such action.

     7.2 Letters of Centerior's Accountants. Centerior shall use its best efforts to cause to be delivered to FirstEnergy and Ohio Edison a "comfort" letter of Arthur Andersen LLP, Centerior's independent auditors, addressed to FirstEnergy and Ohio Edison, dated a date within two business days before the date on which the S-4 shall become effective, and confirmed in writing as of the Effective Time, in form and substance reasonably satisfactory to FirstEnergy and Ohio Edison and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     7.3 Letters of Ohio Edison's Accountants. Ohio Edison shall use its best efforts to cause to be delivered to FirstEnergy and Centerior a "comfort" letter of Arthur Andersen LLP, Ohio Edison's independent auditors, addressed to FirstEnergy and Centerior, dated a date within two business days before the date on which the S-4 shall become effective and confirmed in writing as of the Effective Time, in form and substance reasonably satisfactory to FirstEnergy and Centerior and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     7.4  Access to Information.

          (a) Upon reasonable notice, Centerior and Ohio Edison shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (including, but not limited to, Tax returns but excluding any documents with respect to which an attorney-client privilege is available) and, during such period, each of Centerior and Ohio Edison shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other

             (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws, or filed with or sent to the SEC, the FERC, the NRC, the DOE, the Department of Justice, the FTC, the Public Utilities Commission of Ohio or any other Federal or state regulatory agency or commission, and

             (ii) all other information concerning its business, properties and personnel as such other party may reasonably request.

          (b) Any information delivered by Centerior to Ohio Edison, or by Ohio Edison to Centerior, shall be subject to the Confidentiality Agreement, dated June 1, 1996, between Centerior and Ohio Edison (the "Confidentiality Agreement "), which agreement shall be extended hereby through the Effective Time.

     7.5  Shareholder Approvals.

          (a) Ohio Edison and Centerior shall each call a meeting of their respective shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the transactions contemplated hereby.

          (b) Ohio Edison and Centerior will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters; provided, however, that neither Board of Directors shall be obligated to recommend approval of this Agreement and the Merger to its respective shareholders if such Board of Directors, acting with the advice of counsel and financial advisors, determines that such recommendation would be contrary to their legal obligations as Directors.

          (c) Centerior and Ohio Edison will coordinate and cooperate with respect to the timing of such shareholder approvals and shall use their best efforts to hold such meetings on the same day and to secure such approvals as soon as practicable after the date on which the S-4 becomes effective.

     7.6  Satisfaction of Conditions to the Merger.

          (a) Each of Ohio Edison and Centerior will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to this Agreement.

          (b) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (subject to the appropriate vote of shareholders of Ohio Edison and Centerior, respectively, described in Section 7.5), including full cooperation with the other party and including the provision of information and making of all necessary filings in connection with, among other things, the approvals under the HSR Act, the Securities Act and the Exchange Act, the FERC Approvals, the NRC Approvals, the SEC PUHCA Order, the Blue-Sky Filings, the Local Approvals and the State Takeover Approvals.

          (c) In connection therewith, the parties agree that, as between them,

             (i) Ohio Edison shall be primarily responsible for the preparation and processing of the filings necessary to obtain the approvals required for the consummation of the transactions contemplated hereby under the Securities Act and the Exchange Act, the FERC Approvals, the SEC PUHCA Order and the Local Approvals required from the State of Ohio or any other State, as well as the Blue-Sky Filings, and

             (ii) Centerior shall be primarily responsible for the preparation and processing of the filings necessary to obtain the NRC Approvals.

          (d) Each of Ohio Edison and Centerior will, and will cause its Subsidiaries and FirstEnergy and its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Ohio Edison, FirstEnergy, Centerior or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     7.7  Rule 145 Affiliates.

          (a) Prior to the date of the meetings of their respective shareholders referred to in Section 7.5, Ohio Edison and Centerior shall deliver to FirstEnergy a letter substantially in the form attached hereto as Exhibit I, identifying all persons who may be, at the time this Agreement is submitted for approval to such shareholders, "affiliates" of Ohio Edison or Centerior, as the case may be, for purposes of Rule 145 under the Securities Act and the SEC's Accounting Series Release 135.

          (b) Ohio Edison and Centerior shall use their best efforts to cause each such person to deliver to FirstEnergy on or prior to the date of the applicable meeting of shareholders referred to in Section 7.5 a written agreement substantially in the form attached hereto as Exhibit J.

     7.8 Stock Exchange Listing. Centerior and Ohio Edison shall use their best efforts to cause the shares of FirstEnergy Common Stock to be issued in the Merger and, if necessary under the Benefit Plans referred to in Section 7.9, after the Merger, to be approved for listing on the NYSE and such other national securities exchanges as may be selected by FirstEnergy, subject to official notice of issuance, prior to the Closing.

     7.9 Employee Benefit Plans.

          (a) Ohio Edison and Centerior agree that the Ohio Edison Controlled Group Plans and the Centerior Controlled Group Plans in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined after the Effective Time.

          (b) In the case of Ohio Edison Controlled Group Plans and Centerior Controlled Group Plans which are continued and under which the employees' interests are based upon or valued in relation to Ohio Edison Common Stock or Centerior Common Stock, as the case may be, Ohio Edison and Centerior agree that such interests shall be based on FirstEnergy Common Stock in an equitable manner (and in the case of any such interests existing at the Effective Time, on the basis of the applicable Conversion Number); provided, however, that nothing contained herein shall be construed as requiring FirstEnergy to continue any specific plans.

          (c) Except as set forth in Section 7.9(c) of the Ohio Edison Disclosure Schedule, Centerior and Ohio Edison agree not to make any changes in severance benefits for officers of Centerior, Services or Ohio Edison, as the case may be, from those disclosed in Section 4.12(i) of the Centerior Disclosure Schedule or Section 5.12(i) of the Ohio Edison Disclosure Schedule, as the case may be.

     7.10 Expenses. Except as set forth in Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and, in connection therewith, each of Ohio Edison and Centerior

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

shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party resulting from the Merger, except that

          (a) expenses incurred in connection with printing and mailing the Joint Proxy Statement and the S-4 shall be shared equally by Ohio Edison and Centerior,

          (b) all out-of-pocket costs of the parties (including attorneys' fees) incurred to obtain the FERC Approvals, the SEC PUHCA Order, the NRC Approvals (including, without limitation, all such costs incurred for all filings and proceedings relating thereto) and the Local Approvals shall be shared equally by Ohio Edison and Centerior, and

          (c) all other out-of-pocket expenses of a joint nature incurred in connection with the transactions contemplated by this Agreement shall be shared equally by Ohio Edison and Centerior.

     7.11 Brokers or Finders. Each of Ohio Edison and Centerior represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for Centerior Advisors, whose fees and expenses will be paid by Centerior in accordance with Centerior's agreements with such firms (copies of which have been delivered by Centerior to Ohio Edison prior to the date of this Agreement), and except for Ohio Edison Advisors, whose fees and expenses will be paid by Ohio Edison in accordance with Ohio Edison's agreements with such firms (copies of which have been delivered by Ohio Edison to Centerior prior to the date of this Agreement), and each of Ohio Edison and Centerior agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     7.12  FirstEnergy Board of Directors and Officers.

          (a) Ohio Edison's and Centerior's Boards of Directors shall take such actions as may be necessary to cause the number of Directors comprising the full Board of Directors of FirstEnergy at the Effective Time to be such number and such individuals as are designated by Ohio Edison prior to the Effective Time.

          (b) From the Effective Time until otherwise determined by the FirstEnergy Board of Directors, Mr. Willard R. Holland shall serve as Chairman of the Board, President and Chief Executive Officer of FirstEnergy.

          (c) From the Effective Time until otherwise determined by the FirstEnergy Board of Directors, Mr. Robert J. Farling shall serve as Vice Chairman of FirstEnergy.

          (d) All other officers of FirstEnergy will be designated by the FirstEnergy Board of Directors.

          (e) Directors and officers of FirstEnergy's Subsidiaries will be designated by the FirstEnergy Board of Directors.

     7.13  Indemnification; Directors' and Officers' Insurance.

          (a) Centerior and, from and after the Effective Time, FirstEnergy (each of Centerior and FirstEnergy, as the case may be, is referred to herein as a "Centerior Indemnifying Party ") shall indemnify, defend, and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, or employee of Centerior or any of its Subsidiaries (the "Centerior Indemnified Parties ") against

             (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the Centerior Indemnifying Party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Centerior or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (the "Centerior Indemnified Liabilities "), and

             (ii) all Centerior Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors, officers, and employees, as the case may be (and the applicable Centerior Indemnifying Party will pay expenses as incurred in advance of the final disposition of any such action or proceeding to each Centerior Indemnified Party to the full extent permitted by applicable law).

          (b) (i) Without limiting the foregoing, in the event any such claim, action, suit, proceeding, or investigation is brought against any Centerior Indemnified Party (whether arising before or after the Effective Time),

                  (A) the Centerior Indemnified Parties may retain counsel satisfactory to them and approved by the Centerior Indemnifying Party, which approval shall not be unreasonably withheld,

                  (B) the Centerior Indemnifying Party shall pay all reasonable fees and expenses of such counsel for the Centerior Indemnified Parties promptly as statements therefor are received, and

                  (C) the Centerior Indemnifying Party will use all reasonable efforts to assist in the vigorous defense of any such matter.

             (ii) However, no Centerior Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld.

             (iii) Any Centerior Indemnified Party wishing to claim indemnification under this Section 7.13, upon learning of any such claim, action, suit, proceeding, or investigation, shall notify the applicable Centerior Indemnifying Party (but the failure so to notify a Centerior Indemnifying Party shall not relieve it from any liability which it may have under this Section 7.13 except to the extent such failure prejudices such party).

             (iv) The Centerior Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Centerior Indemnified Parties.

          (c) For a period of six years after the Effective Time, FirstEnergy shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Centerior (provided that FirstEnergy may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which, in the aggregate, are no less advantageous than the current policies maintained by Centerior with respect to its directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available on commercially reasonable terms; provided, however, that in no event shall FirstEnergy be required to expend, in order to maintain or procure insurance coverage pursuant to this Section 7.13(c), any amount per annum in excess of 200% of the aggregate premiums paid by Centerior in 1995 on an annualized basis for such purpose.

          (d) Ohio Edison and, from and after the Effective Time, FirstEnergy (each of Ohio Edison and FirstEnergy, as the case may be, is referred to herein as an "Ohio Edison Indemnifying Party ") shall indemnify, defend, and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, or employee of Ohio Edison or any of its Subsidiaries (the "Ohio Edison Indemnified Parties ") against

             (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the Ohio Edison Indemnifying Party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Ohio Edison or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (the "Ohio Edison Indemnified Liabilities "), and

             (ii) all Ohio Edison Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors, officers, and employees, as the case may be (and the applicable Ohio Edison Indemnifying Party will pay expenses as incurred in advance of the final disposition of any such action or proceeding to each Ohio Edison Indemnified Party to the full extent permitted by applicable law).

          (e) (i) Without limiting the foregoing, in the event any such claim, action, suit, proceeding, or investigation is brought against any Ohio Edison Indemnified Party (whether arising before or after the Effective
     Time),

                  (A) the Ohio Edison Indemnified Parties may retain counsel satisfactory to them and approved by the Ohio Edison Indemnifying Party, which approval shall not be unreasonably withheld,

                  (B) the Ohio Edison Indemnifying Party shall pay all reasonable fees and expenses of such counsel for the Ohio Edison Indemnified Parties promptly as statements therefor are received, and

                  (C) the Ohio Edison Indemnifying Party will use all reasonable efforts to assist in the vigorous defense of any such matter.

             (ii) However, no Ohio Edison Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld.

             (iii) Any Ohio Edison Indemnified Party wishing to claim indemnification under this Section 7.13, upon learning of any such claim, action, suit, proceeding, or investigation, shall notify the applicable Ohio Edison Indemnifying Party (but the failure so to notify an Ohio Edison Indemnifying Party shall not relieve it from any liability which it may have under this Section 7.13 except to the extent such failure prejudices such party).

             (iv) The Ohio Edison Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Ohio Edison Indemnified Parties.

          (f) For a period of six years after the Effective Time, FirstEnergy shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Ohio Edison (provided that FirstEnergy may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which, in the aggregate, are no less advantageous than the current policies maintained by Ohio Edison with respect to its directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available on commercially reasonable terms; provided, however, that in no event shall FirstEnergy be required to expend, in order to maintain or procure insurance coverage pursuant to this Section 7.13(f), any amount per annum in excess of 200% of the aggregate premiums paid by Ohio Edison in 1995 on an annualized basis for such purpose.

          (g) The provisions of this Section 7.13 are intended to be for the sole benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     7.14 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest FirstEnergy or its Subsidiaries with full title

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

to all properties, assets, rights, approvals, immunities and franchises of Ohio Edison and Centerior, the proper officers and directors of Ohio Edison and Centerior shall take all such necessary action.

     7.15 Tax Treatment. Ohio Edison and Centerior each agree to treat the Merger, as to Ohio Edison, as a transfer within the meaning of Section 351(a) of the Code and, as to Centerior, as a reorganization within the meaning of Section 368(a) of the Code.

     7.16 Accounting Treatment. Ohio Edison and Centerior each agree to, and to cause FirstEnergy to, account for the Centerior Merger on a purchase accounting basis in accordance with GAAP and applicable SEC regulations.

     7.17  Disclosure Schedules.

          (a) On the date hereof,

             (i) Centerior has delivered to Ohio Edison a Centerior Disclosure Schedule, accompanied by a certificate signed by the chief financial officer of Centerior stating the Centerior Disclosure Schedule is being delivered pursuant to this Section 7.17(a), and

             (ii) Ohio Edison has delivered to Centerior an Ohio Edison Disclosure Schedule, accompanied by a certificate signed by the chief financial officer of Ohio Edison stating the Ohio Edison Disclosure
        Schedule is being delivered pursuant to this Section 7.17(a).

          (b) The Centerior Disclosure Schedule and the Ohio Edison Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules."

          (c) (i) The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules.

          (ii) Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

     Disclosure of any matters in one part of the Centerior Disclosure Schedule or the Ohio Edison Disclosure Schedule, any other Schedule hereto or in this Agreement shall be deemed to be a disclosure of such matters in response to any other provision of this Agreement (including any other part of a Centerior or an Ohio Edison Disclosure Schedule, as the case may be) to which such matter may be applicable.

     7.18 Public Announcements. Subject to each party's disclosure obligations imposed by law, Ohio Edison and Centerior will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement prior to consultation with the other party.

     7.19 Employee Agreements. Ohio Edison and Centerior shall cause FirstEnergy and its Subsidiaries, following the Effective Time, to honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to or at the date hereof or made herein which apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not intended to prevent FirstEnergy or its Subsidiaries from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

     7.20  Transition Management.

          (a) As promptly as practicable after the date hereof, Centerior and Ohio Edison shall create a special transition management task force (the "Task Force ") headed by Mr. Holland (or an individual designated by him or by the Board of Directors of Ohio Edison) as Chairman with Mr. Farling (or an individual designated by him or by the Board of Directors of Centerior) as Vice Chairman. Members of the Task Force shall consist of representatives of Ohio Edison and Centerior as designated by the Chairman in consultation with the Vice Chairman.

          (b) The functions of the Task Force shall include

             (i) to serve as a conduit for the flow of information and documents between the companies and their subsidiaries as contemplated by Section 6.10,

             (ii) to review and evaluate proposed exceptions to the restrictions on the conduct of business pending the Merger set forth in Article VI, provided, however, that a consent by either Centerior or Ohio Edison to an exception to the restrictions set forth in Article VI shall be effective only if set forth in a writing that describes in reasonable detail the actions proposed to be taken and that is signed by Mr. Holland (or his designee) and Mr. Farling (or his designee),

             (iii) development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate, and

             (iv) to evaluate and recommend the manner in which best to organize and manage the business of FirstEnergy after the Effective Time.

          (c) The Chairman of the Task Force, or his designee, shall be responsible for directing all activities of the Task Force contemplated by this Section 7.20.

          (d) From time to time, Mr. Holland shall report on such matters as he deems appropriate to the respective board of directors of Centerior and Ohio Edison. After the date hereof and prior to the Effective Time, Mr. Holland may attend meetings of Centerior's Board of Directors and Mr. Farling may attend meetings of Ohio Edison's Board of Directors.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     8.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:

          (a) Shareholder Approvals. This Agreement, and the transactions contemplated hereby, shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Centerior Common Stock and by the affirmative vote of the holders of two-thirds of the outstanding shares of Ohio Edison Common Stock.

          (b) NYSE Listing. The shares of FirstEnergy Common Stock issuable to holders of Centerior Common Stock and Ohio Edison Common Stock pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Regulatory Approvals.

             (i) Other than the filings provided for by Section 2.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on FirstEnergy and its Subsidiaries taken as a whole, shall have been filed, occurred or been obtained, as the case may be, including but not limited to the FERC Approvals, the NRC Approvals, the SEC PUHCA

        Order, the Local Approvals, and the State Takeover Approvals and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulations or rule, including but not limited to the HSR Act, shall have expired or terminated.

             (ii) (A) All such authorizations, consents, orders and approvals shall have become Final Orders (as hereinafter defined) and such Final Orders (unless Ohio Edison and Centerior shall have agreed, by way of stipulation or otherwise, to the terms of such Final Order) shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, operations, properties, assets or condition (financial or other) or results of operations or prospects of FirstEnergy and its prospective subsidiaries taken as a whole or which would be inconsistent with the agreements of the parties contained herein. It is agreed that any condition that would require changes in the conduct of the respective retail businesses in the retail service areas of The Cleveland Electric Illuminating Company, The Toledo Edison Company or Ohio Edison will be considered material and adverse, unless waived in writing by Centerior and Ohio Edison, which waiver shall not be unreasonably withheld.

                  (B) A "Final Order " means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

             (iii) FirstEnergy shall have received all permits and other authorizations necessary under the Blue-Sky Laws to issue the FirstEnergy Common Stock in exchange for the Centerior Common Stock and the Ohio Edison Common Stock and to consummate the Merger.

          (d) S-4 Effective. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order, or proceedings seeking a stop order, under Section 8 of the Securities Act.

          (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, or materially changing the transactions contemplated hereby, shall be in effect.

          (f) Letter from Rule 145 Affiliates. FirstEnergy shall have received from each person named in the letters from Centerior and Ohio Edison referred to in Section 7.7, an executed copy of an agreement substantially in the form of Exhibit J hereto.

          (g) Regulatory Order. Centerior Subsidiaries shall have received formal written approval, or assurance of such approval, in a form reasonably acceptable to Ohio Edison and Centerior, from the Public Utilities Commission of Ohio, with respect to the Regulatory Plan described in Section 8.1(g) of the Centerior Disclosure Schedule.

          (h) Dissenters' Rights. The number of shares held by Dissenting Holders shall not constitute more than 10% of the number of issued and outstanding shares of Ohio Edison Common Stock in the case of Ohio Edison shareholders or more than 10% of the number of issued and outstanding shares of Centerior Common Stock in the case of Centerior shareholders.

     8.2 Conditions to Obligations of Ohio Edison. The obligation of Ohio Edison to effect the Merger is subject to the satisfaction of each of the following conditions unless waived by Ohio Edison:

          (a) Representations and Warranties. Except as otherwise contemplated by this Agreement, the representations and warranties of Centerior set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date, and FirstEnergy and Ohio Edison shall have received a certificate signed on behalf of Centerior by its chief executive officer and chief financial officer to such effect.

          (b) Performance of Obligations of Centerior. Centerior shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FirstEnergy and Ohio Edison shall have received a certificate signed on behalf of Centerior by its chief executive officer to such effect.

          (c) Tax Opinion. Ohio Edison shall have received an opinion, dated on or about the date of, and referred to in, the S-4 and the Proxy Statement of Winthrop, Stimson, Putnam & Roberts, counsel to Ohio Edison, which opinion may be based on appropriate representations of Centerior, Ohio Edison and FirstEnergy which are in form and substance satisfactory to such counsel, and in form and substance reasonably satisfactory to Ohio Edison, to the effect that

             (i) the Merger will be treated for Federal income tax purposes, as to Ohio Edison, as a transfer within the meaning of Section 351(a) of the Code and, as to Centerior, as a reorganization within the meaning of
        Section 368(a) of the Code,

             (ii) FirstEnergy and Centerior will each be a party to such reorganization within the meaning of Section 368(b) of the Code, and

             (iii) no gain or loss will be recognized by Ohio Edison or Centerior shareholders that exchange Ohio Edison Common Stock or Centerior Common Stock for FirstEnergy Common Stock in the Merger (except as to fractional shares and dissenters).

          (d) No Amendments to Resolutions. Neither the Board of Directors of Centerior nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by them on September 13, 1996 (accurate and complete copies of which have been provided to Ohio Edison) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

          (e) Rights Agreement. Under the Centerior Rights Agreement, no "flip-in" or "flip-over" or similar event commonly described in rights plans, or a Trigger Event as defined therein, shall have occurred with respect to the Centerior Rights Agreement that would increase the number of shares of FirstEnergy Common Stock to be issued under the Merger, or the rights issued thereunder shall not have become nonredeemable.

          (f) Consents Under Agreements. Centerior shall have obtained the consent or approval of each person (other than the Government Entities referred to in Section 8.1(c)), whose consent or approval shall be required in order to permit Centerior to consummate the transactions contemplated hereby, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on

             (i) the business, operations, properties, assets, condition (financial or otherwise), business prospects or the results of operations of FirstEnergy and its Subsidiaries taken as a whole or

             (ii) the consummation of the transactions contemplated hereby

     (any such material adverse effect being referred to as a "FirstEnergy Material Adverse Effect ").

          (g) Centerior Material Adverse Effect. Since June 30, 1996, there shall not have been any event which constitutes a Centerior Material Adverse Effect.

          (h) Ohio Edison Fairness Opinion. The fairness opinion letter delivered by the Ohio Edison Fairness Advisor to Ohio Edison shall not, in good faith, have been withdrawn by the Ohio Edison Fairness Advisor.

     8.3 Conditions to Obligations of Centerior. The obligation of Centerior to effect the Merger is subject to the satisfaction of each of the following conditions unless waived by Centerior:

          (a) Representations and Warranties. Except as otherwise contemplated by this Agreement, the representations and warranties of Ohio Edison set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date, and FirstEnergy and Centerior shall have received a certificate signed on behalf of Ohio Edison by its chief executive officer and chief financial officer to such effect.

          (b) Performance of Obligations of Ohio Edison. Ohio Edison shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FirstEnergy and Centerior shall have received a certificate signed on behalf of Ohio Edison by its chief executive officer to such effect.

          (c) Tax Opinion. Centerior shall have received an opinion, dated on or about the date of, and referred to in, the S-4 and the Proxy Statement of Squire, Sanders & Dempsey, counsel to Centerior, which opinion may be based on appropriate representations of Ohio Edison, Centerior and FirstEnergy which are in form and substance satisfactory to such counsel, and in form and substance reasonably satisfactory to Centerior, to the effect that

             (i) the Merger will be treated for Federal income tax purposes, as to Ohio Edison, as a transfer within the meaning of Section 351(a) of the Code and, as to Centerior, as a reorganization within the meaning of
        Section 368(a) of the Code,

             (ii) FirstEnergy and Centerior will each be a party to such reorganization within the meaning of Section 368(b) of the Code, and

             (iii) no gain or loss will be recognized by Ohio Edison or Centerior shareholders that exchange Ohio Edison Common Stock or Centerior Common Stock for FirstEnergy Common Stock in the Merger (except as to fractional shares or dissenters).

          (d) No Amendments to Resolutions. Neither the Board of Directors of Ohio Edison nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Ohio Edison Board of Directors at a meeting duly called and held on September 13, 1996 (accurate and complete copies of which have been provided to Centerior), and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

          (e) Rights Agreement. Under the Ohio Edison Rights Agreement, no "flip-in" or "flip-over" or similar event commonly described in rights plans, or a Trigger Event as defined therein, shall have occurred with respect to the Ohio Edison Rights Agreement that would increase the number of shares of FirstEnergy Common Stock to be issued under the Merger, or the rights issued thereunder shall not have become nonredeemable.

          (f) Consents Under Agreements. Ohio Edison shall have obtained the consent or approval of each person (other than the Government Entities referred to in Section 8.1(c)), whose consent or approval shall be required in order to permit Ohio Edison to consummate the transactions contemplated hereby, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a FirstEnergy Material Adverse Effect.

          (g) Ohio Edison Material Adverse Effect. Since June 30, 1996, there shall not have been any event which constitutes an Ohio Edison Material Adverse Effect.

          (h) Centerior Fairness Opinion. The fairness opinion letter delivered by the Centerior Fairness Advisor to Centerior shall not, in good faith, have been withdrawn by the Centerior Fairness Advisor.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

     9.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the holders of Ohio Edison Common Stock or by the holders of Centerior Common Stock, this Agreement may be terminated:

          (a) by mutual written consent of Ohio Edison and Centerior;

          (b) by either Ohio Edison or Centerior

             (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such ten (10) business day period, or

             (ii) if any permanent Injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

          (c) by Ohio Edison, upon two days' prior notice to Centerior, if, as a result of a Takeover Proposal involving Ohio Edison or any of its Significant Subsidiaries, the Board of Directors of Ohio Edison determines in good faith that its fiduciary obligations under applicable law require that such Takeover Proposal be accepted; provided, however, that

             (i) the Board of Directors of Ohio Edison shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, such fiduciary duties would also require the Board to reconsider such commitment as a result of such Takeover Proposal; and

             (ii) prior to any such termination, Ohio Edison shall, and shall cause its respective financial and legal advisors to, negotiate with Centerior to make such adjustments in the terms and conditions of this Agreement as would enable Ohio Edison to proceed with the transactions contemplated herein;

          (d) by Centerior, upon two days' prior notice to Ohio Edison, if, as a result of a Takeover Proposal involving Centerior or any of its Significant Subsidiaries, the Board of Directors of Centerior determines in good faith that its fiduciary obligations under applicable law require that such Takeover Proposal be accepted; provided, however, that

             (i) the Board of Directors of Centerior shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, such fiduciary duties would also require the Board to reconsider such commitment as a result of such Takeover Proposal; and

             (ii) prior to any such termination, Centerior shall, and shall cause its respective financial and legal advisors to, negotiate with Ohio Edison to make such adjustments in the terms and conditions of this Agreement as would enable Centerior to proceed with the transactions contemplated herein;

          (e) by either Ohio Edison or Centerior if the Merger shall not have been consummated before June 30, 1998; provided, however, that the right to terminate the Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date;

          (f) by either Ohio Edison or Centerior if the required approval of the holders of Ohio Edison Common Stock or the holders of Centerior Common Stock shall not have been obtained by reason of the failure to obtain the required approval upon a vote taken at a duly held meeting of shareholders or at any adjournment thereof; or

          (g) by either Ohio Edison or Centerior if any state or Federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel, for such party, of prohibiting the Merger.

     9.2  Effect of Termination.

     In the event of termination of this Agreement by either Centerior or Ohio Edison as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Ohio Edison or Centerior or their respective officers or directors, except

             (i) with respect to Sections 7.4(b), 7.10, 7.11 and 9.5, and

             (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     9.3  Amendment.

     This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the holders of Ohio Edison Common Stock or the holders of Centerior Common Stock but, after any such approval, no amendment shall be made which by law or applicable rule of the NYSE requires further approval by such shareholders without such further approval.

     9.4  Extension; Waiver.

          (a) At any time prior to the Effective Time, the parties hereto, by action duly taken, may, to the extent legally allowed,

             (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

             (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and

             (iii) waive compliance with any of the agreements or conditions contained herein.

          (b) Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     9.5  Termination Fee; Expenses

          (a) Termination Fee Upon Breach. If this Agreement is terminated at such time that this Agreement is terminable pursuant to Section 9.1(b)(i) (other than solely pursuant to a non-curable breach of a representation or warranty unless such breach was willful) by one of the parties but not the other, then the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay, in addition to its own expenses, to the non-breaching party in cash an amount equal to $10 million, plus cash in an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement.

          (b) Additional Termination Fee.

           (i) If

                (A) this Agreement

                    (I) is terminated by any party pursuant to Section 9.1(c) or
               Section 9.1(d), or

                    (II) is terminated by any party pursuant to Section 9.1(f)
               or is terminated as a result of a party's material breach of
               Section 6.5, and

                (B) at the time of such termination or prior to the meeting of such party's shareholders there shall have been a Takeover Proposal with respect to such party or any of its Significant Subsidiaries which at the time of such termination or of the meeting of such party's shareholders shall not have been

                    (I) rejected by such party and its board of directors, and

                    (II) withdrawn by the third-party offeror, and

                (C) within two and one-half years of any such termination described in clause (A) above, the party or its Significant Subsidiary which is the subject of the Takeover Proposal (the "Target Party") becomes a subsidiary of such third-party offeror or a subsidiary of an affiliate of such third-party offeror or accepts a written offer to consummate or consummates a Business Combination with such third-party offeror or affiliate thereof, then such third-party offeror, together with its affiliates, on the one hand, will, at the closing (and as a condition to the closing) of such Target Party so becoming a subsidiary or of such Business Combination, pay to the other party hereto a termination fee equal to $55,000,000 in cash, plus cash in an amount equal to all documented out-of-pocket expenses and fees incurred by such other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement.

             (ii) For purposes of this Agreement, a "Business Combination" shall mean any merger, sale of a material portion of assets or other business combination.

          (c) Rights; Expenses.

             (i) The successful exercise of the rights under this Section 9.5 shall constitute an election of remedies, but the existence of such rights shall not constitute an election of remedies or in any way limit or impair a party's right to pursue any other remedy against the other party to which it may be entitled under this Agreement, at law or in equity, or otherwise.

             (ii) The parties agree that the agreements contained in this
        Section 9.5 are an integral part of the transactions contemplated by the Agreement, that the damages that would be suffered by a party upon breach of this Agreement by the other party are inherently insusceptible of calculation, and that the agreements contained in this Section 9.5 therefore constitute liquidated damages and not a penalty.

             (iii) If one party fails to pay promptly to the other any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

     10.2 Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     10.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or telecopied (with confirmation of receipt) or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or telecopied (with confirmation of receipt) or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

          (a) if to Ohio Edison, to

              Ohio Edison Company
              76 South Main Street
              Akron, OH 44308

              Telecopy: (330) 384-5922
              Telephone: (330) 384-5973

                  Attention: Anthony J. Alexander



              with a copy to

              Winthrop, Stimson, Putnam & Roberts
              One Battery Park Plaza
              New York, NY 10004

              Telecopy: (212) 858-1500
              Telephone: (212) 858-1000

                  Attention: John H. Byington, Jr.




          (b) if to Centerior, to

              Centerior Energy Corporation
             P.O. Box 94661
             Cleveland, Ohio 44101-4661

             Telecopy: (216) 447-2592
             Telephone: (216) 447-3121

                 Attention: Terrence G. Linnert



             with a copy to
             Squire, Sanders & Dempsey
             4900 Key Tower
             Cleveland, OH 44114

             Telecopy: (216) 479-8780
             Telephone: (216) 479-8500

                 Attention: Gordon S. Kaiser

     10.4  Interpretation.

          (a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

          (b) Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (c) The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     10.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     10.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     10.8 No Third Party Beneficiaries. Except as provided in Section 7.13 (which covenants shall be enforceable by the persons affected thereby following the Effective Time), this Agreement (including the documents and the instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     10.9 Governing Law. This Agreement shall be governed and construed in accordance with the internal substantive laws of the State of Ohio without regard to any applicable conflicts of law.

     10.10  Severability.

          (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

          (b) In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     10.11 Publicity. Except as otherwise required by law or the rules of the NYSE, so long as this Agreement is in effect, neither Centerior nor Ohio Edison shall, or shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     10.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     10.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

     10.14 Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     IN WITNESS WHEREOF, Ohio Edison and Centerior have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

CENTERIOR ENERGY CORPORATION                OHIO EDISON COMPANY

By: /s/ ROBERT J. FARLING                   By: /s/ WILLARD R. HOLLAND
    ------------------------------------    ------------------------------------
Name: Robert J. Farling                     Name: Willard R. Holland
Title: Chairman, President                  Title: President and Chief
       and Chief Executive Officer                 Executive Officer

                                                                       EXHIBIT A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                MERGER AGREEMENT

                                  BY AND AMONG

                              OHIO EDISON COMPANY,

                               FIRSTENERGY CORP.

                                      AND

                         OHIO EDISON ACQUISITION CORP.

                             DATED AS OF

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          OHIO EDISON MERGER AGREEMENT

                                                                                       PAGE
                                                                                       ----
  ARTICLE I     Merger of Ohio Edison Acquisition Corp. into Ohio Edison.............  A-1
  ARTICLE II    The Merger -- Manner and Effect of Conversion
                and Exchange.........................................................  A-2
  ARTICLE III   Effective Time of the Merger.........................................  A-2
  ARTICLE IV    Articles of Incorporation............................................  A-3
  ARTICLE V     Regulations..........................................................  A-3
  ARTICLE VI    Directors and Officers of the Surviving Corporation..................  A-3
  ARTICLE VII   Miscellaneous........................................................  A-3

                          OHIO EDISON MERGER AGREEMENT

     THIS MERGER AGREEMENT ("Merger Agreement") is entered into as of
              , 1996, pursuant to Section 1701.78 of the Ohio Revised Code, by and among OHIO EDISON COMPANY, an Ohio corporation ("Ohio Edison"), FIRSTENERGY CORP., an Ohio corporation ("FirstEnergy"), and OHIO EDISON ACQUISITION CORP., an Ohio corporation ("OEAC") (the parties to this Merger Agreement are hereinafter sometimes collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

     WHEREAS, OEAC is a wholly owned subsidiary of FirstEnergy;

     WHEREAS, Ohio Edison and Centerior Energy Corporation, an Ohio corporation ("Centerior") have entered into, and FirstEnergy has approved, an Agreement and Plan of Merger dated September 13, 1996 (the "Reorganization Agreement"), providing for the mergers of OEAC into Ohio Edison and Centerior Acquisition Corp., an Ohio corporation ("CAC"), into Centerior and resulting in Ohio Edison and Centerior becoming subsidiaries of FirstEnergy and the common shareholders of Ohio Edison and Centerior becoming common shareholders of FirstEnergy;

     WHEREAS, the directors of each of the Constituent Corporations have heretofore approved and the shareholders of FirstEnergy have heretofore adopted the Reorganization Agreement and this Merger Agreement;

     NOW, THEREFORE, in consideration of the premises hereof and the mutual agreements contained herein and in the Reorganization Agreement, and in accordance with the laws of the State of Ohio, the Constituent Corporations have agreed, and do hereby agree that, subject to the terms and conditions of this Merger Agreement and the Reorganization Agreement, OEAC shall be merged into Ohio Edison (the "Merger"), which shall be the corporation surviving the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), the outstanding common stock, par value $0.10 per share, of OEAC ("OEAC Common") shall be converted into shares of common stock, par value $9 per share, of Ohio Edison ("Ohio Edison Common") and the outstanding Ohio Edison Common shall be converted into shares of common stock, par value $0.10 per share, of FirstEnergy ("FirstEnergy Common"), and that the terms and conditions of the Merger, the mode of carrying it into effect, and the manner of converting and exchanging shares shall be as follows:

                                   ARTICLE I

                        MERGER OF OEAC INTO OHIO EDISON

     1.1 OEAC shall be merged into Ohio Edison, Ohio Edison shall be the surviving corporation of the Merger, and the Surviving Corporation shall continue to have the name Ohio Edison Company and be governed by the laws of the State of Ohio.

     1.2 The OEAC Common issued and outstanding at the Effective Time, as defined in Article III below, shall thereupon and without more be converted into and become that number of common shares of the Surviving Corporation which shall be equivalent to the aggregate number of shares of OEAC Common outstanding immediately prior to the Effective Time.

     1.3 Each share of Ohio Edison Common issued and outstanding at the Effective Time (excluding any shares of Ohio Edison Common as to which a shareholder of Ohio Edison has perfected rights as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code unless those rights are terminated otherwise than by purchase) shall thereupon and without more be converted into and become one share of FirstEnergy Common.

     1.4 Each share of Ohio Edison preferred stock, $100 par value (the "Ohio Edison $100 Preferred Stock") and Ohio Edison Class A preferred stock, $25 par value (the "Ohio Edison $25 Preferred Stock") that shall be issued and outstanding immediately prior to the Effective Time (and each share of Ohio Edison

$100 Preferred Stock and Ohio Edison $25 Preferred Stock held in the treasury of Ohio Edison at the Effective Time) shall remain unchanged and shall continue to be one share of Ohio Edison $100 Preferred Stock and Ohio Edison $25 Preferred Stock, as the case may be.

                                   ARTICLE II

           THE MERGER -- MANNER AND EFFECT OF CONVERSION AND EXCHANGE

     2.1 Matters Affecting Capital Stock. Those provisions of Article III of the Reorganization Agreement that affect the capital stock and share certificates of OEAC and Ohio Edison and the common stock and related share certificates of FirstEnergy are hereby adopted and incorporated by reference herein.

     2.2 Certain Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of Ohio law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of OEAC shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authorities of a public, as well as of a private, nature of OEAC and Ohio Edison; all obligations belonging to or due OEAC and Ohio Edison shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in OEAC or Ohio Edison shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of OEAC and Ohio Edison shall be preserved unimpaired; and the Surviving Corporation shall be liable for all the obligations of OEAC and Ohio Edison, and any claim existing, or action or proceeding pending, by or against OEAC or Ohio Edison may be prosecuted to judgment with right of appeal as if the Merger had not taken place.

     2.3 Further Assurances. If at any time contemporaneous with or after the Effective Time either the Surviving Corporation or FirstEnergy shall consider it to be advisable that any further conveyances, agreements, documents, instruments and assurances of law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, obligations, powers and franchises of OEAC or Ohio Edison or otherwise to carry out the provisions of this Merger Agreement, the proper directors and officers of the Surviving Corporation or the proper directors and officers of Ohio Edison last in office shall execute and deliver, upon request of either the Surviving Corporation or FirstEnergy, any and all proper conveyances, agreements, documents, instruments and assurances of law, and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, obligations, powers and franchises in the Surviving Corporation and otherwise to carry out the provisions of this Merger Agreement.

     2.4 Effect on Ohio Edison Preferred and Debt Instruments. The Merger shall not have any effect upon the Ohio Edison $100 Preferred Stock and $25 Preferred Stock or upon the bonds, notes and other debt securities of Ohio Edison issued and outstanding immediately prior to the Effective Time, and all such securities shall remain unchanged and shall be the obligations of the Surviving Corporation after the Effective Time.

                                  ARTICLE III

                          EFFECTIVE TIME OF THE MERGER

     If this Merger Agreement is duly adopted by the holders of shares of Ohio Edison Common as provided in the Reorganization Agreement, if the conditions set forth in the Reorganization Agreement are duly satisfied, or waived by Ohio Edison, and if this Merger Agreement has not been terminated pursuant to Section
7.2 hereof, at the time specified in the Reorganization Agreement a certificate of merger, duly executed in accordance with Section 1701.81(A) of the Ohio Revised Code, shall be filed by the Constituent Corporations with the Secretary of State of Ohio. The Effective Time shall be the time at which said certificate of merger is so filed or at such time thereafter as is provided in the certificate of merger.

                                   ARTICLE IV

                           ARTICLES OF INCORPORATION

     The Amended Articles of Incorporation of Ohio Edison, as in effect immediately prior to the Effective Time, shall constitute the "Articles" of the Surviving Corporation within the meaning of Section 1701.01(D) of the Ohio Revised Code and shall remain in effect until thereafter duly altered, amended, or repealed in accordance with the provisions thereof and applicable law.

                                   ARTICLE V

                                  REGULATIONS

     The Regulations of Ohio Edison, as in effect immediately prior to the Effective Time, shall constitute the Regulations of the Surviving Corporation and shall remain in effect until thereafter duly altered, amended, or repealed in accordance with the provisions thereof, the Articles of Incorporation of the Surviving Corporation and applicable law.

                                   ARTICLE VI

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     The directors and officers of Ohio Edison in office at the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time and shall continue in office in accordance with the Articles and Regulations of the Surviving Corporation and applicable law.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Waiver and Amendment. Any Constituent Corporation may, at any time prior to the Effective Time, by action taken by its directors or officers thereunto duly authorized, waive any of the terms or conditions of this Merger Agreement and/or agree to the amendment or modification of this Merger Agreement; provided, however, that after a favorable vote by the shareholders of a Constituent Corporation any such action shall be taken by that Constituent Corporation only if, in the opinion of its directors or officers, such waiver or such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of such party and will not require resolicitation of any proxies from such shareholders.

     7.2 Termination. This Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time as provided in Article IX of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with Article IX thereof, then this Merger Agreement shall simultaneously terminate and the Merger shall be abandoned without further action by the Constituent Corporations. In the event of termination of this Merger Agreement, the directors of the Constituent Corporations shall each direct their officers not to file the certificate of merger in the Office of the Secretary of State of Ohio, notwithstanding favorable action by the shareholders of the respective Constituent Corporations.

     7.3 Limitation on Rights. Except as otherwise specifically provided herein, nothing expressed or implied in this Merger Agreement is intended or shall be construed to confer upon or give any person, firm or corporation, other than the Constituent Corporations and their respective shareholders, any rights or remedies under or by reason of this Merger Agreement or any transactions contemplated hereby.

     7.4 Captions; Governing Law. The captions in this Merger Agreement are for convenience only and shall not be considered a part or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     7.5 Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     IN WITNESS WHEREOF, the parties to this Merger Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have each caused this Merger Agreement to be executed and attested by its President and Secretary.

                                                  OHIO EDISON ACQUISITION CORP.

Attest:                                           By
       ________________________ , Secretary         ________________________ , President

                                                  FIRSTENERGY CORP.

Attest:                                           By
       ________________________ , Secretary         ________________________ , President

                                                  OHIO EDISON COMPANY

Attest:                                           By
       ________________________ , Secretary         ________________________ , President

                                                                       EXHIBIT B
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                MERGER AGREEMENT

                                  BY AND AMONG

                          CENTERIOR ACQUISITION CORP.,

                               FIRSTENERGY CORP.

                                      AND

                          CENTERIOR ENERGY CORPORATION

                      DATED AS OF

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 CENTERIOR ENERGY CORPORATION MERGER AGREEMENT

                                                                                       PAGE
                                                                                       ----
ARTICLE I     Merger of Centerior Acquisition Corporation into
                Centerior Energy Corporation.........................................  B-1
ARTICLE II    The Merger -- Manner and Effect of Conversion
                and Exchange.........................................................  B-2
ARTICLE III   Effective Time of the Merger...........................................  B-2
ARTICLE IV    Articles of Incorporation..............................................  B-2
ARTICLE V     Regulations............................................................  B-3
ARTICLE VI    Directors and Officers of the Surviving Corporation....................  B-3
ARTICLE VII   Miscellaneous..........................................................  B-3

                 CENTERIOR ENERGY CORPORATION MERGER AGREEMENT

     THIS MERGER AGREEMENT ("Merger Agreement") is entered into as of
               , 1996, pursuant to Section 1701.78 of the Ohio Revised Code, by and among CENTERIOR ACQUISITION CORP., an Ohio corporation ("CAC"), FIRSTENERGY CORP., an Ohio corporation ("FirstEnergy"), and CENTERIOR ENERGY CORPORATION, an Ohio corporation ("Centerior") (the parties to this Merger Agreement are hereinafter sometimes collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

     WHEREAS, CAC is a wholly owned subsidiary of FirstEnergy;

     WHEREAS, Ohio Edison Company, an Ohio corporation ("Ohio Edison") and Centerior have entered into, and FirstEnergy has approved, an Agreement and Plan of Merger dated September 13, 1996 (the "Reorganization Agreement"), providing for the mergers of Ohio Edison Acquisition Corp., an Ohio corporation ("OEAC"), into Ohio Edison and CAC into Centerior and resulting in Ohio Edison and Centerior becoming subsidiaries of FirstEnergy and the common shareholders of Ohio Edison and Centerior becoming common shareholders of FirstEnergy;

     WHEREAS, the directors of each of the Constituent Corporations have heretofore approved and the shareholders of FirstEnergy have heretofore adopted the Reorganization Agreement and this Merger Agreement;

     NOW, THEREFORE, in consideration of the premises hereof and the mutual agreements contained herein and in the Reorganization Agreement, and in accordance with the laws of the State of Ohio, the Constituent Corporations have agreed, and do hereby agree that, subject to the terms and conditions of this Merger Agreement and the Reorganization Agreement, CAC be merged into Centerior (the "Merger"), which shall be the corporation surviving the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), the outstanding common stock, par value $0.10 per share, of CAC ("CAC Common") shall be converted into shares of Centerior common stock, without par value ("Centerior Common") and the outstanding Centerior Common shall be converted into shares of common stock, par value $0.10 per share, of FirstEnergy ("FirstEnergy Common"), and that the terms and conditions of the Merger, the mode of carrying it into effect, and the manner of converting and exchanging shares shall be as follows:

                                   ARTICLE I

                          MERGER OF CAC INTO CENTERIOR

     1.1 CAC shall be merged into Centerior, Centerior shall be the surviving corporation of the Merger, and the Surviving Corporation shall continue to have the name Centerior Energy Corporation and be governed by the laws of the State of Ohio.

     1.2 The CAC Common issued and outstanding at the Effective Time, as defined in Article III below, shall thereupon and without more be converted into and become that number of common shares of the Surviving Corporation which shall be equivalent to the aggregate number of shares of CAC Common outstanding immediately prior to the Effective Time.

     1.3 Each share of Centerior Common issued and outstanding at the Effective Time (excluding any shares of Centerior Common as to which a shareholder of Centerior has perfected rights as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code unless those rights are terminated otherwise than by purchase) shall thereupon and without more be converted into and become 0.525 of a share of FirstEnergy Common.

                                   ARTICLE II

           THE MERGER -- MANNER AND EFFECT OF CONVERSION AND EXCHANGE

     2.1 Matters Affecting Capital Stock. Those provisions of Article III of the Reorganization Agreement that affect the capital stock and share certificates of CAC and Centerior and the Common Stock and related share certificates of FirstEnergy are hereby adopted and incorporated by reference herein.

     2.2 Certain Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of Ohio law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of CAC shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authorities of a public, as well as of a private, nature of CAC and Centerior; all obligations belonging to or due CAC and Centerior shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in CAC or Centerior shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of CAC and Centerior shall be preserved unimpaired; and the Surviving Corporation shall be liable for all the obligations of CAC and Centerior, and any claim existing, or action or proceeding pending, by or against CAC or Centerior may be prosecuted to judgment with right of appeal as if the Merger had not taken place.

     2.3 Further Assurances. If at any time contemporaneous with or after the Effective Time either the Surviving Corporation or FirstEnergy shall consider it to be advisable that any further conveyances, agreements, documents, instruments and assurances of law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, obligations, powers and franchises of CAC or Centerior or otherwise to carry out the provisions of this Merger Agreement, the proper directors and officers of the Surviving Corporation or the proper directors and officers of Centerior last in office shall execute and deliver, upon request of either the Surviving Corporation or FirstEnergy, any and all proper conveyances, agreements, documents, instruments and assurances of law, and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, obligations, powers and franchises in the Surviving Corporation and otherwise to carry out the provisions of this Merger Agreement.

     2.4 Effect on Centerior Debt Instruments. The Merger shall not have any effect upon the Centerior bonds, notes and other debt securities of Centerior issued and outstanding immediately prior to the Effective Time, and all such securities shall remain unchanged and shall be the obligations of the Surviving Corporation after the Effective Time.

                                  ARTICLE III

                          EFFECTIVE TIME OF THE MERGER

     If this Merger Agreement is duly adopted by the holders of shares of Centerior Common as provided in the Reorganization Agreement, if the conditions set forth in the Reorganization Agreement are duly satisfied, or waived by Centerior, and if this Merger Agreement has not been terminated pursuant to
Section 7.2 hereof, at the time specified in the Reorganization Agreement a certificate of merger, duly executed in accordance with Section 1701.81(A) of the Ohio Revised Code, shall be filed by the Constituent Corporations with the Secretary of State of Ohio. The Effective Time shall be the time at which said certificate of merger is so filed or at such time thereafter as is provided in the certificate of merger.

                                   ARTICLE IV

                           ARTICLES OF INCORPORATION

     The Amended Articles of Incorporation of Centerior, as in effect immediately prior to the Effective Time, shall constitute the "Articles" of the Surviving Corporation within the meaning of Sec-tion 1701.01(D) of the Ohio Revised Code and shall remain in effect until thereafter duly altered, amended, or repealed in accordance with the provisions thereof and applicable law.

                                   ARTICLE V

                                  REGULATIONS

     The Regulations of Centerior, as in effect immediately prior to the Effective Time, shall constitute the Regulations of the Surviving Corporation and shall remain in effect until thereafter duly altered, amended, or repealed in accordance with the provisions thereof, the Articles of Incorporation of the Surviving Corporation and applicable law.

                                   ARTICLE VI

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     The directors and officers of Centerior in office at the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time and shall continue in office in accordance with the Articles and Regulations of the Surviving Corporation and applicable law.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Waiver and Amendment. Any Constituent Corporation may, at any time prior to the Effective Time, by action taken by its directors or officers thereunto duly authorized, waive any of the terms or conditions of this Merger Agreement and/or agree to the amendment or modification of this Merger Agreement; provided, however, that after a favorable vote by the shareholders of a Constituent Corporation any such action shall be taken by that Constituent Corporation only if, in the opinion of its directors or officers, such waiver or such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of such party and will not require resolicitation of any proxies from such shareholders.

     7.2 Termination. This Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time as provided in Article IX of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with Article IX thereof, then this Merger Agreement shall simultaneously terminate and the Merger shall be abandoned without further action by the Constituent Corporations. In the event of termination of this Merger Agreement, the directors of the Constituent Corporations shall each direct their officers not to file the certificate of merger in the Office of the Secretary of State of Ohio, notwithstanding favorable action by the shareholders of the respective Constituent Corporations.

     7.3 Limitation on Rights. Except as otherwise specifically provided herein, nothing expressed or implied in this Merger Agreement is intended or shall be construed to confer upon or give any person, firm or corporation, other than the Constituent Corporations and their respective shareholders, any rights or remedies under or by reason of this Merger Agreement or any transactions contemplated hereby.

     7.4 Captions; Governing Law. The captions in this Merger Agreement are for convenience only and shall not be considered a part or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     7.5 Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     IN WITNESS WHEREOF, the parties to this Merger Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have each caused this Merger Agreement to be executed and attested by its President and Secretary.

                                                  CENTERIOR ACQUISITION CORP.

Attest:                                           By
       ________________________ , Secretary         ________________________ , President

                                                  FIRSTENERGY CORP.

Attest:                                           By
       ________________________ , Secretary         ________________________ , President

                                                  CENTERIOR ENERGY CORPORATION

Attest:                                           By
       ________________________ , Secretary         ________________________ , President

                                                                     APPENDIX B1
                                                    MCDONALD & COMPANY
                                                      SECURITIES, INC.

                                               MEMBER NEW YORK STOCK EXCHANGE

                                                 McDONALD INVESTMENT CENTER
                                                    800 SUPERIOR AVENUE
                                                 CLEVELAND, OHIO 44114-2603
                                                        216-443-2300

                               SEPTEMBER 13, 1996

PERSONAL AND CONFIDENTIAL
-------------------------

Board of Directors
Ohio Edison Company
76 South Main Street
Akron, OH 44305-1890

     You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, to the holders of the outstanding common shares, par value $9.00 per share (the "Company Common Shares"), of Ohio Edison Company (the "Company") of the exchange ratio at which Company Common shares will be exchanged (the "Company Exchange Ratio") for common shares, $0.10 par value, of FirstEnergy Corp. ("FirstEnergy"), pursuant to the Agreement and Plan of Merger to be dated as of September 13, 1996 (the "Agreement") by and between the Company and Centerior Energy Corporation ("Centerior"), in light of the Centerior Exchange Ratio (as defined below). Pursuant to the Agreement, the Company and Centerior will form FirstEnergy, a holding company. The Company will be merged with a subsidiary of FirstEnergy, and each of the outstanding Company Common Shares will be converted into the right to receive one common share, par value $0.10 per share, of FirstEnergy (the "FirstEnergy Common Shares"). Centerior will be merged into FirstEnergy, and each of the outstanding common shares, no par value, of Centerior (the "Centerior Common Shares") will be converted into the right to receive .525 shares of FirstEnergy Common Shares (the "Centerior Exchange Ratio").

     McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) Annual Reports to shareholders and Annual Reports on Form 10-K of the Company and Centerior for the five years ended December 31, 1995;
(iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Centerior; (iv) certain FERC Forms 1 of the Company and Centerior; (v) certain other communications from the Company and Centerior to their respective shareholders; and (vi) certain internal financial analyses and forecasts of certain operating efficiencies and financial synergies expected to be achieved as a result of the proposed combination, which were prepared jointly by the managements of the Company and Centerior, with the assistance of third party consultants. We also have held discussions with members of the senior management of the Company and Centerior regarding the past and current business operations, financial conditions and future prospects of their respective companies and their analyses of the strategic benefits of the proposed combination, including, without limitation, the amount and timing of realization of the synergies related to the proposed combination. In addition, we have reviewed the reported price and trading activity information for Company Common Shares and Centerior Common Shares, compared certain financial and stock market information for the Company and Centerior with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electric utility industry and performed such other studies and analyses as we considered appropriate.

                                      B1-1

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and Centerior contained in the Agreement. We have not been engaged to verify, nor have we independently attempted to verify, any of such information. We have also relied upon the managements of the Company and Centerior as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements of the Company and Centerior and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of the Company and Centerior. We have not been engaged to assess the achievability of such projections or the assumptions upon which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or Centerior nor have we been furnished with any such evaluation or appraisal. In addition, we have further assumed that obtaining any necessary regulatory or third party approvals for the transaction contemplated by the Agreement will not have an adverse effect on the Company or Centerior.

     It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date, including the value of the Company Common Shares or the Centerior Common Shares at the time of the consummation of the proposed combination. In addition, our opinion is, in any event, limited to the fairness, from a financial point of view, as of the date hereof, to the holders of the Company Common Shares of the Company Exchange Ratio, in light of the Centerior Exchange Ratio, and does not address the Company's underlying business decision to effect the proposed combination or any other terms of the proposed combination.

     We will receive from the Company a fee for rendering this opinion, a significant portion of which is contingent upon the approval of the proposed combination by the holders of the Company Common Shares. The Company has. also agreed to indemnify us under certain circumstances. We have also provided certain investment banking services to the Company and Centerior from time to time, including acting as an underwriter of certain securities offerings, and have received customary compensation for such services. In the ordinary course of our business, we may actively trade securities of both the Company and Centerior for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting held in connection with the proposed combination.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof, the Company Exchange Ratio specified in the Agreement, in light of the Centerior Exchange Ratio, is fair from a financial point of view, to the holders of the Company Common Shares.

                                            Very truly yours,

                                            McDONALD & COMPANY SECURITIES, INC.

                                            By:  /s/ RICHARD D. WEBER
                                               ---------------------------------
                                               Richard D. Weber
                                               Senior Vice President

                                      B1-2

                                                                     APPENDIX B2

                                                              September 13, 1996
                                                                         Revised
                                                                        --------

The Board of Directors
Centerior Energy Corporation
6200 Oak Tree Boulevard
Independence, Ohio 44131

Dear Members of the Board;

     We understand that Centerior Energy Corporation, an Ohio corporation ("Centerior"), and Ohio Edison Company, an Ohio corporation ("Ohio Edison"), have determined to engage in a strategic business combination. The terms and conditions of the business combination are set forth in the Agreement and Plan of Merger, dated as of September 13, 1996 (the "Agreement") between Ohio Edison and Centerior. The Agreement provides for, among other things, (i) the formation of FirstEnergy Corp., an Ohio corporation ("FirstEnergy"), 50% of whose capital stock will be owned by Centerior and 50% of whose capital stock will be owned by Ohio Edison, (ii) the merger of a subsidiary of firstenergy with and into Ohio Edison (the "Ohio Edison Merger"), (iii) the merger of another subsidiary of FirstEnergy with and into Centerior (the "Centerior Merger"), and (iv) immediately after the Centerior Merger, the merger of Centerior with and into FirstEnergy (the "FirstEnergy Merger") (the Ohio Edison Merger, the Centerior Merger and the FirstEnergy Merger together being referred to herein as the "Merger"). Pursuant to the Agreement, each issued and outstanding share of common stock, par value $9 per share, of Ohio Edison ("Ohio Edison Common Stock") will be converted into common stock, par value $0.10 per share, of FirstEnergy ("First Energy Common Stock") at the rate of one share of FirstEnergy Common Stock for each share of Ohio Edison Common Stock (the "Ohio Edison Conversion Number"); and each issued and outstanding share of common stock, without par value, of Centerior ("Centerior Common Stock") will be converted into FirstEnergy Common Stock at the rate of 0.525 shares of FirstEnergy Common Stock for each share of Centerior Common Stock (the "Centerior Conversion Number"). The terms and conditions of the Merger are set forth in more detail in the Agreement. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Agreement.

     We have been requested by Centerior to render our opinion with respect to the fairness, from a financial point of view, to holders of Centerior Common Stock of the Centerior Conversion Number to be offered in the Merger.

     In arriving at our opinion, we have, among other things:

      (1) Reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1995, and the Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996, for Centerior, The Cleveland Electric Illuminating Company and The Toledo Edison Company;

      (2) Reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1995, and the Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996, for Ohio Edison and Pennsylvania Power Company;

      (3) Reviewed certain other filings with the Securities and Exchange Commission and other regulatory authorities made by Centerior, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Ohio Edison and Pennsylvania Power Company during the last three years, including proxy statements, FERC Forms 1, Forms 8-K and registration statements;

                                      B2-1

      (4) Reviewed certain internal information including financial forecasts, relating to the business, earnings, capital expenditures, cash flow, assets and prospects of Centerior and Ohio Edison furnished to us by Centerior and Ohio Edison;

      (5) Conducted discussions with members of senior management of Centerior and Ohio Edison concerning their respective businesses, regulatory environments, prospects and strategic objectives and possible operating, administrative and capital synergies which might be realized for the benefit of FirstEnergy following the Merger;

      (6) Reviewed the historical market prices and trading activity for shares of Centerior Common Stock and Ohio Edison Common Stock and compared them with those of certain publicly traded companies which we deemed to be relevant;

      (7) Compared the results of operations of Centerior and Ohio Edison with those of certain companies which we deemed to be relevant:

      (8) Compared the proposed financial terms of the Merger with the financial terms of certain utility industry business combinations which we deemed to be relevant;

      (9) Analyzed the respective contributions in terms of assets, earnings, cash flow and shareholders' equity of Centerior and Ohio Edison to FirstEnergy;

     (10) Analyzed the valuation of shares of Centerior Common Stock and Ohio Edison Common Stock using various valuation methodologies which we deemed to be appropriate;

     (11) Considered the pro forma capitalization, earnings and cash flow of FirstEnergy;

     (12) Compared the pro forma capitalization ratios, earnings per share, dividends per share and payout ratio of FirstEnergy with each of the corresponding current and projected values for Centerior and Ohio Edison on a stand-alone basis;

     (13) Reviewed the Agreement; and

     (14) Reviewed such other studies, conducted such other analyses, considered such other financial, economic and market criteria, performed such other investigations and taken into account such other matters as we deemed necessary or appropriate for purposes of this opinion.

     In rendering our opinion, we have relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or otherwise furnished or made available to us by Centerior and Ohio Edison and have further relied upon the assurances of management of Centerior and Ohio Edison-that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of Centerior and Ohio Edison (including, without limitation, projected cost savings benefits), we have relied upon the assurances of management of Centerior and Ohio Edison that such projections have been reasonably prepared and reflect the best currently available estimates and judgments of the management of Centerior and Ohio Edison is to the future financial performance of Centerior and Ohio Edison, as the case may be, and as to the projected outcomes of legal regulatory and other contingencies. In arriving at our opinion, we have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Centerior or Ohio Edison, nor have we made any physical inspection of the properties or assets of Centerior or Ohio Edison. We have assumed that the Merger will be treated for Federal income tax purposes, as to Ohio Edison, as a transfer within the meaning of Section 351 (a) of the Internal Revenue Code of 1986, as amended ("the Code"), and the regulations thereunder, and as to Centerior, as a reorganization within the meaning of Section 468 (a) of the Code, and that Centerior, Ohio Edison and shareholders of Centerior and Ohio Edison who exchange their shams solely for FirstEnergy Common Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger. We have also assumed that the Centerior Merger will be accounted for by the purchase method of accounting. You have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of Centerior. Our

                                      B2-2
opinion herein is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     We have acted as financial advisor to Centerior in connection with the Merger and will receive certain fees for, our services. In addition, we, have in the past rendered certain investment banking and financial advisory services to Centerior for which we received customary compensation.

     Our advisory services and the opinion expressed herein are provided for the use of Centerior's Board of Directors in evaluating the Merger and are not provided on behalf of, or intended to confer rights or remedies upon, any stockholder of Centerior, Ohio Edison or any person other than Centerior's Board of Directors. Except for its publication in the Joint Proxy Statement which will be distributed to holders of Centerior Common Stock and Ohio Edison Common Stock in connection with approval of the Merger, our opinion may not be published or otherwise used or referred to without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should act with respect to the Merger.

     Based upon and subject to the foregoing, our experience as investment bankers and other factors we deem relevant, we are of the opinion that, as of the date hereof, the Centerior Conversion Number to be offered in connection with the Merger is fair, from a financial point of view, to the holders of Centerior Common Stock.

                                            Very truly yours,

                                            /s/  Barr Devlin & Co. Incorporated

                                            BARR DEVLIN & CO. INCORPORATED

                                      B2-3

                                                                      APPENDIX C

                                    AMENDED
                           ARTICLES OF INCORPORATION
                                       OF

                               FIRSTENERGY CORP.

                                   ARTICLE I

     The name of the corporation is FirstEnergy Corp. (the "Corporation").

                                   ARTICLE II

     The place in the State of Ohio where the Corporation's principal office is located is the City of Akron, Summit County.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

                                   ARTICLE IV

     A. AUTHORIZED CAPITAL STOCK. The Corporation is authorized to issue 305 million shares of capital stock, consisting of five (5) million shares of preferred stock, with par value of $100 per share ("Preferred Stock"), and 300 million shares of common stock, with par value of $0.10 per share ("Common Stock").

     B. PREFERRED STOCK. The Board of Directors shall have authority to issue Preferred Stock from time to time in one or more classes or series. The express terms of shares of a different series of any particular class shall be identical except for such variations as may be permitted by law.

     C. COMMON STOCK. Subject to any Preferred Stock Designation (as defined herein), the holders of shares of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

                                   ARTICLE V

     The Board of Directors shall be authorized hereby to exercise all powers now or hereafter permitted by law providing rights to the Board of Directors to adopt amendments to these Articles of Incorporation to fix or change the express terms of any unissued or treasury shares of any class, including, without limiting the generality of the foregoing: division of such shares into series and the designation and authorized number of shares of each series; voting rights of such shares (to the extent now or hereafter permitted by law); dividend or distribution rates; dates of payment of dividends or distributions and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of the same series or any other class or series; all as may be established by resolution of the Board of Directors from time to time (collectively, a "Preferred Stock Designation").

                                   ARTICLE VI

     Except as may be provided in any Preferred Stock Designation, the holders of shares of capital stock of the Corporation shall not be entitled to cumulative voting rights in the election of directors.

                                  ARTICLE VII

     Except as may be provided in any Preferred Stock Designation, no holder of any shares of capital stock of the Corporation shall have any preemptive right to acquire any shares of unissued capital stock of any class or series, now or hereafter authorized, or any treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire such shares of capital stock.

                                  ARTICLE VIII

     The Corporation may from time to time, pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire capital stock of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in any Preferred Stock Designation at the time of such purchase or acquisition.

                                   ARTICLE IX

     Subject to any Preferred Stock Designation, to the extent applicable law permits these Amended Articles of Incorporation expressly to provide or permit a lesser vote than a two-thirds vote otherwise provided by law for any action or authorization for which a vote of shareholders is required, including, without limitation, adoption of an amendment to these Articles of Incorporation, adoption of a plan of merger, authorization of a sale or other disposition of all or substantially all of the assets of the Corporation not made in the usual and regular course of its business or adoption of a resolution of dissolution of the Corporation, such action or authorization shall be by such two-thirds vote unless the Board of Directors of the Corporation shall provide otherwise by resolution, then such action or authorization shall be by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal and a majority of the voting power of any class entitled to vote as a class on such proposal; provided, however, this
Article IX (and any resolution adopted pursuant hereto) shall not alter in any case any greater vote otherwise expressly provided by any provision of these Articles of Incorporation or the Code of Regulations. For purposes of these Articles of Incorporation, "voting power of the Corporation" means the aggregate voting power of (1) all the outstanding shares of Common Stock of the Corporation and (2) all the outstanding shares of any class or series of capital stock of the Corporation that has (i) rights to distributions senior to those of the Common Stock including, without limitation, any relative, participating, optional, or other special rights and privileges of, and any qualifications, limitations or restrictions on, such shares and (ii) voting rights entitling such shares to vote generally in the election of directors.

                                   ARTICLE X

     Notwithstanding anything to the contrary contained in these Articles of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Article V, Article VI, Article VII, Article VIII or this Article X; provided, however, that this
Article X shall not alter the voting entitlement of shares that, by virtue of any Preferred Stock Designation, are expressly entitled to vote on any amendment to these Articles of Incorporation.

                                   ARTICLE XI

     Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation in the office of the Secretary of State of Ohio.

                                                                      APPENDIX D

                               FIRSTENERGY CORP.

                                    AMENDED
                              CODE OF REGULATIONS

                              SHAREHOLDER MEETINGS

     1. TIME AND PLACE OF MEETINGS. All meetings of the shareholders for the election of directors or for any other purpose will be held at such time and place, within or without the State of Ohio, as may be designated by the Board of Directors or, in the absence of a designation by the Board of Directors, the Chairman of the Board of Directors, if any (the "Chairman"), the President, or the Secretary, and stated in the notice of meeting. The Board of Directors may postpone and reschedule any previously scheduled annual or special meeting of the shareholders.

     2. ANNUAL MEETING. An annual meeting of the shareholders will be held at such date and time as may be designated from time to time by the Board of Directors, at which meeting the shareholders will elect directors to succeed those directors whose terms expire at such meeting and will transact such other business as may be brought properly before the meeting in accordance with Regulation 9.

     3. SPECIAL MEETINGS. (a) Special meetings of shareholders may be called by the Chairman or the President or by a majority of the Board of Directors acting with or without a meeting or by any person or persons who hold not less than 50% of all the shares outstanding and entitled to be voted on any proposal to be submitted at said meeting. Special meetings of the holders of shares that are entitled to call a special meeting by virtue of any Preferred Stock Designation may call such meetings in the manner and for the purposes provided in the applicable terms of such Preferred Stock Designation. For purposes of this Code of Regulations, "Preferred Stock Designation" has the meaning ascribed to such term in the Articles of Incorporation of the Corporation, as may be amended from time to time.

     (b) Upon written request by any person or persons entitled to call a meeting of shareholders delivered in person or by certified mail to the Chairman, the President or the Secretary, such officer shall forthwith cause notice of the meeting to be given to the shareholders entitled to notice of such meeting in accordance with Regulation 4. If such notice shall not be given within 60 days after the delivery or mailing of such request, the person or persons requesting the meeting may fix the time of the meeting and give, or cause to be given, notice in the manner provided in Regulation 4.

     4. NOTICE OF MEETINGS. Except to the full extent that notice is legally permitted (now or hereafter) to be given by any other form of media, including any form of electronic or other communications, written notice of every meeting of the shareholders called in accordance with these Regulations, stating the time, place and purposes for which the meeting is called, will be given by or at the direction of the Chairman, the President, a Vice President, the Secretary or an Assistant Secretary (or in case of their refusal, by the person or persons entitled to call the meeting under Regulation 3). Such notice will be given not less than 7 nor more than 60 calendar days before the date of the meeting to each shareholder of record entitled to notice of such meeting. If such notice is mailed, it shall be addressed to the shareholders at their respective addresses as they appear on the records of the Corporation, and notice shall be deemed to have been given on the day so mailed. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

     5. INSPECTORS. Inspectors of election may be appointed to act at any meeting of shareholders in accordance with Ohio law.

     6. QUORUM. To constitute a quorum at any meeting of shareholders, there shall be present in person or by proxy shareholders of record entitled to exercise not less than a majority of the voting power of the Corporation in respect of any one of the purposes for which the meeting is called, unless a greater or lesser number is expressly provided for with respect to a particular class or series of capital stock by the terms of any applicable Preferred Stock Designation. Except as may be otherwise provided in any Preferred Stock Designation, the holders of a majority of the voting power of the Corporation represented in person or by proxy at a meeting of shareholders, whether or not a quorum be present, may adjourn the meeting from time to time. For purposes of this Code of Regulations, "voting power of the Corporation" has the meaning ascribed to such term in the Articles of Incorporation of the Corporation, as may be amended from time to time.

     7. VOTING. Except as otherwise expressly provided by law, the Articles of Incorporation or this Code of Regulations, at any meeting of shareholders at which a quorum is present, a majority of the votes cast, whether in person or by proxy, on any matter properly brought before such meeting in accordance with Regulation 9 will be the act of the shareholders. An abstention shall not represent a vote cast. Every proxy must be duly executed and filed with the Secretary. A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing with the Secretary written notice of revocation or a later appointment. The vote upon any question brought before a meeting of the shareholders may be by voice vote, unless otherwise required by law, the Articles of Incorporation or this Code of Regulations or unless the presiding officer otherwise determines.

     8. RECORD DATES. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which will not be less than 7 nor more than 60 calendar days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders will be the date next preceding the day on which notice is given, or, if notice is waived, at the date next preceding the day on which the meeting is held.

     9. ORDER OF BUSINESS. (a) The Chairman, or such other officer of the Corporation designated by a majority of the total number of directors that the Corporation would have if there were no vacancies on the Board of Directors (such number being referred to as the "Whole Board"), will call meetings of shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer of the meeting of shareholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting including, without limitation, by imposing restrictions on the persons (other than shareholders of the Corporation or their duly appointed proxies) who may attend any such shareholders' meeting, by ascertaining whether any shareholder or his proxy may be excluded from any meeting of shareholders based upon any determination by the presiding officer, in his sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings of the meeting, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of shareholders.

     (b) At an annual meeting of the shareholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Chairman, the President, a Vice President, the Secretary or an Assistant Secretary in accordance with Regulation 4, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board, or (iii) otherwise properly requested to be brought before the meeting by a shareholder of the Corporation in accordance with Regulation 9(c).

     (c) For business to be properly requested by a shareholder to be brought before an annual meeting, the shareholder must (i) be a shareholder of the Corporation of record at the time of the giving of the notice for such annual meeting provided for in this Code of Regulations, (ii) be entitled to vote at such meeting, and (iii) have given timely notice thereof in writing to the Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 calendar days prior to the annual meeting; provided, however, that in the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the Corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. Notwithstanding the foregoing provisions of this Code of Regulations, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Regulation 9(c). For purposes of this Regulation 9(c) and Regulation 14, "public announcement" means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or publicly filed by the Corporation with any national securities exchange or quotation service through which the Corporation's stock is listed or traded, or furnished by the Corporation to its shareholders. Nothing in this Regulation 9(c) will be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

     (d) At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chairman, the President, a Vice President, the Secretary or an Assistant Secretary (or in case of their failure to give any required notice, the other persons entitled to give notice) in accordance with Regulation 4 or (ii) otherwise brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board.

     (e) The determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this Regulation 9 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

                                   DIRECTORS

     10. FUNCTION AND QUALIFICATION. (a) Except where the law, the Articles of Incorporation, or this Code of Regulations requires action to be authorized or taken by the shareholders, all of the authority of the Corporation shall be exercised by or under the direction of the Board of Directors.

     (b) In order to qualify for service as a director of the Corporation, within 90 days following election to the Board of Directors in accordance with Regulations 11, 12 and 14, each director will become and will remain the beneficial owner of not less than 100 shares of Common Stock of the Corporation, except where such ownership would be inconsistent with or prohibited by (i) any applicable law, rule, regulation, order or decree of any governmental authority or (ii) any policy, contract, commitment or arrangement authorized by the Corporation.

     11. NUMBER, ELECTION AND TERMS OF DIRECTORS. Except as may be otherwise provided in any Preferred Stock Designation, the number of the directors of the Corporation will not be less than nine nor more than 16 as may be determined from time to time only (i) by a vote of a majority of the Whole Board, or (ii) by the affirmative vote of the holders of at least 80% of the voting power of the Corporation, voting together as a single class. The directors, other than those who may be expressly elected by virtue of the terms of any Preferred Stock Designation, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in size as possible and consisting of not less than three directors in each class, designated Class I, Class II, and Class III. The directors first appointed to Class I will hold office for a term expiring at the annual meeting of shareholders to be held in 1998; the directors first appointed to Class II will hold office for a term expiring at the annual meeting of shareholders to be held in 1999; and the directors first appointed to Class III will hold office for a term expiring at the annual meeting of shareholders to be held in 2000, with the members of each class to hold office until their successors are elected. Except as may be otherwise provided in any Preferred Stock Designation, at each annual meeting of the shareholders of the Corporation, the persons chosen at that meeting to succeed the class of directors whose term expires shall be elected by plurality vote of all votes cast at such meeting and shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Except as may be otherwise provided in any Preferred Stock Designation, directors may be elected by the shareholders only at an annual meeting of shareholders. No decrease in the number of directors constituting the Board of Directors may shorten the term of any incumbent director. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting power of the Corporation present in person or represented by proxy at a meeting of the shareholders at which directors are to be elected.

     12. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as may be otherwise provided in any Preferred Stock Designation, any vacancy (including newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause) may be filled only (i) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director or (ii) by the affirmative vote of the shareholders after a vote to increase the number of directors at a meeting called for that purpose in accordance with this Code of Regulations. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected.

     13. REMOVAL. Except as may be otherwise provided in any Preferred Stock Designation, any director or the entire Board of Directors may be removed only upon the affirmative vote of the holders of at least 80% of the voting power of the Corporation, voting together as a single class.

     14. NOMINATIONS OF DIRECTORS; ELECTION. (a) Except as may be otherwise provided in any Preferred Stock Designation, only persons who are nominated in accordance with this Regulation 14 will be eligible for election at a meeting of shareholders to be members of the Board of Directors of the Corporation.

     (b) Nominations of persons for election as directors of the Corporation may be made only at an annual meeting of shareholders (i) by or at the direction of the Board of Directors or a committee thereof or (ii) by any shareholder who is a shareholder of record at the time of giving of notice provided for in this Regulation 14, who is entitled to vote for the election of directors at such meeting, and who complies with the procedures set forth in this Regulation 14. All nominations by shareholders must be made pursuant to timely notice in proper written form to the Secretary.

     (c) To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 calendar days prior to the annual meeting of shareholders; provided, however, that in the event that public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting. To be in proper written form, such shareholder's notice must set forth or include: (i) the name and address, as they appear on the Corporation's books, of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the shareholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Corporation owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice,
(B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; (v) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (vi) the signed consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of any annual meeting may, if the facts warrant, determine that a nomination was not made in accordance with this Regulation 14, and if he or she should so determine, he or she will so declare to the meeting, and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Regulation 14, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Regulation 14.

     15. RESIGNATION. Any director may resign at any time by giving written notice of his resignation to the Chairman or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time specified in such written notice.

     16. REGULAR MEETINGS. Regular meetings of the Board of Directors may be held immediately after the annual meeting of the shareholders and at such other time and place either within or without the State of Ohio as may from time to time be determined by a majority of the Whole Board. Notice of regular meetings of the Board of Directors need not be given.

     17. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the Chairman or the President on one day's notice to each director by whom such notice is not waived, given either personally or by mail, telephone, telegram, telex, facsimile or similar medium of communication, and will be called by the Chairman or the President, in like manner and on like notice, on the written request of not less than one-third of the Whole Board. Special meetings of the Board of Directors may be held at such time and place either within or without the State of Ohio as is determined by a majority of the Whole Board or specified in the notice of any such meeting.

     18. QUORUM AND VOTE. At all meetings of the Board of Directors, one-third of the total number of directors then in office will constitute a quorum for the transaction of business. Except for the designation of committees as hereinafter provided and except for actions required by this Code of Regulations to be taken by a majority of the Whole Board, the act of a majority of the directors present at any meeting at which a quorum is present will be the act of the Board of Directors. If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time to another time or place, without notice other than announcement at the meeting, until a quorum is present.

     19. PARTICIPATION IN MEETINGS BY COMMUNICATIONS EQUIPMENT. Meetings of the Board of Directors or of any committee of the Board of Directors may be held through any means of communications equipment if all persons participating can hear each other, and such participation will constitute presence in person at such meeting.

     20. COMMITTEES. The Board of Directors may from time to time create an executive committee or any other committee or committees of directors to act in the intervals between meetings of the Board of Directors and may delegate to such committee or committees any of its authority other than that of filling vacancies among the Board of Directors or in any committee of the Board of Directors. No committee shall consist of less than three directors. The Board of Directors may appoint one or more directors as alternate members of any such committee to take the place of absent committee members at meetings of such committee. Unless otherwise ordered by the Board of Directors, a majority of the members of any committee appointed by the Board of Directors pursuant to this Regulation 20 shall constitute a quorum at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing or writings signed by all of its members. Any such committee may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors, and will keep a written record of all action taken by it.

     21. COMPENSATION. The Board of Directors may establish the compensation and expense reimbursement policies for directors in exchange for membership on the Board of Directors and on committees of the Board of Directors, attendance at meetings of the Board of Directors or committees of the Board of Directors, and for other services by directors to the Corporation or any of its subsidiaries. No director that is also an officer or employee of the Corporation shall receive compensation as a director.

     22. BYLAWS. The Board of Directors may adopt Bylaws for the conduct of its meetings and those of any committees of the Board of Directors that are not inconsistent with the Articles of Incorporation or this Code of Regulations.

                                    OFFICERS

     23. GENERALLY. The Corporation may have a Chairman, elected by the directors from among their number, and shall have a President, a Secretary and a Treasurer. The Corporation may also have one or more Vice Chairmen and Vice Presidents and such other officers and assistant officers as the Board of Directors may deem appropriate. If the Board of Directors so desires, it may elect a Chief Executive Officer to manage the affairs of the Corporation, subject to the direction and control of the Board of Directors. All of the officers shall be elected by the Board of Directors. Notwithstanding the foregoing, by specific action, the Board of Directors may authorize the Chairman or the President to appoint any person to any office other than Chairman, President, Secretary, or Treasurer. Any number of offices may be held by the same person, and no two offices must be held by the same person. Any of the offices may be left vacant from time to time as the Board of Directors may determine. In case of the absence or disability of any officer of the Corporation or for any other reason deemed sufficient by a majority of the Board of Directors, the Board of Directors may delegate the absent or disabled officer's powers or duties to any other officer or to any director.

     24. AUTHORITY AND DUTIES OF OFFICERS. The officers of the Corporation shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the Board of Directors, the Chairman or the President regardless of whether such authority and duties are customarily incident to such office.

     25. COMPENSATION. The compensation of all officers and agents of the Corporation who are also members of the Board of Directors of the Corporation will be fixed by the Board of Directors or by a committee of the Board of Directors. The Board of Directors may fix, or delegate the power to fix, the compensation of the other officers and agents of the Corporation to the Chief Executive Officer or any other officer of the Corporation.

     26. SUCCESSION. The officers of the Corporation will hold office until their successors are elected. Any officer may be removed at any time by the affirmative vote of a majority of the Whole Board. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors or by the Chairman or President as provided in Regulation 23.

                                     STOCK

     27. TRANSFER AND REGISTRATION OF SHARES. The Board of Directors shall have authority to make such rules and regulations as they deem expedient concerning the issuance, transfer and registration of shares and may appoint transfer agents and registrars thereof.

     28. SUBSTITUTED CERTIFICATES. Any person claiming a certificate for shares to have been lost, stolen or destroyed shall make an affidavit or affirmation of that fact, shall give the Corporation and its transfer agent or agents a bond of indemnity or other assurance satisfactory to the Board of Directors or a committee thereof or to the President or a Vice President and the Secretary or the Treasurer, whereupon a new certificate may be executed and delivered of the same class and series or type and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

     29. VOTING OF SHARES HELD BY THE CORPORATION. Unless otherwise ordered by the Board of Directors, the President in person or by proxy or proxies appointed by him will have full power and authority on behalf of the Corporation to vote, act and consent with respect to any shares issued by other corporations that the Corporation may own.

     30. OWNERS OF SHARES. The Corporation will be entitled to treat the person in whose name shares are registered on the books of the Corporation as the absolute owner thereof, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation has knowledge or notice thereof, except as expressly provided by applicable law.

                         INDEMNIFICATION AND INSURANCE

     31. INDEMNIFICATION. The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     32. INSURANCE. The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

     33. AGREEMENTS. The Corporation, upon approval by the Board of Directors, may enter into agreements with any persons whom the Corporation may indemnify under this Code of Regulations or under law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Corporation would have the power under law or this Code of Regulations to indemnify any such person.

                                    GENERAL

     34. FISCAL YEAR. The fiscal year of the Corporation will end on the thirty-first day of December in each calendar year or such other date as may be fixed from time to time by the Board of Directors.

     35. SEAL. The Board of Directors may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

     36. AMENDMENTS. Except as otherwise provided by law or by the Articles of Incorporation or this Code of Regulations, these Regulations or any of them may be amended in any respect or repealed at any time at any meeting of shareholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting. Notwithstanding the foregoing sentence or anything to the contrary contained in the Articles of Incorporation or this Code of Regulations, Regulations 1, 3(a), 9, 11, 12, 13, 14, 31 and 36 may not be amended or repealed by the shareholders, and no provision inconsistent therewith may be adopted by the shareholders, without the affirmative vote of the holders of at least 80% of the voting power of the Corporation, voting together as a single class. Notwithstanding the foregoing provisions of this Regulation 36, no amendment to Regulations 31, 32 or 33 will be effective to eliminate or diminish the rights of persons specified in those Regulations existing at the time immediately preceding such amendment.

                                                                      APPENDIX E

     SEC. 1701.85.  PROCEDURE IN CASE OF DISSENTS.

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation [shall promptly](1) return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of

---------------

(1) Act reads "promptly shall"
common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief[ ] (2) and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them [terminate] (3) if any of the following applies:

     (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

---------------

(2) Act contains a comma

(3) Act reads "Terminates"

     (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

     (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

     (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of [a] (4) corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If[,] (5) during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest [that], (6) except for the suspension, would have been payable upon such shares or securities[ ](7) shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions [that],(8) except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

---------------

(4) Act reads "the"

(5) Omitted from Act

(6) Act reads "which"

(7) Act contains a comma

(8) Act reads "which"

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13(E) of the Ohio Statute gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he or she is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he or she reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation's voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of legal counsel not retained by the corporation or any person to be indemnified during the five years preceding the date of determination.

     Section 31 of the FirstEnergy Regulations provides in relevant part as follows:

          "The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of FirstEnergy as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise."

     Section 1701.13(E) of the Ohio Statute provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Ohio Edison and Centerior have insurance covering, subject to certain deductible provisions, their liabilities and expenses which might arise in connection with their lawful indemnification of their directors and officers for certain of such directors' and officers' liabilities and expenses and also covering, subject to certain deductible provisions, their officers against certain other liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
     The following exhibits are filed with or incorporated by reference in this Registration Statement.

   EXHIBIT
   NUMBER
  ---------
      (2)-1   Agreement and Plan of Merger (the "Merger Agreement") between Ohio Edison
              Company ("Ohio Edison") and Centerior Energy Corporation ("Centerior"), dated as of September 13, 1996 (Appendix A to the Joint Proxy Statement/Prospectus
              contained in this Registration Statement (the "Proxy Statement")).
      (2)-2   Merger Agreement by and among Ohio Edison, FirstEnergy Corporation
              ("FirstEnergy") and Ohio Edison Acquisition Corp. (Exhibit A to Exhibit (2)-1
              herein).
      (2)-3   Merger Agreement by and among Centerior Acquisition Corp., FirstEnergy and
              Centerior (Exhibit B to Exhibit (2)-1 herein).
      (3)-1   Form of Amended Articles of Incorporation of FirstEnergy (Appendix C to the
              Proxy Statement).
      (3)-2   Form of Amended Regulations of FirstEnergy (Appendix D to the Proxy Statement).
      (5)     Opinion of Anthony J. Alexander as to the legality of the shares of FirstEnergy
              Common Stock being registered.
      (8)-1   Opinion of Winthrop, Stimson, Putnam & Roberts as to tax matters.
      (8)-2   Opinion of Squire, Sanders & Dempsey L.L.P. as to tax matters.
     (15)-1   Letter from Arthur Andersen LLP, independent accountants for Ohio Edison, regarding Unaudited Interim Financial Information of Ohio Edison.
     (23)-1   Consent of Arthur Andersen LLP, independent accountants for Ohio Edison.
     (23)-2   Consent of Arthur Andersen LLP, independent accountants for Centerior.
     (23)-3   Consent of the counsel referred to in Exhibit (5) herein (contained in Exhibit
              (5) herein).
     (23)-4   Consent of Winthrop, Stimson, Putnam & Roberts (contained in their opinion filed as Exhibit (8)-1).
     (23)-5   Consent of Squire, Sanders & Dempsey L.L.P. (contained in their opinion filed as
              Exhibit (8)-2).
     (23)-6   Consent of McDonald & Company Securities, Inc.
     (23)-7   Consent of Barr Devlin & Co. Incorporated.
     (23)-8   Consent of Morgan Stanley & Co. Incorporated.
     (99)-1   Form of proxy to be used in connection with the Special Meeting of Shareholders of Ohio Edison.
     (99)-2   Form of proxy to be used in connection with the Special Meeting of Shareholders of Centerior.
     (99)-3   Materials used by management to assess potential preliminary synergies.
   P (99)-4   Materials used by management to assess potential preliminary synergies.
   P (99)-5   Materials used by management to assess potential preliminary synergies.
     (99)-6   Rule 437 application to dispense with requirement of filing certain consents.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Each of the undersigned directors and officers of the registrant, individually as such director and/or officer, hereby makes, constitutes and appoints H.P. Burg, N.C. Ashcom, J.H. Byington and M. F. Cusick, and each of them severally, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Commission, this registration statement and any and all amendments, including post-effective amendments, to this registration statement pursuant to the above undertaking, which amendment may make such other changes in the registration statement as the registrant deems appropriate.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio on February 3, 1997.

                                          FIRSTENERGY CORP.

                                          By: /s/  WILLARD R. HOLLAND
                                            ------------------------------------
                                            Willard R. Holland,
                                            President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.*

                              SIGNATURE AND TITLE

/s/ WILLARD R. HOLLAND
-------------------------------
Willard R. Holland,
President and Director
(Principal Executive Officer and Director)

/s/ ROBERT J. FARLING
-------------------------------
Robert J. Farling,
Vice President and Director
(Director)

/s/ H. PETER BURG
-------------------------------
H. Peter Burg,
Treasurer
(Principal Financial and Accounting Officer)

---------------

* Each of the above signatures is affixed as of February 3, 1997.

                               FIRSTENERGY CORP.

                                 EXHIBIT INDEX

                       REGISTRATION STATEMENT ON FORM S-4

     The following exhibits are filed with or incorporated by reference in this Registration Statement.

   EXHIBIT
   NUMBER
  ---------
      (2)-1  Agreement and Plan of Merger (the "Merger Agreement") between Ohio Edison
             Company ("Ohio Edison") and Centerior Energy Corporation ("Centerior") dated as of September 13, 1996 (Appendix A to the Joint Proxy Statement/Prospectus
             contained in this Registration Statement (the "Proxy Statement")).
      (2)-2  Merger Agreement by and among Ohio Edison, FirstEnergy Corporation
             ("FirstEnergy") and Ohio Edison Acquisition Corp. (Exhibit A to Exhibit (2)-1
             herein).
      (2)-3  Merger Agreement by and among Centerior Acquisition Corp., FirstEnergy and
             Centerior (Exhibit B to Exhibit (2)-1 herein).
      (3)-1  Form of Amended Articles of Incorporation of FirstEnergy (Appendix C to the
             Proxy Statement).
      (3)-2  Form of Amended Regulations of FirstEnergy (Appendix D to the Proxy Statement).
      (5)    Opinion of Anthony J. Alexander as to the legality of the shares of FirstEnergy
             Common Stock being registered.
      (8)-1  Opinion of Winthrop, Stimson, Putnam & Roberts as to tax matters.
      (8)-2  Opinion of Squire, Sanders & Dempsey L.L.P. as to tax matters.
     (15)-1  Letter from Arthur Andersen LLP, independent accountants for Ohio Edison, regarding Unaudited Interim Financial Information of Ohio Edison.
     (23)-1  Consent of Arthur Andersen LLP, independent accountants for Ohio Edison.
     (23)-2  Consent of Arthur Andersen LLP, independent accountants for Centerior.
     (23)-3  Consent of the counsel referred to in Exhibit (5) herein (contained in Exhibit
             (5) herein).
     (23)-4  Consent of Winthrop, Stimson, Putnam & Roberts (contained in their opinion filed as Exhibit (8)-1).
     (23)-5  Consent of Squire, Sanders & Dempsey L.L.P. (contained in their opinion filed as
             Exhibit (8)-2).
     (23)-6  Consent of McDonald & Company Securities, Inc.
     (23)-7  Consent of Barr Devlin & Co. Incorporated.
     (23)-8  Consent of Morgan Stanley & Co. Incorporated.
     (99)-1  Form of proxy to be used in connection with the Special Meeting of Shareholders of Ohio Edison.
     (99)-2  Form of proxy to be used in connection with the Special Meeting of Shareholders of Centerior.
     (99)-3  Materials used by management to assess potential preliminary synergies.
   P (99)-4  Materials used by management to assess potential preliminary synergies.
   P (99)-5  Materials used by management to assess potential preliminary synergies.
     (99)-6  Rule 437 application to dispense with requirement of filing certain consents.